SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14D-9
(Amendment No. 2)
Solicitation/Recommendation Statement Under Section 14(d)(4)
of the Securities Exchange Act of 1934

Clark, Inc.
(Name of Subject Company)
Clark, Inc.
(Name of Person(s) Filing Statement)
Common Stock, Par Value $0.01 Per Share
and Associated Preferred Stock Purchase Rights
(Title of Class of Securities)

181457102
(CUSIP Number of Class of Securities)

Thomas M. Pyra
President
Clark, Inc.
102 South Wynstone Park Drive
North Barrington, Illinois 60010
(847) 304-5800
(Name, Address and Telephone Number of Person
Authorized to Receive Notice and Communications
on Behalf of the Person(s) Filing Statement)

With a copy to:
John T. Blatchford, Esq.
Vedder, Price, Kaufman & Kammholz, P.C.
222 North LaSalle Street, Suite 2600
Chicago, Illinois 60601
(312) 609-7500
☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

INTRODUCTION
     This Amendment No. 2 further amends and supplements the Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) of Clark, Inc., a Delaware corporation (the “Company”), relating to the offer by AUSA Merger Sub, Inc., a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of AUSA Holding Company, a Maryland corporation (“Parent”), to purchase all of the outstanding shares of Common Stock (as defined below) of the Company not owned by Purchaser or Parent. Parent is a wholly owned subsidiary of AEGON USA, Inc., an Iowa corporation (“AEGON USA”), which is an indirect wholly owned subsidiary of AEGON N.V., a company organized under the laws of The Netherlands (“AEGON NV”), as amended by Amendment No. 1 to Schedule 14D-9 filed with the Commission on February 16, 2007. Purchaser, Parent, AEGON USA and AEGON NV are sometimes referred to herein collectively as the “AEGON Group” or “AEGON.”
     Any information incorporated by reference in this Amendment No. 2 to Schedule 14D-9 shall be deemed to be modified or superseded for the purposes of this Amendment No. 2 to Schedule 14D-9 to the extent that the disclosures contained herein modify or supersede such information.
Amendments to the Schedule 14D-9
ITEM 3. PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.
(1)	The following text is hereby added after the last paragraph under “—(a) MBO Agreement” under Item 3 of the Schedule 14D-9, page 4.
Subsequent Events Related to MBO Agreement
     Pursuant to the terms of the MBO Agreement, the Company actively solicited other potential buyers for all or any portion of the MBO Businesses following the announcement of the transaction on November 1, 2006. After soliciting over 60 potentially interested purchasers, the Company received one competing proposal for the MBO Businesses, which was from affiliates of a private equity firm (the “Investor Group”) working with Thomas Pyra, the Company’s President and Chief Operating Officer. The Special Committee determined the Investor Group’s proposal was superior to the transaction with C-W Co. under the MBO Agreement. Pursuant to the right of C-W Co. to match any competing bid under the MBO Agreement, C-W Co. countered with a proposal that resulted in the Company entering into a First Amendment (the “First Amendment”), effective as of January 29, 2007, to the MBO Agreement. The First Amendment provided for an increase in the purchase price for the MBO Businesses from $35.4 million to $46.5 million.
     The Special Committee recommended, and the Board of Directors approved, the First Amendment subject to the condition that C-W Co. and Mr. Wamberg deliver to the Special Committee a supplemental letter acknowledging, among other things, the Company’s right to consider and respond to any other proposal or offer that may subsequently be received by the Special Committee or the Board of Directors from any other party.
     After entering into the First Amendment, the Company received a new offer from the Investor Group to purchase the MBO Businesses for $48.5 million. The Company agreed to pay $1 million as a “topping fee” and $0.1 million in expense reimbursements to the Investor Group if the Company accepted an improved offer from another party (including C-W Co., Mr. Wamberg and their affiliates).
     Pursuant to the right of C-W Co. to match any competing bid under the MBO Agreement, C-W Co. countered with a proposal that resulted in the Company entering into a new asset purchase agreement (the “New MBO Agreement”), effective as of February 14, 2007, with C-W Co. and Mr. Wamberg. The New MBO Agreement provides that the purchase price for the MBO Businesses shall be $55.5 million. Because the Company accepted the enhanced offer from C-W Co., $1.1 million of such proceeds was payable to the Investor Group. The Company has been informed that Mr. Pyra may receive up to 20% of the amount paid to the Investor Group after payment of fees and expenses. Other than the revised purchase price, the terms of the New MBO Agreement are substantially similar to the terms of the MBO Agreement, except that the Company has agreed not to solicit, entertain, consider or accept any other offer for the MBO Businesses.
     The information contained under Item 4, subsection (b)(iii), “Certain Post-Execution Activities,” relating to the bid process and results for the MBO Businesses is incorporated herein by reference.

ITEM 4. THE SOLICITATION OR RECOMMENDATION.
(1)	Subsection (b)(i), “Background of the Offer,” under Item 4 of the Schedule 14D-9, beginning on page 8 thereof, is hereby amended in its entirety to read as follows:
     (b) (i) Background of the Offer. Recent financial performance of the Company has been in decline the past few years. Revenue, which is primarily driven by the Company’s distribution of corporate-owned and bank-owned life insurance, has been negatively influenced by legislative and macro-economic factors. The Company’s total revenues have declined over the past several years, from $325.9 million in 2003 to $315.6 million in 2004 and $273.8 million in 2005. Although recently adopted legislation has improved the current environment for sales of the Company’s insurance products, the Company remains subject to continued legislative uncertainties with respect to the tax treatment of such products. In addition, the inverted or relatively flat interest rate yield curve has had a negative effect on sales of such products. These factors have been exacerbated by continued competitive pressures. Revenue from insurance policies that are in force, a measure that the Company believes many investors use to gauge the Company’s performance, has also declined during this period. The Company’s revenues from in force policies declined by 9.3% in 2005 when compared to 2004 revenues, and a further decline was expected in 2006. The Company’s consulting revenue has risen gradually, but not at a pace sufficient to offset declining insurance-based revenue. In addition, the Company’s consulting revenue generally produces a lower profit margin than insurance-based revenue, which has negatively impacted the Company’s cash flow and earnings per share.
     In addition to the weakness of its financial performance, the Company’s earnings vary greatly from quarter to quarter. Basic earnings per share for each consecutive quarter beginning with the quarter ended March 31, 2003 are indicated in the table below:

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
Year	March 31	June 30	September 30	December 31
2006	$0.04	$0.01	$(0.03)	$—
2005	0.06	0.16	0.01	0.37
2004	0.23	0.09	0.08	0.57
2003	0.19	0.11	0.15	0.23
     The Company’s prospective earnings are difficult for research analysts and investors to predict, resulting in a stock price with significant volatility. The Company’s closing prices ranged from $20.70 to $12.41 in 2004, $18.31 to $12.19 in 2005 and $14.06 to $10.48 in 2006 (through October 31, 2006, the day before the Offer and Merger were announced). In addition to earnings and stock price volatility, overall earnings also have trended downward in recent years, notwithstanding an increase in 2004. Basic earnings per share for 2003, 2004 and 2005 were $0.70, $0.98 and $0.60, respectively.
     Because the Company’s businesses are complex and varied and its financial performance is unpredictable and remains subject to uncertainties, management believes that the trading markets have difficulty valuing the Company. Although the Company’s stock price since the Company’s August 1998 initial public offering has outperformed the S&P 500 Index and a peer group of life and property & casualty brokers (the “Insurance Brokers Peer Group”) and a peer group of consulting services/benefits outsourcing companies (the “Consult. & Bus. Services Peer Group”), more recently the Company’s stock price has dropped as financial performance has declined. In particular, for the twelve months ended November 1, 2006, the Company’s stock price decline has become more acute in comparison with these peer groups. The following table shows the one-year performance of the Company’s stock compared to the S&P 500 Index, the Insurance Brokers Peer Group and the Consult. & Bus. Services Peer Group for the twelve months ended November 1, 2006.
Clark’s One-Year Stock Performance

	Beginning Index Value	Ending Index Value
	October 31, 2005	November 1, 2006
Clark, Inc.	100.00%	81.70%
S&P500 Index	100.00	113.32
Insurance Peers Group	100.00	102.91
Consult. & Bus. Services Peer Group	100.00	115.24

     The following table shows the performance of the Company’s stock compared to the S&P 500 Index, the Insurance Brokers Peer Group and the Consult. & Bus. Services Peer Group in the period since its IPO through November 1, 2006:
Company’s Performance since IPO

	Beginning Index Value	Ending Index Value
	August 19, 1998	November 1, 2006
Clark, Inc.	100.00%	138.89%
S&P500 Index	100.00	124.57
Insurance Peers Group	100.00	126.64
Consult. & Bus. Services Peer Group	100.00	100.94
     In addition, the costs of being a public company have dramatically increased and disproportionately affect smaller public companies such as the Company, while at the same time, the Company has not realized as many of the benefits of being a public company as compared to years past.
     In light of the foregoing, senior management and the Board of Directors have, from time to time, discussed and reviewed the Company’s business, strategic direction, performance and prospects. The Board of Directors has also at times discussed with senior management various potential strategic alternatives involving possible acquisitions or business combinations, including considering whether the Company should remain public or should be sold. One of the strategic alternatives that was considered and implemented included expanding into related lines of business and acquiring businesses that would diversify the Company’s core life insurance business and enable it to cross-sell its products and services, as noted in “Subsequent Events” below. Certain of these acquisitions, however, have not provided the expected returns while at the same time have increased the Company’s expenses. Other alternatives previously considered by the Board included stock repurchases. The Board considered the potential for a large and immediate return to investors in deciding to pursue the current transaction with Parent and Purchaser and the MBO Purchaser over these other alternatives.
     Relationship with Parent. Parent is the Company’s single largest stockholder, beneficially owning 2,286,994 shares, or approximately 12.9%, of the Company’s outstanding common stock as of November 1, 2006 (not including 1,460,989 shares subject to Tender Agreements entered into between Parent and each of Tom Wamberg and Thomas Pyra, both executive officers and directors of the Company, as to which Parent may be deemed to have beneficial ownership). Parent is a wholly-owned subsidiary of AEGON USA, a holding company for the U.S. operations of AEGON NV, a major multi-national life insurance and pension organization. Parent and its affiliates have beneficially owned in excess of 5% of the outstanding common stock of the Company since September 2000 when an affiliate of Parent purchased shares in a private placement transaction. Affiliates of Parent acquired from a third party an additional 1,111,155 shares of the Company in November 2002. Later that month, the Company acquired Long, Miller & Associates, LLC (“Long Miller”) for approximately $405 million in cash and stock. Parent owned an approximately 33% equity interest in Long Miller prior to Long Miller’s acquisition by the Company, and Parent received $133.2 million in consideration for its interest in Long Miller. To finance a portion of the purchase price for that acquisition, an affiliate of the Company issued $305 million aggregate principal amount of asset-backed notes (the “Securitization Debt”). Parent purchased approximately $25.9 million aggregate principal amount of such notes, and held approximately $11.9 million aggregate principal amount as of September 30, 2006. See “Special Factors — Section 11. Related Party Transactions; the Company’s Relationship with Parent” in the Offer to Purchase for a description of these and other relationships between the Company and Parent and its affiliates.
     In addition to being the largest stockholder in the Company, Parent and its affiliates also have a long-standing business relationship with the Company. Certain insurance company affiliates of Parent are parties to an Appointment Agreement pursuant to which

Parent’s affiliates have appointed the Company and/or its subsidiaries as agents in connection with the sale of life insurance products. Commission payments from Parent affiliates to the Company or its subsidiaries under the Appointment Agreement in 2004, 2005 and 2006 (through October 31) were approximately $13.5 million, $13.7 million and $11.9 million, respectively.
     AFSG Securities Corporation and Transamerica Life Insurance Company, each of which is an affiliate of Parent, and Clark Securities, Inc., a subsidiary of the Company, are parties to a Selected Broker Agreement in connection with the sale of variable life insurance products. Commission payments to Clark Securities under the Selected Broker Agreement in 2004, 2005 and 2006 (through October 31) were approximately $11.4 million, $7.9 million and $9.0 million, respectively.
     Life Investors Insurance Company of America and Transamerica Life Insurance Company, affiliates of Parent, are parties to an Administrative Services Agreements, dated September 25, 2002, with subsidiaries of the Company pursuant to which the Company’s subsidiaries provide certain marketing, administrative and processing services. Pursuant to these agreements, Life Investors and Transamerica Life paid administrative and processing services fees to subsidiaries of the Company in 2004, 2005 and 2006 (through October 31) of $2.3 million, $2.4 million and $2.4 million, respectively.
     Parent affiliates regularly pay marketing and education meeting sponsorship fees to the Company or its subsidiaries. No such fees were paid in 2004. Fees paid in 2005 were $0.40 million and in 2006 were $0.15 million.
     In connection with the Company’s acquisition of Long Miller in November of 2002, the Company agreed with Parent to designate Robert E. Long, Jr. (a principal of Long Miller prior to its sale to the Company) to serve on the Company’s Board of Directors to fill an existing vacant directorship. The Company also agreed with Parent that once Mr. Long’s term expired in 2005 and so long as Parent held 10% of the outstanding shares of the Company, Parent could recommend a candidate for the Company’s Nominating and Corporate Governance Committee to consider for nomination to the Board of Directors. Mr. Long served as a director until the 2005 Stockholder Meeting when his term expired and he declined to stand for re-election. In 2005, Parent recommended a candidate other than Mr. Long but later withdrew the recommendation due to the declining health of the proposed candidate. At the unanimous recommendation of the Company’s directors, Mr. Long was invited to and did rejoin the Board on January 18, 2006 to fill a vacancy.
     2004 Transaction Discussions with Parent. In January of 2004, the management of the Company and management of Parent began discussing the possibility of Parent acquiring the Company pursuant to a merger agreement. The Company retained Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) in June of 2004 to assist the Company and to provide a fairness opinion in connection with any transaction that might result. During the course of its engagement in 2004, Sandler O’Neill contacted eight prospective purchasers to assist the Board in obtaining the best value for stockholders. Of those prospective purchasers, Parent was the only party interested in pursuing a transaction with the Company. The Company’s Board of Directors formed a special committee in early June of 2004 to consider and negotiate a possible transaction with Parent at that time. Negotiations continued in June of 2004 with Parent proposing an initial price of $24.00 per share. After a number of conversations between Parent management and Company management, the parties were negotiating in a price range between $24.00 and $25.50 per share, representing a premium of between 30% and 36% to the average closing price of the Company’s shares on July 1, 2004. Negotiations continued throughout July 2004, but during that period the Company’s stock price declined and Parent indicated that it would not proceed with the transaction at the proposed price in light of the substantially higher premium that the proposed price represented to the Company’s then current stock price. As a result, the Company’s Board of Directors decided in August of 2004 to discontinue further discussions with Parent regarding a possible transaction.
     Subsequent Events. Since the termination of negotiations in 2004, the Company and Parent and its affiliates continued to conduct business in the ordinary course. Although there were no further formal discussions relating to an acquisition of all or a portion of the Company’s business by Parent until mid-May 2006, there were discussions about the direction of the Company’s business. During this period, the Company acquired a number of new businesses, including Stratford Advisory Group (a company engaged in the business of institutional investment consulting) in October 2005 for $5.9 million, MedEx (a company engaged in the business of providing medical stop loss insurance issued to employers with self-funded healthcare benefit programs) in December 2005 for $5.2 million plus a $3.6 million contingent earnout, and Baden Retirement Plan Services (a company engaged in the business of acting as a third-party administrator for qualified benefit plans) in August 2006 for $8 million. In addition, the Company formed Clark/Benson in January 2006 to acquire companies in the financial planning, wealth transfer and employee benefits markets. James Benson, President of Clark/Benson, became a member of the Company’s Board of Directors at that time. Clark/Benson has not yet generated any revenues and is expected to require significant amounts of capital to execute its business plan. These acquisitions represented expansions beyond the Company’s core business of distributing corporate and bank-owned life insurance, and Parent had from time to time expressed concern and a desire to more fully understand the Company’s strategic direction.

     Peter Gilman, President and Chief Executive Officer of the Extraordinary Markets Group of certain affiliates of Parent, and Tom Wamberg, Chairman of the Board and Chief Executive Officer of the Company, spoke regularly due to the day-to-day business transacted between the Company and certain affiliates of Parent. After the Company started to acquire non-core businesses, Messrs. Gilman and Wamberg discussed, on an informal basis, the direction of the Company’s business. In March and April of 2006, Mr. Gilman expressed concerns to Messrs. Wamberg and Long about the Company’s recent financial performance as well as the expansion into non-core businesses, and the desire of Parent to plan an exit strategy. Mr. Wamberg and Mr. Gilman discussed a number of possible alternatives which included finding a third party buyer for the whole Company, finding a buyer for Parent’s Shares, having the Company buy out Parent’s Shares and having Parent acquire the assets of the Corporate Solutions Group, which generally consists of the bank-owned and corporate-owned life insurance distribution businesses and Clark Securities, Inc., the Company’s broker-dealer subsidiary (collectively, the “Corporate Solutions Group”). The operations of the Corporate Solutions Group, if acquired by Parent, would come within Mr. Gilman’s responsibilities. After Mr. Gilman suggested that if Parent were to acquire the Company, it would want only the assets of Corporate Solutions Group, Mr. Wamberg expressed his view that the whole Company should be acquired. Mr. Gilman then suggested that Parent would buy the Company only if a buyer for the remainder of the Company was found. These conversations did not result in any formal discussions until May 2006.
     Current Transaction Discussions with Parent and Management Purchasers. In early May 2006, Mr. Long, on his own initiative, arranged a meeting among himself, Patrick S. Baird, Chairman of the Board, President and Chief Executive Officer of AEGON USA, and Mr. Wamberg. Mr. Long arranged the meeting to provide an opportunity for Mr. Wamberg to address Parent’s previously expressed concerns regarding the strategic direction of the Company. When Mr. Long contacted Mr. Baird to arrange the meeting, Mr. Baird advised Mr. Long that Parent was considering selling its ownership stake in the Company, or purchasing a portion of the Company’s business.
     After Mr. Long contacted Mr. Wamberg to arrange the meeting and advised Mr. Wamberg of Parent’s possible interest in purchasing a portion of the Company’s business, Mr. Wamberg contacted Sandler O’Neill to discuss certain issues, including potential transaction structures pertaining to a possible sale of some or all of the Company to Parent. Although Sandler O’Neill was not formally engaged by the Company at that point in time, Mr. Wamberg contacted Sandler O’Neill because of its familiarity with the Company and its businesses resulting from its role as the Company’s financial adviser during and since 2004.
     Mr. Baird, Mr. Long and Mr. Wamberg met on May 17, 2006. The participants discussed the direction of the Company’s bank-owned and corporate-owned life insurance business and the relationship between Parent and the Company in general. Mr. Baird stated that Parent had an interest in purchasing the Company, but indicated that Parent was interested only in the Company’s Corporate Solutions Group. Mr. Wamberg and Mr. Baird discussed the fact that, if Parent were interested solely in the Corporate Solutions Group, a separate buyer would have to be found for the other businesses of the Company not including the Corporate Solutions Group, but including the Company’s corporate staff and facilities (collectively, the “MBO Businesses”), preferably in a single transaction. Mr. Wamberg indicated that it was possible that he could form a management group to purchase the other businesses, but that was far from guaranteed. Mr. Baird inquired as to what value Mr. Wamberg would expect the stockholders to realize. Mr. Wamberg indicated his preliminary expectation that an appropriate price for the entire Company might be a minimum of approximately $19.00 to $20.00 per share. Mr. Wamberg expressed concern with respect to splitting the Company and the impact to employees, clients and stockholders. Mr. Wamberg also stressed that any actions taken would have to have a very high probability of leading to a completed transaction. The meeting ended with Mr. Baird advising that he would give some thought to what Parent would be willing to pay for the Corporate Solutions Group.
     On May 18, 2006, Mr. Wamberg contacted Mr. Gilman and reiterated his view that the price Parent should pay for the Company should be $19 to $20 per share. Because the business of the Corporate Solutions Group, if acquired by Parent, would be under Mr. Gilman operationally, Mr. Gilman was consulted by Parent’s negotiation team and Mr. Wamberg throughout the process. However, the negotiations regarding the proposal generally were not conducted through Mr. Gilman. However, Mr. Gilman expressed his desire that Mr. Wamberg continue selling insurance products for Parent’s affiliates after any transaction, but no specific arrangement was discussed.
     On May 26, 2006, Mr. Gilman contacted Mr. Wamberg to ask if Parent could begin to review certain documentation of the Company as part of Parent’s “due diligence” process. Mr. Wamberg responded that no significant amount of due diligence information would be made available to Parent unless a formal proposal was put forth by Parent.
     On June 8, 2006, Mr. Kurt Laning, Chief Actuary of Clark Consulting, the Company’s primary operating subsidiary, met with Mr. Gilman, James Beardsworth, President of Parent, and other employees of Parent in Cedar Rapids, Iowa. The discussions related to general business conditions and a review of Parent’s modeling assumptions that could be used by it to prepare a formal proposal for a purchase of the

Corporate Solutions Group. In subsequent discussions between Messrs. Gilman and Wamberg, Mr. Wamberg continued to express his view that Parent should value the Company, in a stock purchase transaction, in the range of $19 to $20 per share.
     On June 22, 2006, Mr. Gilman contacted Mr. Wamberg and advised that Parent would consider paying up to $17 per share for the assets of the Corporate Solutions Group, subject to due diligence review. Mr. Wamberg said that the amount was not sufficient and the structure of the deal was not agreeable to the Company. The asset sale structure would create adverse tax consequences that would significantly reduce the transaction proceeds available to the Company’s stockholders.
     From June 22, 2006 through the date of a July 25, 2006 Board meeting, Mr. Wamberg and Mr. Gilman had several additional conversations about a possible Parent offer. Mr. Long and Mr. Gilman also had conversations, but no new proposal was provided to the Company.
     On July 25, 2006, during a regularly scheduled meeting of the Board of Directors, an executive session of the independent directors was convened by Mr. Seidman, Dr. Pohlman, Mr. Dalton and Mr. Guenther. Mr. Wamberg and Mr. Long were present by invitation. Mr. Long advised those in the meeting of Parent’s interest in purchasing the Company’s Corporate Solutions Group. Mr. Long indicated that if a separate buyer could be found to purchase the businesses Parent did not want, the purchase price for those businesses might be combined into a total purchase price for the entire Company, and that Parent might pay up to $19 a share, including the proceeds from Parent’s purchase of the Corporate Solutions Group and the proceeds from the sale of the Company’s other businesses. Mr. Long was asked to informally explore Parent’s level of interest. The independent directors suggested that Mr. Long inform Parent that if it was seriously interested in purchasing the Company’s Corporate Solutions Group, it should make an offer in writing.
     The Board of Directors was not made aware of Parent’s possible interest in purchasing the Company’s Corporate Solutions Group prior to the July 25th Board meeting as that was the first regularly scheduled meeting of the Board of Directors since the meeting between Messrs. Baird, Long and Wamberg on May 17, 2006 where the current transaction was first discussed. In light of the preliminary and uncertain nature of the discussions, and particularly in light of Parent’s abandonment of discussions at a relatively advanced stage of negotiations in 2004, Mr. Wamberg did not believe that the matter warranted a special meeting of the Board of Directors or otherwise warranted discussion by the Board of Directors prior to the regularly scheduled July 25, 2006 Board meeting.
     Shortly after the July 25, 2006 Board meeting, Mr. Long contacted Mr. Gilman to advise him that if Parent was seriously interested in pursuing a transaction, it should make an offer in writing.
     Mr. Wamberg continued to discuss with Sandler O’Neill various matters relating to the proposed transaction with Parent and how to structure an additional transaction including those businesses Parent did not seek to purchase. In addition, Mr. Wamberg spoke several times with Mr. Gilman between the July 25 Board meeting and August 15, primarily to reiterate his view that Parent should pay $19.00 per share to acquire the Company. Mr. Wamberg also initiated discussions during this period with James Benson, President of the Company’s Clark/Benson business, Kenneth Kies, head of the Company’s Federal Policy Group, and Joseph Rich, President of Pearl Meyer & Partners, regarding whether they would be interested in working for the MBO Businesses if Mr. Wamberg sustained an effort to acquire them and whether any of them would be interested in providing equity for such an acquisition. The discussions took place from the conclusion of the July 25 Board meeting through the end of September. Mr. Wamberg initiated similar discussions with Mr. Pyra, Chief Operating Officer of the Company, in October 2006.
     On August 15, Mr. Gilman informed Mr. Wamberg that a letter of intent would be sent to the Company the next day.
     On August 16, 2006, an affiliate of Parent delivered a Letter of Intent (the “August 16 Letter”) to Mr. Wamberg with respect to a proposed purchase by Parent of the Company’s Corporate Solutions Group. The August 16 Letter reflected Parent’s strong preference to purchase the assets comprising the Corporate Solutions Group, but reflected its willingness to consider structuring the transaction as a purchase of all of the outstanding stock of the Company. To address Parent’s concerns that the price paid would not represent an excessive premium over the prevailing market price of the Company’s stock, the August 16 Letter proposed a purchase price for the Corporate Solutions Group equal to a 33% premium over the rolling average of the Company’s closing stock price during the 30 trading days prior to the date the proposed transaction would be announced, subject to a minimum of $14.00 and a maximum of $16.00 per share. The August 16 Letter contained an exclusivity clause that prohibited the Company from engaging in acquisition or business combination discussions with other persons while the letter remained in effect. The proposal did not contain a financing contingency related to the Corporate Solutions Group, stating that the purchase price would be paid from available funds or funds obtained from Parent’s ultimate parent company.

     The August 16 Letter contemplated that the MBO Businesses would be sold simultaneously with Parent’s acquisition of the Corporate Solutions Group. Based on Mr. Wamberg’s statement at the May 17 meeting that it was possible he would lead a management group in acquiring the MBO Businesses, the August 16 Letter assumed that a management group led by Mr. Wamberg (the “Management Purchasers”) would be purchasing the MBO Businesses. Any consideration received from the sale of the MBO Businesses would be paid by Parent to stockholders as additional consideration. The August 16 Letter also specified that consistent with Parent’s desire to purchase assets, the Management Purchasers would assume the obligation to pay management separation costs payable under any and all employment agreements, bonus plans, phantom stock plans, stock option plans or similar compensation arrangements or other agreements with change of control provisions, whether related to personnel of the Corporate Solutions Group or the MBO Businesses (collectively, “Management Separation Costs”).
     On August 17, Mr. Wamberg contacted Mr. Gilman to express his view that the price offered in the August 16 letter was too low and that he had expected a price that would result in total consideration for Stockholders of $19 per share. From August 17, 2006 through August 28, 2006, Mr. Wamberg and Mr. Gilman spoke several times about the proposed price and Mr. Wamberg’s view that Parent should assume the Management Separation Costs of at least the employees of the Corporate Solutions Group. Mr. Wamberg also spoke occasionally with Sandler O’Neill about the possible transactions.
     On August 28, 2006, Mr. Wamberg suggested to Mr. Gilman that the price range in the August 16 Letter be adjusted to $14.00 to $17.00 per share. He also requested that Parent assume the Management Separation Costs associated with the employees of the Corporate Solutions Group, and that the Management Purchasers should assume the Management Separation Costs associated with employees of the MBO Businesses.
     On August 29, 2006, Parent delivered to Mr. Wamberg an amendment to the August 16 Letter (the “August 29 Letter”). The August 29 Letter increased to $17.00 the maximum price Parent was willing to pay for the Corporate Solutions Group (not including proceeds from the sale of the MBO Businesses) so that the price range proposed was $14.00 to $17.00 per share. The August 29 Letter also proposed that Parent assume the reasonable and customary Management Separation Costs with respect to employees assigned to the Corporate Solutions Group (the “Corporate Solutions Separation Costs”), but the total of these costs, together with the purchase price derived from the price formula, would be subject to the maximum price of $17.00 per share, not including proceeds from the sale of the MBO Businesses. The August 29 Letter also reflected Parent’s proposal that the Management Purchasers would assume all Management Separation Costs with respect to employees assigned to the MBO Businesses (“MBO Separation Costs”) as well as any Management Separation Costs associated with the Corporate Solutions Group that are not reasonable and customary.
     On August 30, Mr. Long contacted Mr. Baird to discuss the August 29 Letter, particularly Parent’s assumption of the Management Separation Costs and an increase in the number of trading days in the calculation of the rolling average closing stock price from 30 to 45. Mr. Long also contacted Mr. Gilman to inform him of his discussions with Mr. Baird.
     On August 31, Sandler O’Neill and Mr. Wamberg spoke with Mr. Beardsworth, Matthew F. O’Rourke, Acquisitions Manager of Parent, and Craig D. Vermie, Parent’s General Counsel, to discuss the transaction. Parent made clear that it would not proceed with any transaction in which Parent would own any part of the MBO Businesses for any period of time. Among others, the issues discussed included (i) whether the sale of the MBO Businesses would be completed before or after Parent’s purchase of the Company and the manner of distributing the proceeds from such transaction to the Company’s stockholders; (ii) whether indebtedness incurred by the Company in connection with or related to the Corporate Solutions Group would be assumed by Parent as part of a transaction; (iii) Parent’s request that the Company negotiate with Parent on an exclusive basis for a period of time to allow Parent to conduct due diligence and reach a definitive agreement; (iv) the payment of Management Separation Costs, including cash payments to holders of stock options; (v) an expansion of the average stock price reference period for determining the price, and (vi) Parent’s request for the purchaser of the MBO Businesses to provide services to the Company for a transition period following the consummation of a transaction. The Company would not agree to grant exclusivity to Parent at that time and Parent would not agree to assume debt or Management Separation Costs other than obligations associated with the Corporate Solutions Group, citing its desire all along to structure the deal as an asset purchase.
     On September 1, 2006, Parent delivered to Mr. Wamberg a revised Letter of Intent (the “September 1 Letter”). The September 1 Letter continued to indicate Parent’s strong preference for an asset purchase but indicated a willingness to consider a merger or other agreed transaction structure. The September 1 Letter also revised the reference period for determining the 33% premium to a 40-day average from the previously proposed 30-day average and specified that Parent’s proposal included assumption by Parent of the following obligations, in each case only to the extent such indebtedness was incurred to fund the Corporate Solutions Group:
•	the Securitization Debt (of which approximately $241.2 million was outstanding as of September 30, 2006);

•	the indebtedness incurred pursuant to the Company’s revolving credit facilities (of which approximately $13.0 million was outstanding as of September 30, 2006); and

•	the Company’s obligations related to its Trust Preferred Securities (of which $45.0 million was outstanding as of September 30, 2006).
     In addition to the Corporate Solutions Separation Costs, the September 1 Letter further provided that Parent would pay to holders of vested options (excluding members of the Board of Directors and the Management Purchasers) an amount equal to the excess of the per share consideration over the exercise price of the options.
     In addition, the September 1 Letter specifically proposed that the Management Purchasers would assume:
•	Approximately $2.4 million of indebtedness owed to the party from whom the Company purchased one of the segments of the MBO Businesses and any other debt incurred for the benefit of the MBO Businesses;

•	MBO Separation Costs;

•	Management Separation Costs with respect to employees assigned to Corporate Solutions but which are not reasonable and customary; and

•	Approximately $3 million in costs associated with the payment of the in-the-money value of stock options held by members of the Board of Directors and the Management Purchasers.
     The September 1 Letter also specified that Parent expected the Management Purchasers to purchase the MBO Businesses immediately prior to Parent’s purchase of the Company. The proceeds from the sale of the MBO Businesses, net of any tax expense, would then be paid to the Company’s stockholders in the form of a dividend. The September 1 Letter also provided an exception to the exclusivity clause that would permit the Company to consider other proposals that the Company’s Board, in good faith, determined to be superior to Parent’s offer.
     The September 1 Letter was given to the Board of Directors and a telephonic meeting was convened later that day. At that meeting, a representative of Sandler O’Neill and Mr. Wamberg discussed Parent’s September 1 Letter. Mr. Wamberg informed the Board that Parent indicated that its interest in acquiring the Corporate Solutions Group was conditioned on the need for a separate buyer to purchase the MBO Businesses. Mr. Wamberg indicated that while he would have no objection to a third party acquiring the MBO Businesses, he would form a management group to purchase the MBO Businesses in order to satisfy the Parent requirement for a separate purchaser.
     As described to the Board, Parent’s proposal would result in a purchase price for the Corporate Solutions Group of $15.83 per share (based on the 40-day average closing price for the period ending September 1 of $11.90 per share). Mr. Wamberg proposed a gross purchase price of $2 per share for the MBO Businesses. At this time, management and Sandler O’Neill had developed a preliminary estimate of the MBO Separation Costs and other costs to be assumed as outlined in the September 1 Letter which would be deducted in arriving at the net proceeds for the Company’s stockholders. As a result, the total price to be paid to stockholders was estimated to be approximately $16.50 per share. Sandler O’Neill advised that this would represent an approximately 39% premium to the average closing price of the Company’s shares for the 40-day period ending September 1, 2006. Sandler O’Neill advised that such a premium compared with a median premium over the pre-announcement stock price of approximately 20% for all financial services transactions with a deal size between $250 million and $750 million announced since January 1, 2005 and a median premium of approximately 16% for all insurance company transactions announced since January 1, 2000.
     The Board discussed with Company counsel the Board’s fiduciary duties and its expectation that the Board would have the opportunity to consider other proposals for a purchase of the Corporate Solutions Group and the MBO Businesses. The Board also expected to receive an appropriate fairness opinion and to establish a special committee to deal with these transactions. The Board of Directors instructed management and Sandler O’Neill to research and quantify the indebtedness of the Company related to the Corporate Solutions Group and the MBO Businesses, Management Separation Costs and other matters in order to prepare a counter proposal in the range of $17 per share for the Corporate Solutions businesses plus $2 per share from management for the MBO Businesses to be considered by the Board.

     Sandler O’Neill’s representative spoke with Mr. Beardsworth, President of Parent, to clarify questions about the September 1 Letter. Substantial information was prepared by the Company and reviewed by Sandler O’Neill concerning the tax basis of the Corporate Solutions Group assets and the MBO Businesses, Management Separation Costs and other data to better gauge the value to stockholders reflected in the September 1 Letter and to prepare the counter proposal.
     On September 2, 2006, Mr. Long and a representative of Sandler O’Neill spoke with Mr. Baird about Parent assuming a greater portion of Management Separation Costs. Mr. Baird informed them that the total of the payments to stockholders by Parent, plus any assumed costs and liabilities, could not exceed the maximum limit of $17.00 per share under any circumstances.
     On September 3, 2006, a representative of Sandler O’Neill spoke with Mr. Beardsworth and discussed certain points resulting from the Company’s review of the September 1 Letter. These discussions related to Management Separation Costs, the tax basis of the assets to be sold to the Management Purchasers, the issue of the Company agreeing to negotiate exclusively with Parent, and access to personnel in connection with Parent’s due diligence review.
     On September 5, 2006, a Board of Directors meeting was held telephonically at which Sandler O’Neill reviewed its written presentation to the Board of Directors regarding the September 1 Letter. Sandler O’Neill informed the Board of Directors that according to Mr. Baird, Parent was unwilling to consider any change to its price formulation or increase in price range. A condition to Parent’s offer was the Company obtaining an agreement to purchase the MBO Businesses. Sandler O’Neill explained to the Board of Directors the currently proposed structure as well as the alternative of an asset sale to Parent. Sandler O’Neill further explained the conclusion reached by the Company’s external tax advisors and the Company’s management that an asset sale would be inefficient from a tax perspective.
     Sandler O’Neill reviewed a calculation of the potential purchase price using three different prices: the top of Parent’s proposed range ($17.00 per share), the bottom of Parent’s proposed range ($14.00 per share) and the 40-day trading average at September 1 of $11.90 plus a 33% premium. Based on the terms of the September 1 Letter, Parent would pay $281 million for the Corporate Solutions Group. The Management Purchasers would pay $35 million for the MBO Businesses with a deduction of $25 million for the MBO Separation Costs and other costs it would assume resulting in a net of $10 million. In all, these transactions would result in a payment of $16.50 per share to the stockholders. This would represent a 43% premium over the Company’s stock price one month prior to the date of the presentation.
     Sandler O’Neill also reviewed some valuation information with respect to the Company, including an analysis of comparable publicly traded companies, comparable acquisitions and a discounted cash flow analysis. The Board considered that Sandler O’Neill’s analysis reflected that the overall terms of the proposed transactions were favorable to the Company’s stockholders as compared with recent comparable transactions and the Company’s recent stock price.
     The Board discussed the proposed terms of the purchase of the MBO Businesses by Mr. Wamberg and certain other members of the Company’s management. The Board discussed in particular the Management Separation Costs, the value of the MBO Businesses, tax issues related to a sale of the MBO Businesses, the corporate overhead costs that would be included with the MBO Businesses, the operating costs of Clark/Benson and the contingent earn-out payments due to certain entities within the MBO Businesses. Such contingent earn-out payments total approximately $3.5million payable through 2013 to the prior owners of certain of the MBO Businesses. Mr. Wamberg discussed his proposal, treatment of the MBO Separation Costs, and his expectation that the Company would want the opportunity to solicit other offers. Mr. Wamberg commented that it was his expectation that the Company would be free to solicit other purchasers of the MBO Businesses between the time the Management Purchasers entered into an agreement to buy the MBO Businesses and the time Parent acquired the Company’s shares.
     Counsel for the Company discussed the Board’s fiduciary duties and appropriate procedures for considering and acting upon these proposed transactions. The Board considered the current status of transaction discussions and the fact that the prospective purchaser of the Corporate Solutions Group was the Company’s largest stockholder, and the prospective purchaser of the MBO Businesses was a group comprised of members of the Company’s management team. In light of the foregoing, the Board of Directors formed a special committee of its independent directors (the “Special Committee”) to consider and negotiate any transaction that might be undertaken by the Company with Parent, Mr. Wamberg and other members of the Company’s management. The Company’s five independent directors, William Seidman, Randolph Pohlman, George Dalton, Kenneth Guenther and Richard Lappin, were appointed to the Special Committee. No member of the Special Committee is employed or affiliated with the Company, other than in his capacity as a director of the Company, and no such member is or is expected to become an affiliate of, or has or is expected to acquire any equity or other interest in, Parent or any entity organized for the purpose of acquiring assets of the Company.

     The Special Committee was authorized by the Board of Directors to receive, review, investigate and evaluate all information relating to the proposed transactions, to negotiate with Parent, Mr. Wamberg and other possible parties the terms of the proposed transactions, including the price, to retain its own advisors and to make recommendations to the stockholders and the Board regarding the proposed transactions. While the retention of its own advisors would be entirely at the discretion of the Special Committee, the Board discussed Mr. Wamberg’s concerns as to whether it was necessary, at that point in time, to incur the additional substantial expense of separate advisers to the Special Committee until the transactions appeared more likely to proceed. In particular, the Board considered the expense related to the proposed transaction with Parent which was abandoned in 2004.
     After the September 5, 2006 meeting of the Board of Directors adjourned, the Special Committee held its first meeting at which time it unanimously designated Dr. Pohlman as Chairman of the Special Committee. The members of the Special Committee discussed with the Company’s legal counsel the Special Committee’s fiduciary duties to represent the interests of the unaffiliated stockholders of the Company and to negotiate the best transaction available under the circumstances. In light of the considerations discussed at the preceding Board meeting, the Special Committee decided to defer the retention of separate legal and financial advisors until such time as the transactions appeared more likely to proceed.
     On September 6, 2006, at the direction of the Special Committee, Sandler O’Neill informed Mr. Beardsworth of Parent that a Special Committee of the Board had been formed and, due to the complexity of the deal, the Special Committee would take several days to review the potential transaction. In the meantime, the Special Committee wanted to discuss and clarify tax issues surrounding the structure. The next day, Parent requested a written response from the Company acknowledging the proposal and the price range and granting Parent a 60-day exclusive period in which the Company would agree not to engage in discussions with other potential bidders. The Sandler O’Neill representative informed Mr. Beardsworth that the Company would provide a draft confidentiality and exclusivity letter that would allow Parent to perform confirmatory due diligence.
     Over the next week, various discussions took place by phone and in person among Messrs. Wamberg, Long, representatives of Sandler O’Neill and representatives of Parent regarding the tax attributes of the Company and the transaction. As instructed by the Special Committee, the purpose of these discussions was to quantify the tax attributes with a view to engaging in further negotiations for a higher price. During these discussions, Parent explained that its offer already reflected these tax attributes.
     On September 11, 2006, the Special Committee met telephonically to consider Sandler O’Neill’s analysis of certain valuation and tax issues. Sandler O’Neill indicated that Company management and Sandler O’Neill had spent the previous several days speaking to Parent about the effect of the transaction on the Company from a tax standpoint and Parent’s expected tax benefits as a result of the proposed transaction. Sandler O’Neill summarized the transaction structures, and particularly the anticipated tax benefits to Parent as a result of the transaction. Sandler O’Neill had sought to have Parent reflect the value of such tax benefits by increasing the proposed purchase price. The Special Committee directed Sandler O’Neill to continue preparation of a counter proposal to Parent’s September 1, 2006 proposal. The Special Committee also discussed valuation issues related to the MBO Businesses and decided to require a firm commitment by management to purchase the MBO Businesses if the entire transaction were to move forward.
     Also on September 11, 2006, Mr. Long and a representative of Sandler O’Neill and Mr. Long contacted Mr. Baird regarding the September 1 Letter. Mr. Baird reiterated that the offer price formulation and maximum price were firm.
     On September 12, 2006, Mr. Benson, Mr. Long and Mr. Baird met to discuss the prospect of Parent or one of its affiliates providing financing to Clark/Benson following its acquisition by the Management Purchasers and completion of the transactions. Mr. Baird advised Mr. Benson to contact Mr. Gilman with respect to the possibility of Parent or one of its affiliates providing such financing.
     On September 13, 2006, the Board of Directors, followed by the Special Committee, met telephonically to discuss the proposed counter-offer to Parent.
     The Board considered the terms of a counterproposal, including:
•	Total per share consideration of $19.00 per share representing a 67% premium over the Company’s then current stock price, consisting of $17.00 from Parent plus $2.00 per share from the Management Purchasers for the MBO Businesses;

•	Parent to assume all Management Separation Costs;

•	Parent to pay all transaction costs that would be incurred by the Company; and

•	Parent to retain all tax benefits generated by the transaction or otherwise attributable to the Company.
     Sandler O’Neill advised the Board of its discussions with Parent proposing that Parent assume all Management Separation Costs (rather than deducting the MBO Separation Costs from the amount to be paid to stockholders in the form of a lower per share price) in light of potentially substantial tax benefits to Parent from the transaction. Sandler O’Neill also advised the Board that, in its assessment, Parent would not agree to assume such costs and might terminate discussions over this issue. A Sandler O’Neill representative reported to the Board that Parent indicated to Sandler O’Neill that Parent would not be interested in the MBO Businesses and would not proceed without a purchaser for those businesses. The Board considered the need to obtain a commitment for the purchase of the MBO Businesses in order that the proposed transaction with Parent could proceed. At this point, the Board meeting was adjourned and the Special Committee convened its meeting.
     The Special Committee discussed the proposed aggregate purchase price for the MBO Businesses of approximately $35 million (plus the assumption of corporate expenses, certain liabilities and contingent acquisition payment obligations). The Special Committee discussed the fact that the same businesses had been acquired by the Company over the preceding seven years for an aggregate purchase price in excess of $90 million (later determined to be approximately $112 million). Although the proposed purchase price for the MBO Businesses was less than the original acquisition costs for these businesses, the Special Committee considered that the purchase of these businesses would include the assumption of approximately $4.1 million in related liabilities, as well as the assumption of substantial expenses representing approximately $8.2 million in 2006 related to the Company’s corporate headquarters facility through the first nine months of 2006 (many of which could be substantially reduced once the Company ceases to be a public company), which Parent did not wish to acquire, and personnel costs. The Special Committee also discussed the risk of employee attrition and loss of key producers that is inherent in personal service businesses such as the MBO Businesses and the resulting negative impact on the value of such businesses even in a management-led purchase. The Special Committee further considered the potentially significant adverse effect on the MBO Businesses of conducting a marketing effort in advance of a transaction being entered into with Parent if the negotiations ultimately did not result in the execution of definitive agreements. Accordingly, the Special Committee considered it advisable to proceed with the group being formed by Mr. Wamberg and to pursue an aggressive, post-signing marketing effort for the MBO Businesses. The Special Committee reiterated its intention to retain an independent financial advisor as well as the need to obtain the highest price that the management group would pay. The Special Committee also discussed the need to conduct an aggressive marketing effort to satisfy the Committee that the Company will receive the best available price for the MBO Businesses.
     The Special Committee discussed with Sandler O’Neill the amount of tax benefits Parent could expect to realize from the transaction, and instructed Sandler O’Neill to ask the Company’s management and outside tax accountants to review tax benefit calculations and the change of control payment calculations. After discussion, the Special Committee directed Sandler O’Neill to go back to Parent with a proposal for $18.75 per share to stockholders, including $16.75 per share for the Corporate Solutions Group and $2.00 per share from the proceeds of the sale of the MBO Businesses to the Management Purchasers.
     On September 17, Sandler O’Neill provided, at the Special Committee’s direction, a counterproposal to Parent with the following principal terms:
•	$18.75 per share based on $16.75 per share from Parent plus $2.00 per share from the Management Purchasers to purchase the MBO Businesses;

•	Parent to pay all Management Separation Costs and other transaction costs (preliminarily estimated at $39.4 million);

•	Parent to realize and retain the tax benefits generated from the sale of the MBO Businesses (preliminarily estimated at $36.2 million); and

•	Parent to receive the value of certain amortization-related tax benefits resulting from the Company’s acquisition of certain of the businesses comprising the Corporate Solutions Group (preliminarily estimated at $45.3 million).
     On September 18, 2006, in a conversation with Sandler O’Neill, Parent declined the counter proposal but indicated that it desired to move forward with its current proposal and would like to perform some due diligence on the Company to confirm its proposal. From September 18, 2006 through September 28, 2006, Mr. Wamberg and Mr. Gilman, along with certain other representatives of the Company, discussed potential revisions to the earlier version of the Letter of Intent. On September 21, 2006, Mr. Laning from the Company sent an email to Parent requesting changes to the September 1 Letter, including providing that (i) the Management

Purchasers would purchase the MBO Businesses immediately after (instead of before) Parent purchases the Company’s stock in the Offer, (ii) Parent (instead of the Management Purchasers) would pay certain costs associated with the payment of the in-the-money value of stock options held by members of the Board of Directors estimated at $1.5 million, and (iii) Parent would retain liability for certain MBO Separation Costs.
     On September 22, 2006, a conference call was held among Messrs. Beardsworth, Gilman, and O’Rourke from Parent, and Mr. Laning from the Company, in which Mr. Laning informed the Parent representatives that the MBO Separation Costs were estimated to be between $18 million and $21 million. After discussion, Parent agreed to pay up to $1.5 million of in-the-money value of stock options held by members of the Board of Directors. However, Parent asserted that the maximum price that it could pay, including the price to be paid to stockholders and all assumed costs and liabilities without further executive board approval of its parent company could not exceed the maximum limit of $17.00 per share.
     On September 24, 2006, the Company formally engaged Sandler O’Neill to act as its financial advisor to the Board to assist the Company in analyzing, structuring, negotiating and effecting the sale of the Company and the related transactions. Dr. Pohlman executed the engagement letter on behalf of the Company. As Sandler O’Neill had been acting as the Company’s financial advisor without a formal engagement letter, the engagement was deemed effective as of September 1, 2006. The decision to formally engage Sandler O’Neill was based on its national reputation in transactions in the Company’s industry, its familiarity with the Company and its businesses through its prior engagements since 2004 and the high quality of its prior assistance to the Board and representation of the Company in 2004.
     On September 26, 2006, a conference call was held with Messrs. Beardsworth, Gilman and O’Rourke from Parent, Mr. Laning from the Company and a representative from Sandler O’Neill. The discussion included the issues of the Management Separation Costs, the valuation premium, and the costs of obtaining a separate fairness opinion from a second investment banking firm and of the proxy process. Parent agreed that it would be acceptable if the transaction-related costs were paid out of the Company’s cash assets, and not deducted from the price to be paid by Parent. Parent also expressed a willingness to allow the Company to retain up to $13 million in MBO Separation Costs, net of related assets, so long as there would be a reduction in the purchase price for the Corporate Solutions Group by a like amount.
     On September 27, 2006, representatives of Parent met with representatives of the Company and further discussed issues related to Parent’s proposal.
     Parent responded to the Company’s September 17 counter proposal with a September 28, 2006 Letter of Intent (the “September 28 Letter”). The September 28 Letter was substantially similar to Parent’s September 1 Letter except for the allocation of the Management Separation and transaction costs. Under the September 28 Letter:
•	The price formula was based on the 60-day average closing price of the Company’s shares prior to announcement of the transaction;

•	Parent would be responsible for reasonable and customary Management Separation Costs associated with the Corporate Solutions Group employees, including those costs which are not otherwise paid for by assets held specifically for the purpose of funding such costs; and

•	All Management Separation Costs related to the MBO Businesses, net of assets held for the purpose of funding them, up to $13 million would be paid by the Company, with the Management Purchasers to pay the remaining balance. Because these costs, up to $13 million, would be retained by the Company, Parent would reduce the amount it would pay by a like amount. This proposed change would not result in any net reduction of proceeds to stockholders because such MBO Separation Costs would no longer be deducted from the purchase price to be paid by the Management Purchasers for the MBO Businesses.
     The September 28 Letter also reflected that as a condition to closing, a fairness opinion satisfactory to the Company would be received by the Company from Sandler O’Neill reflecting separately the value of both the Corporate Solutions Group and the MBO Businesses and an overall fairness opinion would be obtained from another nationally recognized financial advisor reasonably satisfactory to the Company and Parent. The Special Committee preferred to obtain an independent overall fairness opinion and valuation of the MBO Businesses from a financial advisor of its own selection and whose compensation would not be contingent on the outcome of the negotiations. Accordingly, Parent, the Company and Sandler O’Neill subsequently agreed that Sandler O’Neill would only be providing an opinion as to the fairness, from a financial point of view, of the purchase price to be received by the

Company’s unaffiliated stockholders. Sandler O’Neill’s opinion is discussed below. As further described below, the Special Committee subsequently hired another investment banking firm to provide it with a separate overall fairness opinion and a valuation regarding the MBO Businesses.
     The Board met by teleconference on September 28 to review the status of these negotiations. Sandler O’Neill, Mr. Wamberg and Mr. Laning reviewed the September 28 proposal from Parent. Based on the average closing price for the 60-day period ending September 28, 2006 of $11.82 per share, the proposal in the September 28 Letter would result in a potential distribution to stockholders of approximately $16.71 per share. This amount would consist of $15.72 from Parent and $2.00 per share from the Management Purchasers, less an estimated $1.01 per share of MBO Separation Costs from the price to be paid by Parent. This represented a premium of approximately 42% to the September 28 closing price of $11.80 per share.
     After discussions, the Board concluded that Parent was unlikely to improve its offer significantly, but the substantial premium warranted further consideration of the September 28 Letter on a non-binding basis. The Special Committee then met separately to consider the transactions. In view of its determination that the September 28 Letter was an attractive and viable offer and that negotiations should proceed, the Special Committee decided to obtain separate legal counsel and an independent financial advisor. A draft confidentiality agreement containing an exclusivity provision was sent to Parent for its review.
     After discussion, the Special Committee decided to contact Akin, Gump, Strauss, Hauer & Feld, L.L.P. (“Akin, Gump”) to act as counsel to the Special Committee and to interview candidates from a group of several investment banking firms to select as independent financial advisor.
     On September 29, 2006, the Special Committee retained Akin Gump as counsel to the Special Committee. The members of the Special Committee reviewed with its counsel its fiduciary duties to represent the interests of the unaffiliated stockholders of the Company and to negotiate the best transaction available to the unaffiliated stockholders under the circumstances.
     In a telephone conversation between Mr. Beardsworth of Parent and Mr. Laning from the Company, Mr. Laning informed Parent that the estimated MBO Separation Costs were expected to be $16 million rather than $13 million. It was agreed that the Management Separation Costs would be measured after-tax, and that the Company would pay up to $16 million of these costs. Consistent with Parent’s proposal in the September 28 Letter, such $16 million of costs (after adjusting for related assets and tax deductions) to be paid by the Company would be deducted from the amount to be paid to the stockholders. However, the net cash amount that would be paid by the Management Purchasers for the MBO Businesses would not be reduced by the MBO Separation Costs.
     During the month of October 2006, Mr. Wamberg continued to discuss the potential acquisition of the MBO Businesses, and the possibility of their equity participation, with Messrs. Pyra, Kies, Rich and Benson. In his discussions with these individuals, Mr. Wamberg described the principal terms and conditions of the proposed acquisition and made inquiries regarding the interest of these individuals generally in equity participation. Each of the individuals expressed an interest in equity participation during this time period, although in all cases such interest was qualified by reason of the fact that the proposed terms and conditions of the acquisition, including the consideration and the structure and governance of the acquiring entity, were not finalized. Mr. Wamberg also discussed the potential employment of such persons with his proposed acquisition vehicle, Clark Wamberg LLC following the acquisition, but did not specifically discuss compensation or particular arrangements concerning employment.
     On October 4, 2006, Messrs. Beardsworth and O’Rourke held a conference call with Messrs. Wamberg and Laning and Alison Hoffman from the Company to discuss Parent’s desire to conduct a due diligence review and a preliminary due diligence request list.
     On October 4, 2006, the Special Committee met telephonically to consider the status of the discussions with Parent and the terms of the MBO Businesses transaction. Mr. Wamberg was invited to join the call, and summarized the current status of discussions. In recognition that the Parent offer was contingent on a separate purchase of the MBO Businesses, the Special Committee discussed with Mr. Wamberg his willingness to lead the purchase of the MBO Businesses and the price the Management Purchasers would be willing to pay. Mr. Wamberg indicated that, while it was still being considered, the price he was willing to pay would be “$2.00 per share or something close to it.” After further inquiry from the Special Committee whether Mr. Wamberg would pay more than $2.00 per share, Mr. Wamberg indicated that $2.00 per share was the highest price that he would pay. Mr. Wamberg and the Special Committee discussed that the process would provide for an active post-signing market check with respect to the MBO Businesses. Mr. Wamberg advised the Special Committee that he expected the Management Purchasers might be comprised of himself and Messrs. Pyra, Kies, Rich and Benson. The Special Committee expressed its expectation that the Management Purchasers would provide a guarantee of the purchase of the MBO Businesses. As disclosed later in this section under “F. Sale of MBO Businesses,” the group comprising the Management Purchasers ultimately is expected to consist of Messrs. Wamberg and Benson, and also Alan Botsford, a managing director of Clark/Benson. Messrs. Wamberg, Benson and Botsford are presently the sole members of Clark Wamberg LLC, which is referred to herein as the “MBO Purchaser.”
     After Mr. Wamberg was excused from the meeting, the Special Committee discussed the terms of the September 28 Letter. The Special Committee requested that the September 28 Letter be revised to reflect that the definitive merger agreement and asset purchase agreement for the MBO Businesses would allow the Company’s Board of Directors to satisfy its fiduciary obligations to consider other proposals that the Board, in good faith, determines are or may be superior to Parent’s proposal. In addition, the Special Committee required that the Company would receive a satisfactory fairness opinion from Sandler O’Neill regarding the overall consideration to be received by the Company’s stockholders and must also be satisfied with a separate fairness opinion regarding the total price to stockholders and valuation for the MBO Businesses from an independent financial adviser satisfactory to the Company. After discussion, and based on such proposed changes, the Special Committee unanimously approved the execution and delivery of the September 28 Letter and the revised confidentiality agreement substantially as presented to the Special Committee. The Special Committee then discussed the terms of the transaction for the sale of the MBO Businesses and the extensive market check that would need to be conducted after signing any agreement with Management Purchasers.
     On October 5, 2006, Parent delivered a revised letter of intent (the “October 5 Letter”) and confidentiality agreement containing the terms approved by the Special Committee and a few other minor changes in language. Other than these modifications, the October 5 Letter was substantially similar to the September 28 Letter. In its transmittal of the October 5 Letter, Parent stated that it would not sign a definitive agreement unless it is satisfied with the terms and conditions of the agreement for the sale of the MBO Businesses. The October 5 Letter was signed by Dr. Pohlman on behalf of the Company the following day.
     On October 6, 2006, after speaking with four investment banking firms, the Special Committee decided to retain Keefe, Bruyette & Woods, Inc. (“KBW”) to assist it in evaluating the proposed transactions, to render an opinion as to the fairness from a financial point of view of the consideration to be provided to the Company’s disinterested stockholders, and to provide a valuation of the MBO Businesses. The Special Committee concluded that it was appropriate to retain KBW because of its national reputation in the financial community and its experience serving as a financial advisor in similar transactions. There has been no material relationship between the Company or its affiliates and KBW or its affiliates during the prior two years. KBW writes research reports on the Company, for which it receives no compensation from the Company.
     On October 12, 2006, counsel for the Management Purchasers provided to counsel to Parent a proposed Asset Purchase Agreement (the “MBO Agreement”) for the purchase of the MBO Businesses. That same day, Mr. Benson spoke with Mr. Gilman to discuss the prospect of Parent or one of its affiliates providing financing for the Clark/Benson business after completion of the transactions. Mr. Gilman advised Mr. Benson that they should speak following execution of the Merger Agreement to further consider the matter.
     On October 13, 2006, the Special Committee met telephonically to review the status of the transaction. The Special Committee was informed that the Management Purchasers had provided a draft MBO Agreement to Parent. An update was provided on the work done by KBW to date on its analysis. The Special Committee discussed the process of conducting a market check with respect to the MBO Businesses. The Special Committee also discussed the benefits of requiring that a majority of the disinterested stockholders tender their shares in a tender offer or that a majority of the disinterested stockholders approve the transaction.
     On October 16, 2006, Parent’s counsel submitted a proposed draft Merger Agreement to the Company’s counsel. Parent’s counsel also advised the Company’s counsel and counsel for the Management Purchasers that the MBO Agreement did not reflect the proposed transaction for the sale of the MBO Businesses as understood by Parent because it failed to sufficiently identify the assets and liabilities to be transferred and did not reflect Parent’s expectation that the sale be on an “as is, where is, with all faults” basis. Over the course of the following week, counsel for the Management Purchasers furnished information in an attempt to address Parent’s concerns.
     On October 17, 2006, a meeting was held at the offices of the Company’s legal counsel between representatives of Parent, the Company and the Company’s counsel to discuss due diligence.
     On October 18, 2006, Mr. Wamberg provided the Special Committee with a letter confirming his intention to acquire the MBO Businesses for $2 per share, which amounted to an estimated $35.32 million. Mr. Wamberg assured the Board that he was financially, professionally and personally committed to completing the proposed purchase of the MBO Businesses. In addition, Mr. Wamberg gave assurances to the Board that he was able to finance the proposed purchase. Mr. Wamberg referenced his significant holdings of the Company stock as one source of funds to finance the transaction and other liquid investments and assets which could be sold or used as collateral for loans to finance the transaction. Mr. Wamberg indicated he may invite other members of management to invest in the new acquisition company, but that he could fund the entire purchase price personally, if required.
     On October 19, 2006, the Special Committee met telephonically to discuss the terms of the draft Merger Agreement and the terms of Mr. Wamberg’s proposal to purchase the MBO Businesses. At the invitation of the Special Committee, Mr. Wamberg provided the Special Committee an update on the issues raised by Parent as part of its due diligence. At that point, Mr. Wamberg was excused from the meeting. The KBW representative reviewed with the Special Committee the work his firm had conducted thus far in analyzing the merger with Parent and the sale of the MBO Businesses. The KBW representative suggested that the value of the MBO Businesses, as with most consulting and service-type businesses, depends on the new owner’s ability to keep the existing work force in place. KBW provided an analysis of which businesses, including one of the largest segments of the MBO Businesses, were most at risk of losing employees and the related revenue. The proposed purchase price of $2 per share for the MBO Businesses is in the middle of the range of prices paid for comparable companies when the MBO Businesses’ financial performance is adjusted to reflect risk existing with respect to the new owner’s ability to keep the work force in place. If one assumes very limited risk to keeping the work force in place, the $2 per share is at the low end of a range of value. KBW indicated it would continue its analysis.
     The KBW representative also discussed the value of Parent’s offer. This offer was based on the average closing price of the Company’s common stock for the 60-day period ending prior to the announcement date, plus a 33% premium, plus an amount per share for the MBO Businesses (net of MBO Separation Costs, after adjustment for related assets and taxes, to be paid by the Company and deducted by Parent in determining the amount to be received by stockholders). Based on this analysis, KBW informed the Special Committee that it would be prepared, subject to subsequent changes in the transaction and other matters, to issue an opinion that the resulting overall price per share would be fair to the Company’s disinterested stockholders from a financial point of view. At this point, Mr. Wamberg, Mr. Pyra and a representative of Sandler O’Neill were invited to join the meeting. The Special Committee members asked a number of questions of KBW and Sandler O’Neill as to their calculations of the estimated transaction value. The Sandler O’Neill representative indicated that the 60-day rolling average price as of a recent date was $11.60 per share. The purchase price was then calculated by the Sandler O’Neill representative by adding the 33% premium (which equaled $15.43 per share) and adding $2 per share for the MBO Businesses, for $17.43 per share. After deducting an estimated $1 per share of MBO Separation Costs from the price to be paid by Parent, the distribution to stockholders would be $16.43 per share. The Special Committee, Sandler O’Neill and KBW agreed that the offer price as of the meeting date was approximately $16.43 per share, as so calculated. Based on this analysis, KBW reaffirmed that it would be prepared, subject to subsequent changes in the transaction and other matters, to issue an opinion that the resulting overall price per share, which represented an estimated 41.6% premium based on then current stock prices, was fair to the Company’s disinterested stockholders from a financial point of view.
     The Special Committee also discussed Mr. Wamberg’s commitment to purchase the MBO Businesses and his financial ability to do so. Dr. Pohlman reported to the Special Committee that Mr. Wamberg was unwilling to deliver assets into escrow at the time of signing an agreement to purchase the MBO Businesses, and was also unwilling to provide personal financial statements to the Special Committee. However, Mr. Wamberg had given assurances with respect to his commitment to purchase the MBO Businesses and the Special Committee considered his word to be reliable. The Special Committee discussed a requirement that such a commitment be reflected in the transaction documents.
     On October 19, 2006, the Company’s Counsel provided to Parent’s counsel a summary of the significant changes requested by the Special Committee on the first draft of the Merger Agreement. The Special Committee directed the Company’s counsel to address the following issues with Parent’s counsel:
     Break-up Fee and Market Checks. The draft Merger Agreement allowed for the Board to respond to unsolicited proposals regarding an acquisition of the Company but prohibited the Company from performing an affirmative post-signing market check for the Corporate Solutions Group. The Special Committee requested that the Merger Agreement be revised to specifically allow for an affirmative post-signing market check for the MBO Businesses. Additionally, the Special Committee requested that the provisions requiring the payment by the Company of a “break-up” fee in the event that the board withdraws approval of the transaction or the transaction terminates in certain circumstances after a takeover proposal is received be deleted in their entirety.
     Press Release. The Special Committee requested that the Merger Agreement specifically allow the joint press release announcing the transaction to clearly describe the Company’s ability to entertain offers for the Corporate Solutions and the right to affirmatively seek third party interest in the MBO Businesses.
     MBO Businesses. The Special Committee requested that the Company be free to negotiate an asset purchase agreement with competing bidders for the MBO Businesses on terms which are reasonably consistent with customary and standard provisions for such agreements, including customary indemnification provisions.
     With respect to any failure by the Management Purchasers to complete the purchase of the MBO Businesses, Parent was asked to expressly agree that there be no recourse against the Company for transaction expenses and any other damages.
     Timing and Extension of Tender Offer. The draft Merger Agreement provided that the tender offer must commence no later than 15 business days after execution of the Merger Agreement. The Special Committee requested that the Merger Agreement provide that the tender offer commence no sooner (instead of no later) than 15 business days following the date the Agreement is signed, and remain open for not less than 60 business days. In addition, the Special Committee requested that Merger Agreement specify that Parent may not accept tendered shares or close the tender offer if the Company is considering a superior proposal.
     Minimum Tender Condition. The draft Merger Agreement stated that one of the conditions to Parent’s obligation to consummate the tender offer was that Parent would own, after the Offer, at least a majority of the outstanding Shares. The Special Committee requested that this minimum tender condition should also require that there shall have been validly tendered and not withdrawn prior to the expiration of the tender offer a majority of the shares held by disinterested stockholders.
     Sandler O’Neill spoke to Parent on October 20, 2006 to discuss the open issues with respect to the Merger Agreement. Parent raised a concern with respect to Mr. Kies’ employment agreement and whether he might raise a constructive termination claim under his employment agreement as a result of the assignment of the agreement to the Management Purchasers.
     On October 20, 2006, Parent’s counsel advised that Parent would insist on a break-up fee of 3% of the equity value of the Company, but would allow a market check for the MBO Businesses. Parent would also agree to launch the Offer no sooner than 15 business days after signing and to keep the Offer open for 45 business days so that the Company would have more time to seek alternative transactions which would result in greater value for stockholders. Parent also advised that any higher bid for the MBO Businesses would result in a loss of a tax benefit Parent had expected to realize because of the resulting reduction in the tax loss to the surviving company related to the sale of the MBO Businesses for less than the total unamortized acquisition cost of such businesses. Therefore, Parent would insist on retaining 38.3% (Parent’s marginal, blended tax rate) of any net increase in proceeds from the sale of the MBO Businesses to another bidder. Parent also wanted the right to approve a third party contract for the MBO Businesses and to limit the survival of representations and indemnity obligations after the Closing.
     On October 22, 2006, Mr. Wamberg, a representative of Sandler O’Neill, Mr. Beardsworth and legal counsel for each of Parent and the Company discussed the open points on the Merger Agreement.
     On October 23, 2006, the Special Committee met in person to hear reports from KBW and Sandler O’Neill and to review with counsel the terms of the draft Merger Agreement and the draft MBO Agreement. Mr. Wamberg attended a portion of the meeting at the invitation of the Special Committee. Mr. Wamberg and Mr. Pyra were present by invitation. Mr. Wamberg began the meeting with a summary of the Company’s relationship with Parent, including a summary of the discussions regarding a possible sale of the Company to Parent in 2004. Mr. Wamberg advised the Special Committee of the potential constructive termination claim by Mr. Kenneth Kies, a proposed member of the group of Management Purchasers, of $5.6 million based on a change of control and potential assignment of his employment agreement to the Management Purchasers. The Special Committee requested that the Management Purchasers assume this potential liability, and Mr. Wamberg stated that the Management Purchasers were unwilling to do so. The Special Committee also discussed requiring Mr. Wamberg to personally guarantee the obligation to purchase the MBO Businesses. Mr. Wamberg agreed to consider that request. The Special Committee members again discussed with Mr. Wamberg whether Mr. Wamberg would increase his proposed purchase price for MBO Businesses. Mr. Wamberg responded that he was not prepared to offer more for the MBO Businesses. Mr. Wamberg indicated that he was prepared to make his proposal in order to meet the condition of Parent that the MBO Businesses be acquired by a buyer other than Parent and that the Company would not be restricted from seeking alternative proposals for the MBO Businesses. However, Mr. Wamberg indicated that he would consider providing to the Special Committee additional assurance of his ability to close the purchase of the MBO Businesses.
     Sandler O’Neill made a presentation to the Special Committee which began with a summary of the proposal. The proposal was $16.45 per share (based on the average closing price of the Company’s common stock for the 60-day period ending October 20, 2006) in cash to be structured as a tender offer followed by a second-step merger. The sale of the MBO Businesses to the Management Purchasers was to occur prior to the close of the tender offer. All employment contracts and severance rights would be honored. The Closing was anticipated for the first quarter of 2007. A break-up fee of 3% of the aggregate equity value was contemplated. This fee would be required to be paid by the Company if the board withdraws its recommendations of the transaction or the Merger Agreement is terminated under certain circumstances after a takeover proposal is made by a third party. The Corporate Solutions Group would include the Executive Benefits Practice, the Banking Practice and Clark Securities. The MBO Businesses would include the Healthcare Group, Pearl Meyer & Partners, the Federal Policy Group, MedEx, the Baden Retirement Plan Services, the Stratford Advisory Group, and Clark/Benson, LLC. The MBO Businesses also include the Resource Center which provides administrative and other services to various business units of the Company and represents a significant portion of the Company’s corporate overhead. Sandler O’Neill reviewed the separation costs, which included $4.4 million of Corporate Solutions Separation Costs to be assumed by Parent and $14.9 million of MBO Separation Costs which would be paid by the Company at Closing and would be deducted in determining the amount paid to the Company’s stockholders for their shares. As part of its presentation, Sandler O’Neill reviewed the Company’s recent financial performance and a review of analysts’ current ratings on the Company’s stock. Sandler O’Neill also reviewed its financial analyses of the Company and the proposed transaction. Sandler O’Neill informed the Special Committee that this analysis would be updated to reflect any changes in the terms of the transaction and other factors and would form the basis of any fairness opinion it was requested to deliver. Subject to such changes, Sandler O’Neill informed the Special Committee that it would be prepared to issue an opinion that the overall transaction was fair to the Company and its unaffiliated stockholders, from a financial point of view. At this point, Mr. Wamberg and Sandler O’Neill were excused from the meeting.
     KBW made its presentation to the Special Committee regarding the overall transaction. After outlining its review of the transaction, KBW reviewed its comparable companies analysis, a comparable merger and acquisition transactions analysis, a discounted cash flow analysis and a historical transaction premium analysis. Based on this analysis and subject to subsequent changes in the transaction and other factors, KBW informed the Special Committee that it would be prepared to issue an opinion that the overall transaction was fair to the Company and its disinterested stockholders, from a financial point of view.
     KBW made a presentation regarding the MBO Businesses. KBW reviewed the proposal for the MBO Businesses of $35.3 million in cash to be paid at Closing along with the assumption of debt of $8.8 million for an aggregate purchase price of $44.1 million. The closing of the Merger is conditioned upon the closing of the sale of the MBO Businesses. KBW reported that through the first six months of 2006, the MBO Businesses excluding Clark/Benson and MedEx, produced total revenues of $42.7 million. KBW interviewed the Company’s senior management and top-producers at Pearl Meyer and Federal Policy Group and reported their view that the sale of the MBO Businesses to a third party potentially risks a significant amount of revenues as a result of potential departures of key employees not subject to long-term employment agreements. Given the assumption that there was a substantial risk that a significant portion of revenues and EBITA would be at-risk in a sale of the MBO Businesses to a non-management third party, KBW raised the possibility that a third party may not be willing to pay a goodwill premium to acquire the MBO Businesses. Based upon this assumption, KBW modeled the expected cash flows of the MBO Businesses under a Management Scenario where there is little employee attrition and also under an Employee Attrition Scenario assuming substantial personnel departures.
     KBW also raised the possibility to the Special Committee that, in light of the disparate nature of the various segments of the MBO Businesses, a single bidder may be unlikely to seek all of the MBO Businesses. Rather, KBW indicated that multiple bidders for different divisions of the MBO Businesses may be a more likely means of obtaining an aggregate superior proposal, if any, for the MBO Businesses.
     KBW’s presentation estimated that the value of the MBO Businesses on October 23, 2006 was between $22 and $75 million based on a number of factors and included four analytic methodologies. The presentation included a comparable company analysis based on the Management Scenario that implied a value range of $35 to $118 million and a comparable company analysis based on the Employee Attrition Scenario that implied a value range of $22 to $75 million. Several members of the Special Committee considered the extremely wide range for the Management Scenario to be of no practical guidance, especially in view of the significant employee attrition risk factors described above and the other valuation ranges contained in KBW’s presentation, each of which was within or below KBW’s $22 to $75 million range. KBW’s representative advised that it would not be unreasonable to disregard the $35 to $118 range under the circumstances and that he would review that analysis further and provide the Committee with a revised presentation. KBW also advised the Special Committee that a discounted cash flow analysis implied a present value range of $40.0 million to $65.0 million under the Management Scenario, and a present value range of $3.0 million to $9.0 million under the Employee Attrition Scenario. In response to a question concerning the breadth of the two present value, discounted cash flow ranges, KBW’s representative, while not stating a specific value, explained that one could, giving equal weight to these ranges, arrive at an indicated value in the mid to upper $20 million range.
     KBW’s representative advised that he would provide updated presentations regarding the overall transaction to include more current valuation data and an updated presentation regarding the MBO Businesses to replace the versions presented at the meeting. Accordingly, he collected the no longer current versions of the presentations from the members in order to make the necessary revisions.
     Following the meeting, Mr. Wamberg gave assurances to Special Committee members regarding his financial capability to complete the purchase of the MBO Businesses. In part of this discussion, Mr. Wamberg provided the members a draft letter from his personal financial adviser as to Mr. Wamberg’s financial resources to complete the purchase of the MBO Businesses. The letter stated “Based on various information you have provided me, as well as copies of the projected revenue of the other companies, I believe you will have sufficient liquidity to close the transaction, solely for cash.” One of the members of the Special Committee requested that Mr. Wamberg increase his offer for the MBO Businesses. Mr. Wamberg refused to entertain any price increase. Certain Special Committee members asked Mr. Wamberg to guarantee the $2.00 per share price. Mr. Wamberg responded that he would consider doing so if the MBO Agreement contained a provision relieving the Management Purchasers’ obligation to close if there was a material adverse change due to the loss of key personnel. The Special Committee members expressed their view that Mr. Wamberg should guarantee the price without such a provision.
     On October 24, 2006, the Special Committee Meeting was reconvened. Mr. Wamberg discussed with the Special Committee the issue of the potential constructive termination claim by Mr. Kies. Mr. Wamberg anticipated that Parent would request a waiver of Mr. Kies’ claim prior to the execution of the Merger Agreement. Mr. Wamberg expressed his intention to move forward with the purchase of the MBO Businesses and indicated he would assume any risk of a Kies claim.
     The Special Committee also discussed the proposed sale of the Corporate Solutions Group to Parent. KBW distributed updated presentations with respect to the overall transaction and the value of the MBO Businesses and reviewed some of the revised information with the Special Committee. The updated presentation regarding the overall transaction reflected the value of the overall transaction based on the then current closing price of the Company’s shares and was otherwise unchanged from the overall transaction presentation provided to the Special Committee the previous day. The updated presentation regarding the MBO Businesses omitted the comparable company analysis based on the Management Scenario and was otherwise unchanged from the MBO Businesses valuation presentation provided to the Special Committee the previous day. None of these revisions affected KBW’s preparedness, subject to changes in the transaction and other factors, to issue an opinion that the overall transactions were fair to the Company’s disinterested stockholders from a financial point of view. The Company’s counsel and the Special Committee’s counsel reviewed the current drafts of the Merger Agreement and the MBO Agreement. The attorneys reviewed certain issues on the documents that had not yet been resolved and obtained direction from the Special Committee on how to address certain issues with Parent, including issues relating to indemnification provisions, commencement date and length of tender offer, extension of notice provision, restrictions on payment of break up fee, and public announcement of the Company’s ability to consider unsolicited takeover proposals.
     Counsel for the Company and Special Committee also reviewed the current draft of the MBO Agreement and discussed the key terms and provisions. As a result of the discussions concerning the MBO Agreement for MBO Businesses, the Special Committee concluded to require the following:
     (1) The purchase price for the MBO Businesses would be $2 per share ($35.4 million) plus the assumption of debt with no material adverse change or other conditions;
     (2) The MBO Businesses transaction would not be required to close only if Parent does not close the Merger transaction; and
     (3) Mr. Wamberg will be required to provide a commercial irrevocable letter of credit with automatic draw provisions to back up the obligation to close the purchase of the MBO Businesses.
     These MBO Agreement requirements were discussed with Mr. Wamberg. Mr. Wamberg was unwilling to provide a commercial irrevocable letter of credit. He reviewed the assurances that he would provide to the Special Committee regarding his ability to finance the transaction. Mr. Wamberg stated he would provide a nonrefundable deposit of $500,000 to secure the obligation of the Management Purchasers to close the purchase of the MBO Businesses in accordance with the terms of the MBO Agreement. Mr. Wamberg advised the Special Committee that he had general concurrence from the leaders of the MBO Businesses regarding equity participation and would obtain documentation if requested. He indicated that Mr. Benson had asked Parent to support Clark/Benson acquisitions in the future, but this would not be a condition of Mr. Wamberg’s commitment to complete the purchase of the MBO Businesses.
     Mr. Wamberg also distributed a draft of a confidential summary of indicative terms for providing financing for the purchase of the MBO Businesses dated October 14, 2006 issued by JP Morgan Chase Bank, NA. The term sheet indicated a $20 million term loan for the acquisition of the MBO Businesses and a $10 million working capital line. It also indicated that participation from a second bank would be required. Mr. Wamberg expressed his intention that the Management Purchasers would provide $15,000,000 in equity. Mr. Wamberg indicated his intention to contribute $10,000,000 of the $15,000,000 in equity and expected to obtain but had not yet confirmed, $5,000,000 from others such as Messrs. Benson, Pyra, Kies and Rich.
     After further discussion, the Special Committee determined that it would require the following regarding the ability of the Management Purchasers to purchase the MBO Businesses:
     (1) Satisfactory confirmation from a bank lender on the term sheet status;

     (2) Satisfactory confirmation regarding financing participation from a second bank;
     (3) Satisfactory support for Mr. Wamberg’s ability to provide or obtain $15,000,000 in equity, including a detailed explanation from the participants and satisfactory support for financial commitment from investors;
     (4) An explanation of the financing for Clark/Benson acquisitions if not provided by JP Morgan Chase;
     (5) Satisfactory evidence of organization of the new entity to purchase the MBO Businesses including ownership, capitalization, investors, and business leaders’ commitments to remain employed;
     (6) A separate letter from each Management Purchaser confirming their respective ownership interest, amount invested, agreement with the operating agreement and agreement to remain employed with the new entity; and
     (7) Receipt of a $500,000 deposit to secure the obligation of the Management Purchasers to close the purchase of the MBO Businesses in accordance with the terms of the MBO Agreement.
     The requirements were discussed with Mr. Wamberg.
     As directed by the Special Committee, counsel and Sandler O’Neill negotiated the Merger Agreement and the MBO Agreement. These negotiations concerned the matters raised by the Special Committee as well as detailed reviews of several drafts of the Merger Agreement and the MBO Agreement.
     On October 26, 2006, the Special Committee met to discuss the status of the negotiations with respect to the transaction documentation. At the invitation of the Special Committee, Sandler O’Neill gave the Special Committee an update on the open issues as discussed at the October 24, 2006 Special Committee Meeting. Parent agreed to provide full indemnity and to be jointly and severally responsible along with the Company for the indemnity obligations to Company officers, directors and employees and also agreed that the Offer would commence no sooner than 15 business days after signing and remain open for at least 45 business days. Parent would not agree to extend the notice for termination from 10 to 30 business days or to release the Company from paying the break up fee if the sale of the MBO Businesses does not close due to the fault of the Management Purchasers. In cases where the break up fee would apply after termination of the agreement following a third party takeover proposal and a subsequent sale of the Company within 12 months, Parent would not agree to limit the break-up fee to instances where the Company later enters into a takeover transaction with the same third party who made the takeover proposal. Parent did agree, however, to shorten the 12-month period to six months so that the fee would not apply if the Company enters into the takeover transaction later than six months after termination of the agreement. The other issues discussed at the October 24, 2006 Meeting were still open issues as of October 26, 2006. Akin Gump gave the Special Committee an update on the status of the items the Special Committee requested with respect to Mr. Wamberg and the Management Purchasers.
     Company counsel in consultation with the Special Committee’s counsel and Parent’s counsel negotiated with the Management Purchasers’ counsel from mid-October through October 31, 2006 on a number of points on the MBO Agreement, which included the following:
     (1) The Management Purchasers wanted the ability to update disclosure schedules to the MBO Agreement prior to Closing, including revising the list of assets that would be included in the MBO Businesses;
     (2) The parties to the MBO Agreement initially disagreed as to how the liabilities being assumed by the Management Purchasers would be defined;
     (3) The parties to the MBO Agreement disagreed as to the level of indemnity provided by the Company to the Management Purchasers as to preclosing operations;
     (4) The Management Purchasers wanted the Company to assign any rights to insurance coverage it held to cover any liabilities that the management group would assume as part of the transaction;
     (5) The parties to the MBO Agreement disagreed as to whether the transition services agreement would be agreed to prior to Closing or prior to the execution of the agreement;

     (6) The Management Purchasers desired an ability to terminate the MBO Agreement upon a “Material Adverse Change” which was proposed to include a material adverse change in the Company’s financial condition, operating results, assets, prospects, operations, business, employee relations, customer relations, litigation and other matters; and
     (7) The Special Committee requested Mr. Wamberg to be jointly and severally liable for the obligations of the Management Purchasers under the MBO Agreement.
     The ultimate resolution of the foregoing points is as follows:
     (1) As to the Company’s concern that the assets and liabilities be more particularly identified in the agreement, the Company agreed that it would sell only the assets identified in the agreement at the time of signing, but that some of the assets could be described in more general terms. The MBO Agreement provided for limited rights to update schedules prior to Closing;
     (2) Any disputes over the split of certain assets between the Management Purchasers and the Company are to be resolved by an accounting firm;
     (3) The Management Purchasers agreed to assume, with certain limited exceptions, all liabilities primarily related to the MBO Businesses;
     (4) No indemnity for preclosing operations was provided to the management group by the Company;
     (5) The Company agreed to use commercially reasonable efforts to collect on any insurance coverage which exists to cover liabilities assumed by the Management Purchasers, but the Company would not be obligated to incur costs to maintain such coverage for the benefit of the Management Purchasers;
     (6) The Management Purchasers, Parent and the Company agreed to certain transition periods for the office space and the use by the Company of certain software and hardware sold to the Management Purchasers and that a separate transition services agreement would not be required;
     (7) The MBO Agreement did not contain a Material Adverse Change provision;
     (8) Mr. Wamberg agreed to become jointly and severally liable for the obligations of the Management Purchasers under the MBO Agreement and agreed to provide all funds required to consummate the transaction, if necessary, without financing or equity consideration from others; and
     (9) The MBO Agreement provides for the Company to solicit offers from third parties for some or substantially all of the MBO Businesses; the Management Purchasers will be notified of the highest bid or bids acceptable to the Company and will have the option to respond.
     On October 29, 2006, the Board of Directors and, thereafter, the Special Committee met telephonically to review the status of various open issues with respect to the negotiations of the Merger Agreement with Parent and the status of the MBO Agreement with respect to the sale of the MBO Businesses. Mr. Kies was present by invitation to discuss any potential claim under his employment agreement as it related to the proposed transactions. The Board of Directors discussed the Kies claim and Mr. Kies indicated that he would propose an amount which he would require to waive any claim under his employment agreement as a result of the transactions. As part of the Special Committee Meeting, Akin Gump gave the Special Committee an update on the materials that Mr. Wamberg was obtaining for the Special Committee’s review to satisfy itself that the Management Purchasers had the financial resources to close the purchase of the MBO Businesses. Akin Gump reported that it had received the following documentation:
     (1) An updated letter dated October 27, 2006 from JP Morgan Chase Bank, NA indicating its interest in financing the Management Purchasers’ purchase of the MBO Businesses at the levels indicated in its October 14 letter. The October 27 letter eliminated the requirement for participation of a second bank, and called for supporting documentation from Mr. Wamberg and Mr. Benson regarding their commitment to personally guaranty the credit facility.
     (2) A copy of the Certificate of Formation and an operating agreement term sheet for the newly created limited liability company, Clark Wamberg LLC, that will be used by the Management Purchasers to purchase the MBO Businesses.

     (3) A summary of the proposed ownership structure for Clark Wamberg LLC.
     (4) Certain information related to the personal finances of Mr. Wamberg.
     (5) Letters from various proposed owners confirming their commitment to participate as owners of Clark Wamberg LLC.
     (6) The letter from Mr. Wamberg agreeing to make a $500,000 non-refundable deposit to secure the performance of Clark Wamberg LLC to complete the purchase of the MBO Businesses and a photocopy of the check.
     On October 30, 2006, each of the Board of Directors and thereafter the Special Committee met telephonically to discuss the status of negotiations on a number of issues. Mr. Wamberg reported to the Board of Directors that Mr. Kies would accept $500,000 as consideration for a waiver of any claim he has against Parent and the Company as a result of the completion of transactions contemplated under the Merger Agreement and MBO Agreement. Mr. Wamberg advised the Board that the Management Purchasers would no longer be willing to assume this liability. After discussion of this issue, the Board meeting was adjourned, and the Special Committee meeting convened.
     Counsel for the Special Committee addressed the issues regarding the Kies settlement, and the Special Committee, realizing it was necessary to resolve the issue in order to facilitate the transaction, agreed that the settlement payment would be included in the Management Separation Costs to be paid by the Company and deducted in calculating the price to be paid by Parent to stockholders.
     Counsel for the Company and for the Special Committee reported and the Special Committee considered the reports of the negotiations with Parent, including the following matters:
     A. Timing Issues:
     (1) Parent agreed that the tender offer be commenced no sooner than 15 business days after signing the Merger Agreement;
     (2) Parent agreed that the tender offer would be kept open for at least 45 business days;
     (3) The Special Committee requested the right to extend the tender offer period in order to pursue potential alternate proposals concerning the Corporate Solutions Group and the MBO Businesses; Parent did not agree to that request in view of its agreement to keep the tender offer open for 45 business days after commencement;
     (4) Parent agreed to eliminate certain termination provisions and that the Board would have the opportunity to consider and decide whether to accept a superior proposal for the Corporate Solutions Group business; upon notifying Parent of that decision, Parent will have 4 business days to respond before the Company can terminate the transaction and pursue the superior proposal; and
     (5) The ability to consider other proposals for the Corporate Solutions Group remains limited to responding to unsolicited proposals received for the Corporate Solutions Group.
     B. Items Relating to the MBO Businesses:
     (1) Parent agreed there would be no restrictions to actively soliciting proposals for the MBO Businesses, however, Parent would have the right to approve any contracts with third party purchasers with certain restrictions;
     (2) The Company requested that Parent accommodate the potential for more than one third party purchaser of the MBO Businesses and Parent was not willing to commit itself in advance to such a process;
     (3) The Special Committee requested that Parent agree that its consent to a third party contract would not be unreasonably withheld; Parent agreed to that request only under circumstances where an amount equal to the Company’s maximum post-closing contingent obligations, including indemnity obligations and defense costs, is withheld to fund any post-closing contingent indemnity obligations; and
     (4) Parent agreed that it will not disapprove an alternative contract provided that the representations and warranties do not survive the closing and the Company would have no post-closing indemnity obligations.

     C. Break-Up Fee Issues:
     (1) Where the break up fee would apply in the case of termination of the agreement due to failure of the Merger to close by an Outside Date (as defined in the Merger Agreement) after a takeover proposal to acquire the Company is made by a third party, the Special Committee requested that the fee apply only if the Parent transaction is terminated and the Company then enters into a transaction to be acquired by the same party that made the proposal within 12 months after the termination. Parent refused this request but agreed to shorten the period to 6 months so that no breakup fee would be required in this situation if the Company enters into a transaction later than 6 months after termination of the Merger Agreement;
     (2) The Special Committee requested that the break-up fee be reduced from approximately $8.7 million to $7 million; Parent agreed to reduce the break-up fee to $8 million with a cap on expenses to $1.5 million; and
     (3) The Special Committee requested that no break-up fee be paid if Parent terminates the Merger Agreement because the sale of the MBO Businesses fails to close due to the Management Purchasers’ fault; Parent agreed but insisted on reimbursement for expenses if the entire transaction is terminated for that reason.
     D. D&O Indemnity Issues:
     (1) Parent agreed to maintain appropriate insurance for 6 years instead of 3 years; and
     (2) Parent had included a restriction that the premium for the directors’ and officers’ insurance would not exceed 150% of the Company’s current premiums; the Special Committee requested a 300% cap and Parent agreed to a maximum of 200% of current premium levels.
     E. Minimum Tender and Approval Issues:
     Parent’s original proposal required that Parent obtain more than 51% of the outstanding shares as a result of its tender offer; the Special Committee requested that a majority of the shares owned by disinterested stockholders be received as well and that these conditions could not be waived and Parent has agreed.
     F. Sale of MBO Businesses:
     (1) Mr. Wamberg agreed to be a party to the MBO Agreement as a joint obligor under the agreement and agreed to provide all funds required to consummate the transaction, if necessary, without financing or equity consideration from others;
     (2) The Special Committee requested a bank commitment letter in support of purchase price financing and Mr. Wamberg provided a bank indication of interest letter outlining proposed terms of financing, but which does not constitute a bank commitment;
     (3) The Special Committee requested additional support for a financial mechanism such as an escrow or letter of credit to assure closing and funding of the purchase price; Mr. Wamberg did not agree to this request;
     (4) Mr. Wamberg provided a commitment letter confirming his equity participation in Clark Wamberg LLC and his intention to proceed with the bank financing as outlined by the bank’s indication of interest, including providing a personal secured guarantee;
     (5) The Special Committee requested personal financial statements from Mr. Wamberg; Mr. Wamberg did not agree to provide them, but will submit them to the bank;
     (6) Mr. Wamberg provided a commitment letter from Mr. Benson confirming his equity participation in Clark Wamberg LLC and his commitment to personally guarantee the bank debt; and
     (7) Mr. Wamberg provided a commitment letter from each of Mr. Kies and Mr. Rich confirming their equity participation in Clark Wamberg LLC. Although Messrs. Rich and Kies subsequently withdrew their respective commitments, Clark Wamberg LLC is expected to have the requisite $15 million of capital to proceed with the bank financing.

     On the evening of October 31, 2006, the Board of Directors met telephonically and received a report on the status of each of the Merger Agreement and the MBO Agreement. Sandler O’Neill delivered to the Board its oral opinion, subsequently confirmed in writing that, as of such date, the $16.55 per share price was fair to the Company’s unaffiliated stockholders from a financial point of view. Counsel to the Special Committee and the Company then reviewed in detail with the members of the Board the terms of the Merger Agreement and the MBO Agreement, as well as the fiduciary duties of the Board in considering and acting upon the transactions with Parent and the Management Purchasers proposing to purchase the MBO Businesses.
     The Special Committee then met separately and received from KBW its oral opinion, subsequently confirmed in writing that, as of such date, the $16.55 per share price was fair to the Company’s disinterested stockholders from a financial point of view. The Special Committee then reviewed each of the principal factors considered during the course of its analysis of the proposed transactions. Following these discussions, the Special Committee, by unanimous vote, determined that the Merger Agreement and MBO Agreement were fair to, and in the best interests of, the Company and the unaffiliated stockholders. Accordingly, the Special Committee unanimously approved the Offer, the Merger Agreement and the MBO Agreement, subject to the receipt of a written fairness opinion from Sandler O’Neill that the $16.55 per share price was fair to the unaffiliated stockholders from a financial point of view and a similar written fairness opinion from KBW, and finalization of the Merger Agreement and MBO Agreement substantially in the form presented to the Special Committee.
     Immediately following the meeting of the Special Committee, the Board reconvened to receive the report and recommendation of the Special Committee. Counsel to the Special Committee and the Company then reviewed in detail with the members of the Board the terms of the Merger Agreement and the MBO Agreement, each of the principal factors considered during the course of the Special Committee’s analysis of the proposed transactions as well as the fiduciary duties of the Board in considering and acting upon the transactions with Parent and the Management Purchasers.
     After this review, each of the independent members of the Board, by unanimous vote, and all members of the Board by a second unanimous vote, determined that the Offer and Merger Agreement and MBO Agreement were fair to, and in the best interests of, the Company and the unaffiliated stockholders, and approved the Merger Agreement and MBO Agreement, subject to the receipt of a written fairness opinion from Sandler O’Neill that the $16.55 per share price was fair to the unaffiliated stockholders from a financial point of view and a similar written fairness opinion from KBW and finalization of the Merger Agreement and MBO Agreement substantially in the form discussed by the Board. The Board then unanimously voted to recommend to the stockholders the approval and adoption of the Merger Agreement and that the stockholders accept the Offer.
     On November 1, 2006, after final revisions to the documents, each of the Merger Agreement and the MBO Agreement were executed by the parties.
(2)	Subsection (b)(ii), “Reasons for the Recommendation,” under Item 4 of the Schedule 14D-9, beginning on page 31 thereof, is hereby amended in its entirety to read as follows:
     (ii) Reasons for the Recommendation. In evaluating the Merger Agreement, the MBO Agreement and the Offer and Merger contemplated by the Merger Agreement, in determining that the Offer and Merger were fair to the unaffiliated stockholders of the Company, and in recommending that all stockholders accept the Offer and approve and adopt the Merger Agreement, the Board of Directors and the Special Committee consulted with their legal and financial advisors and considered a number of factors. In particular, the following considerations were discussed and evaluated:
     1. The tender offer price of $16.55 to be offered to the stockholders comprises a 32% premium to the October 31, 2006 closing price, a 42% premium to the average closing price for the 30-day period ending October 31, 2006 and constitutes a significant premium to the stockholders.
     2. The Merger Agreement contains a customary fiduciary market check provision permitting the Board to entertain any unsolicited proposals or inquiries received by the Company for the Corporate Solutions Group after announcement of the transaction if the Board in good faith determines that its fiduciary obligations require it to do so.
     3. Based on its discussions with Mr. Wamberg, the Special Committee concluded that Mr. Wamberg would not offer a better price or better terms than those set forth in the MBO Agreement.

     4. The position of Parent that its offer is conditioned upon Parent acquiring only the Corporate Solutions Group businesses, Parent’s requirement that a separate buyer for the MBO Businesses be established before a definitive agreement was to be signed with Parent, and the likelihood that the transaction would not occur absent a separate buyer for the MBO Businesses.
     5. The potential adverse tax consequences that were avoided from an asset sale transaction structure. An asset sale transaction structure could result in higher tax liability for the Company and less real value to its stockholders.
     6. The Merger Agreement and the MBO Agreement allow the Board to solicit any alternative proposals relating to the MBO Businesses. The Board and the Special Committee believed that an active, post-signing solicitation process potentially could result in a higher bid for the MBO Businesses, and therefore, a higher Offer Price.
     7. Sandler O’Neill, the Company’s financial advisor, has been instructed to conduct a market check for potential interest in the MBO Businesses from third parties.
     8. The Company’s ability to issue a press release indicating that it may consider any unsolicited superior third party proposals for the Corporate Solutions Group and actively solicit alternative proposals for the MBO Businesses. The Board and Special Committee believed that an active, well-publicized and thorough effort to market the MBO Businesses was necessary in order to ensure that all potential purchasers had an opportunity to bid on the MBO Businesses. The Special Committee also believed that a press release indicating it may consider unsolicited third party proposals for the Corporate Solutions Group would come to the attention of all serious prospective purchasers of such business, which also could lead to greater value to the Company’s stockholders.
     9 A potential sale of the Company was actively explored approximately two years ago and received no interest or proposals other than from Parent.
     10. During the two year period since actively soliciting a buyer for the Company and the original 2004 Parent proposal was received, the Company received no other inquiries or proposals from third parties.
     11. The Company is not subject to restrictions which would preclude its ability to fully investigate any third party offers received for the Corporate Solutions Group or the entire Company and withdraw from the transaction and pursue the alternative transaction if the Board considered such action in the best interest of the stockholders.
     12. The time period from announcement of the transaction to the expected consummation of the Offer allows sufficient time for any potential bidders to conduct their review and make a bid for the Corporate Solutions Group, any or all of the MBO Businesses or the entire Company.
     13. The negotiated terms of the Merger Agreement are reasonable and consistent with terms in similar transactions, including provisions relating to the timing of actions.
     14. The amount and circumstances under which a termination fee would be payable to Parent are reasonable.
     15. The Board has received an opinion from Sandler O’Neill that the $16.55 per share price to be received by the stockholders is fair to unaffiliated stockholders from a financial point of view, and has adopted the final conclusions and analysis of Sandler O’Neill.
     16. The Special Committee has received an opinion from KBW that the $16.55 per share price to be received by the stockholders is fair to the disinterested stockholders from a financial point of view, and has adopted the final conclusions and analysis of KBW.
     17. KBW’s valuation to the effect that the price to be paid by the MBO Purchaser for the MBO Businesses is within several of the valuation ranges indicated by KBW, and substantially above the range indicated by the at-risk nature of the financial performance of the MBO Businesses due to potential personnel departures, and the Special Committee has adopted the final conclusions and analysis of KBW’s valuation.
     18. The commitment by Mr. Wamberg to proceed with the purchase of the MBO Businesses evidenced in writing confirming (a) Mr. Wamberg agrees with the proposed terms of a $30 million bank credit facility to Clark Wamberg, LLC (which includes $20 million of financing for the purchase of the assets and $10 million of working capital), (b) Mr. Wamberg has agreed to provide a secured personal guarantee of the bank credit facility, (c) ownership and equity capital commitment to Clark Wamberg, LLC totaling

$15 million, (d) Mr. Wamberg’s commitment to purchase the MBO Businesses is not contingent upon closing of the bank credit facility or equity contributions from other parties, (e) Mr. Wamberg has no understandings, plans or arrangements to transfer or sell any portion of the MBO Businesses or the MBO Businesses assets post-closing.
     19. A $500,000 non-refundable security deposit provided to the Company by Mr. Wamberg in support of the MBO Purchaser’s obligation to close the purchase of the MBO Businesses.
     20. The commitment letters received by the Special Committee from Mr. Wamberg, James Benson and Mr. Kies confirming their respective commitments to participate in Clark Wamberg, LLC and provide aggregate capital of $15 million to Clark Wamberg, LLC.
     21. The negotiated terms of the MBO Agreement including the joinder by Mr. Wamberg as a joint obligor and his commitment to provide all funds required to consummate the transaction, if necessary, without financing or equity contributions from others.
     In addition to the factors considered above, the Board of Directors and the Special Committee considered a number of more general factors, as well as a number of risks and uncertainties in their deliberations, including, without limitation, the following:
     1. The benefits and detriments (including cost) to the Company and its affiliated and unaffiliated stockholders in connection with the continuation of the Company as a public company, such as
•	the detriment to the Company’s unaffiliated stockholders, who would have no continuing equity interest in the Company following the proposed transaction and therefore would not participate in any potential future growth or earnings or any potential future transaction that might occur at a later time if the Company remained public;
•	the detriment to the Company’s unaffiliated and affiliated stockholders as a result of the loss of the rights and protections provided by federal securities laws and regulations, including the protections contained in the Sarbanes-Oxley Act, by virtue of the fact that they no longer would hold equity interests in the Company and that the Company would cease to be a reporting, public company;
•	the benefits to the Company’s unaffiliated stockholders in that the transaction would eliminate the risk to stockholders of any future decreases in the market price of the shares due to the fact that stockholders would no longer retain equity interests in the Company; and
•	the potential benefits to the Company in cost savings resulting from the elimination of the requirements to comply with the extensive financial and other disclosure obligations of the federal securities laws and, in particular, the rules, regulations and practices that arose from the passage of the Sarbanes-Oxley Act, the compliance costs of which (although not quantified by the Board) the Board felt fell disproportionately on smaller public companies, such as the Company.
     2. The relative size of the Company as a public company and corresponding relatively low trading volume history and liquidity.
     3. Current and historical market prices of the common stock of the Company, which had been trending downward since early 2002.
     4. The uncertainty of the potential outcome of pending litigation or other proceedings.
     5. The various payments to be made by the Company to management and participants in the transaction in connection with severance and change-in-control payments, which at the time of the Board and Special Committee’s approval of the transaction amounted to approximately $20 million.
     6. The presentation of Sandler O’Neill regarding its analysis of various valuation reference ranges.
     7. The presentation of KBW regarding its analysis of various valuation reference ranges.
     8. The presentation of KBW regarding its analysis of various valuation reference ranges for the MBO Businesses.

     9. The net book value of the common stock of the Company, the going concern value of the Company and the liquidation value of the Company, relative to the Offer Price.
     10. The assets, obligations, operations and earnings of the Company and its subsidiaries taken as a whole, relative to the Offer Price.
     11. The Special Committee’s judgment regarding the prospects of the Company based on its current and historical performance, management’s projections and uncertainties regarding the industry in which the Company operates.
     12. The ongoing negative effect on the Company’s earnings and stock price of the uncertainty of short-term and long-term economic conditions (such as the inverted or flat yield curve) and political environment (reflecting varying degrees of legislative uncertainty).
     13. All of the terms and conditions of the Merger Agreement and the MBO Agreement taken as a whole.
     14. The judgment of the Special Committee that the unaffiliated stockholders may lose the opportunity to receive a significant premium to recent market prices for the Company’s stock if the transaction is not pursued. Likewise, the Special Committee also considered Parent’s concerns about the strategic direction of the Company and the possibility, expressed by Parent, that it was considering selling its position in the Company, which the Special Committee viewed would negatively impact the price of the Company’s common stock.
     15. The opportunity to realize an immediate, substantial premium over current Share prices compared to the uncertainty of realizing an equivalent value in the future.
     16. The agreement by the MBO Purchaser to purchase the MBO Businesses in order to facilitate the Offer and Merger proposed by Parent. The Special Committee understood that the lack of any definitive agreement to sell the MBO Businesses would be unacceptable to Parent, and conducting an auction process for the MBO Businesses prior to entering into the Merger Agreement with Parent and Purchaser could impair the value of such businesses without assuring that a transaction would be completed.
     17. The procedural fairness of the proposed transaction including the appointment of the Special Committee to represent the interests of the unaffiliated stockholders, the ability of the Board to consider alternatives and actively market the MBO Businesses, and the requirement for tender by a majority of disinterested (unaffiliated) stockholders. Although there is no statutory requirement that a majority of disinterested stockholders approve the Merger, the Minimum Tender Condition for the Offer (which is not waivable) requires the tender by a majority of the disinterested stockholders, which assures that a majority of those Stockholders with no interest in the transaction or affiliation with the parties thereto tender their Shares before the Offer may be consummated.
     The Special Committee and the Board of Directors considered all of the above factors in coming to its determination that the Offer and the Merger, including the sale of the MBO Businesses to the MBO Purchaser, was substantively and procedurally fair to the unaffiliated stockholders of the Company.
     Neither Special Committee nor the Board of Directors assigned relative weights to the above factors or determined that any factor was of particular importance. Rather, the Special Committee and the Board of Directors each viewed its position and recommendations as being based on the totality of the information presented to and considered by it. In addition, it is possible that different members of the Special Committee and the Board of Directors assigned different weights to the various factors described above.
(3)	The subsection captioned “MBO Businesses” in subsection (b)(iii), “Certain Post-Execution Activities,” beginning on page 33 of the Schedule 14D-9, is hereby amended in its entirety to read as follows:
     MBO Businesses. Following the announcement of the transaction, representatives of Sandler O’Neill contacted parties that had expressed interest in acquiring the MBO Businesses or which Sandler O’Neill believed might have an interest in acquiring the MBO Businesses. In all, over 60 potentially interested parties were contacted. To the extent these parties had an interest in all or part of the MBO Businesses, they were asked to enter into confidentiality agreements for the benefit of the Company and were given access to information regarding the MBO Businesses. As a result of this process, the Company ultimately entered into a new asset purchase agreement (the “New MBO Agreement”) with MBO Purchaser pursuant to which the MBO Purchaser agreed to pay $55.5 million for the MBO Businesses, an increase of $20.1 million over the original purchase price. Consequently, Parent increased the Offer Price to $17.21 per share, an increase of $0.66 per share over the original Offer Price, after giving effect to the terms of the Merger Agreement and the payment of $1.1 million in fees and expenses of a competing bidder. Significant events in the process leading to the increase in the Offer Price are summarized below:
     On November 15, 2006, Mr. Pyra notified Dr. Pohlman and Mr. Wamberg that he was working with a private equity firm to consider submitting an offer for the MBO Businesses.
     On November 20, 2006, Mr. Wamberg convened a telephonic meeting of the Board of Directors. Mr. Wamberg presented his concerns with respect to the potential submission of a competing offer by or through Mr. Pyra while Mr. Pyra was in the position of President and a director of the Company. Being the subject of the discussion, Mr. Pyra agreed not to participate in the call.
     Mr. Wamberg presented to the Board his request that they ask Mr. Pyra to accept a severance payment and resign as President and as a director. Mr. Wamberg wanted all qualified bidders, including Mr. Pyra, to have the opportunity to make competing offers to maximize potential distribution to the stockholders. He did not believe, however, that Mr. Pyra should be permitted to make such an offer while in the position of President and Chief Operating Officer. Mr. Wamberg expressed his concern that Mr. Pyra’s personal interest in a potential transaction would render him unable to provide objective management of the business leaders and employees in the MBO Businesses and unable to deal with other interested potential bidders. Mr. Wamberg expressed concern that the potential for competing bids for the MBO Businesses by two of the Company’s senior executive officers could cause internal disruption. Mr. Wamberg also expressed concern regarding the potential for dissatisfaction with the MBO Purchaser’s offers to employees if Mr. Pyra’s group made a competing offer and then failed to consummate the transaction. A majority of the directors considered this a matter for the Special Committee and the Board meeting was adjourned to facilitate a meeting by the Special Committee.
     The Special Committee immediately convened its meeting by telephone to consider Mr. Wamberg’s request. After discussion, including consideration of various legal matters by counsel for the Special Committee and the Company, the Special Committee decided not to request Mr. Pyra to resign. The Special Committee concluded that Mr. Pyra should continue to manage the operation of the Company as President and Chief Operating Officer and should not be precluded thereby from submitting an offer that would potentially compete with the offer of the MBO Purchaser or any other potential purchasers interested in so doing. The Special Committee encouraged Mr. Pyra to submit a competing offer. The MBO Agreement did not limit or provide conditions as to the source of potentially competing offers and gave the MBO Purchaser the opportunity to respond to any resulting offers which the Board considers to be superior.
     On November 21, 2006, James Benson and Alan Botsford, a managing director for Clark/Benson, met in Cedar Rapids, Iowa with Mr. Gilman to discuss whether Parent or one of its affiliates would have an interest in financing the Clark/Benson business. Mr. Gilman indicated that they would refer the Clark/Benson opportunity to the appropriate parties with Parent’s affiliate for consideration. Parent subsequently advised the Company that no decision had been made and that Parent would not consider whether to finance the Clark/Benson business until after completion of the Offer.
     On November 24, 2006, the MBO Purchaser raised a question as to whether the Company had the right under the MBO Agreement to accept a potential combination of proposals for segments of the MBO Businesses from different purchasers and to terminate the MBO Agreement if the MBO Purchaser did not choose to respond with a sufficient competing offer. After discussion, the MBO Purchaser acknowledged and agreed that the Company may consider and potentially accept any configuration of qualified proposals from third parties that would advantage the Company’s stockholders and be acceptable to Parent pursuant to its rights under the Merger Agreement.
     Mr. Benson and Mr. Kies had committed to the Special Committee that they would participate as members of Clark Wamberg LLC. The Company has since been advised that, although Mr. Kies is expected to continue to lead the Federal Policy Group and to be an officer of Clark Wamberg LLC, he no longer intends to participate as a member of Clark Wamberg LLC. Mr. Botsford, managing director of Clark/Benson, has since become a member of Clark Wamberg LLC. Under the MBO Agreement, Mr. Wamberg has agreed to provide all funds required to consummate the purchase of the MBO Businesses, if necessary, without bank financing or equity contributions from others.
     By December 14, 2006, Sandler O’Neill had received preliminary indications of interest from five parties interested in further exploring a purchase of all or a portion of the MBO Businesses.

     On December 15, 2006, the Special Committee convened a telephonic meeting to hear a report on the process of soliciting offers to purchase the MBO Businesses. Sandler O’Neill advised the Special Committee that three prospective purchasers indicated an interest in purchasing all of the MBO Businesses, one prospective purchaser indicated an interest in purchasing only that portion of the business formerly known as Baden Retirement Services, Inc., which administers qualified retirement plans (“Baden”), and the remaining prospective purchaser indicated an interest in purchasing only Pearl Meyer & Partners. One of the prospective purchasers interested in purchasing all of the MBO Businesses was a group of individuals affiliated with a private equity firm, which group was working with Mr. Pyra, the Company’s President and Chief Operating Officer, (collectively, the “Investor Group”). The Investor Group is unrelated to the private equity firm with which Mr. Pyra was previously working, which declined to submit any bid for the MBO Businesses. Relevant details of each of these preliminary indications of interest were provided to the MBO Purchaser in accordance with the terms of the MBO Agreement. The Special Committee set the deadline for submitting final bids for the MBO Businesses at January 12, 2007, which deadline was subsequently changed to January 15, 2007.
     The prospective purchasers began meeting with management to conduct due diligence on the MBO Businesses on December 18, 2006. Mr. Pyra participated in certain of these management due diligence meetings, and each of the other prospective purchasers was made aware of Mr. Pyra’s interest in the transactions. During the course of the management due diligence meetings, Mr. Kies also met or spoke with certain of the prospective purchasers of the MBO Businesses. As described above, Mr. Kies’ had entered into an agreement with the Company to waive any “constructive termination” or similar claim related to any assignment of his employment agreement to the MBO Purchaser in exchange for $500,000. Each prospective purchaser was also advised of Mr. Kies’ interest in the transactions and of the Special Committee’s view that any acquisition by such prospective purchaser of the Federal Policy Group, of which Mr. Kies is the managing director, would not trigger a similar payment obligation by such prospective purchaser.
     On December 29, 2006, the Special Committee met telephonically with Sandler O’Neill to review the status of the process for seeking a superior offer for the MBO Businesses. Dr. Pohlman advised the Special Committee of Parent’s previously expressed concerns regarding the timing of the process and Parent’s sense of urgency and strong desire to complete the process without delaying the Offer and Merger.
     On January 8, 2007, Sandler O’Neill inquired of the MBO Purchaser and the other prospective purchasers of all of the MBO Businesses as to whether they would proceed with a transaction if Pearl Meyer was sold separately to a different purchaser. Each of them indicated that they would have no interest in pursuing a transaction without Pearl Meyer. After Sandler O’Neill advised the prospective purchaser interested solely in purchasing Pearl Meyer that such a transaction would not proceed, that prospective purchaser withdrew from the process. By January 12, two of the remaining prospective purchasers for all of the MBO Businesses had withdrawn from the process, and the prospective purchaser that had expressed an interest in purchasing Baden was eliminated from the process because its proposed purchase price was deemed by the Special Committee to be inadequate.
     The Investor Group had expressed its concern that in preparing its formal proposal, it was incurring significant direct expense, including its costs of due diligence and the out-of-pocket fees and expenses of its advisors. The Investor Group stated that, although this was not unusual in other similar sale processes, in this case any proposal they made would be subject to the MBO Purchaser’s “last look” rights under the MBO Agreement to equal or exceed any competing offer. The Investor Group was concerned that, as the MBO Purchaser would see the result of their efforts to propose a greater value for the MBO Businesses and could match or top the proposal, the Investor Group would be disadvantaged.
     On January 14, 2007, the Special Committee met telephonically with Sandler O’Neill to review the results of the bidding process. The sole remaining prospective purchaser, other than the MBO Purchaser, was the Investor Group. The Investor Group proposed purchasing all of the MBO Businesses for $46.0 million in cash. In order to induce the Investor Group to submit a formal proposal that would be subject to the MBO Purchaser’s “last look” rights under the MBO Agreement to equal or exceed any competing offer, the Special Committee indicated that the Company would reimburse the Investor Group for up to $100,000 of its costs incurred in connection with its offer if the Company accepted a higher offer from the MBO Purchaser. The Special Committee compared the terms of the Investor Group’s proposal with the terms of the MBO Purchase Agreement and unanimously agreed, primarily based on price, that the Investor Group’s proposal was the highest bid within the meaning of the MBO Purchase Agreement.
     On January 15, 2007, at the Special Committee’s instruction, the Investor Group was advised that its proposal had been determined to be the highest bid in accordance with the terms of the MBO Purchase Agreement. Later that day, the Investor Group submitted a formal proposal letter to purchase the MBO Businesses for $46.0 million. After the MBO Purchaser was provided a copy of the Investor Group’s offer pursuant to the terms of the MBO Agreement, it expressed concern regarding the Investor Group’s proposal.
     On January 17, 2007, the Special Committee convened a meeting, at Mr. Wamberg’s request, to consider his concerns with respect to the Investor Group’s proposal. Mr. Wamberg and Mr. Kies advised the Special Committee of their view that the terms of the Investor Group’s proposal were not of sufficient detail to enable the MBO Purchaser to submit a counter proposal. The Special Committee advised Mr. Wamberg of its view that the Investor Group’s proposal met the standards of the MBO Agreement, and clearly was superior to the terms of the MBO Agreement. The Special Committee advised Mr. Wamberg of his right to submit an enhanced offer within four business days and encouraged him to do so.

     On January 19, 2007, the MBO Purchaser submitted an enhanced offer in response to the Investor Group’s $46.0 million offer. The MBO Purchaser’s enhanced offer provided for terms that would match the price, terms and conditions of the Investor Group’s proposal. Pursuant to instruction from the Special Committee, the Investor Group was advised of the existence, but not the amount, of the MBO Purchaser’s counter offer and given an opportunity to enhance its bid. The Investor Group advised Sandler O’Neill that it would not increase its proposed purchase price, but would instead revise its proposal to reduce or eliminate certain conditions to its offer.
     On January 24, 2007, the Special Committee convened a meeting at which they considered the terms of the respective offers of the Investor Group and the MBO Purchaser. Shortly before the meeting, the MBO Purchaser increased its enhanced offer to $46.5 million. The Special Committee instructed its counsel to obtain additional information from each of the Investor Group and the MBO Purchaser with regard to their respective offers, including information concerning the bank financing to be used by each party. In light of Mr. Wamberg’s personal guarantee of the MBO Purchaser’s obligations under the MBO Agreement, the Special Committee also requested information concerning Mr. Wamberg’s personal finances. Mr. Wamberg agreed to provide such financial information on the condition that it would be reviewed only by Dr. Pohlman. The Special Committee agreed to reconvene on January 28, 2007.
     Because Parent’s approval of any new asset purchase agreement is required under the terms of the Merger Agreement, on January 25, a copy of the Investor Group’s proposed asset purchase agreement was sent to Parent and its counsel for review. In response, Mr. Beardsworth expressed Parent’s concern to Sandler O’Neill that the terms of the Investor Group’s proposed agreement increased Parent’s liabilities and obligations without any increase in benefits. Also, Parent’s counsel sent a list of contract negotiation issues identified by Parent to the Company’s counsel and to the Special Committee’s counsel.
     On January 26, 2007, the Investor Group submitted a revised proposal with the proposed purchase price remaining at $46.0 million but modifying certain other proposed terms.
     On January 28, 2007, the Special Committee convened a telephonic meeting to consider the terms of the offers from each of the MBO Purchaser and the Investor Group. In advance of this meeting, Dr. Pohlman, as Chairman of the Special Committee, had reviewed and discussed with Mr. Wamberg the personal financial information provided by Mr. Wamberg. Dr. Pohlman advised the Special Committee that, on the basis of his review, Mr. Wamberg appeared to have sufficient liquid, or near liquid, assets to finance the acquisition of the MBO Businesses personally if bank financing or other equity contributions to the MBO Purchaser were not available.
     The Special Committee then considered the effect of the respective offers on the Offer Price, and determined that the MBO Purchaser’s offer would result in an Offer Price of $16.93 per share, while the Investor Group’s offer would result in an Offer Price of $16.92 per share. The Special Committee also considered the other terms of the respective proposals. Among other things, the Special Committee considered the effect of the Investor Group’s $100,000 expense reimbursement provision (and the uncapped expense reimbursement obligation if a transaction with the Investor Group failed to close through no fault of the Investor Group), as compared to the absence of such provisions in the MBO Purchaser’s proposal; the proposed $2 million break-up fee in the Investor Group’s proposal as compared to the absence of such provisions in the MBO Purchaser’s proposal; the “material adverse change” condition in the Investor Group’s proposal as compared to the absence of such provisions in the MBO Purchaser’s proposal; the presence of a material adverse change provision in the bank commitments supporting each proposal; the risks of each party’s ability to retain key employees and to complete a transaction; and the presence of Mr. Wamberg’s personal guarantee of the MBO Purchaser’s obligations as compared to the absence of a similar provision in the Investor Group’s proposal.
     The Special Committee concluded that the MBO Purchaser’s proposal was the best overall transaction available under the circumstances and, subject to receipt of written certification of his personal financial information from Mr. Wamberg and his personal accountant, unanimously approved the MBO Purchaser’s proposal for recommendation to the Board of Directors. The written certifications were received the next day.
     On January 29, 2007, during a recess of a regularly scheduled meeting of the Board of Directors, the Special Committee convened a separate meeting. Mr. Pyra was given the opportunity to address the Special Committee. Mr. Pyra expressed concerns he had regarding the MBO Purchaser’s right to match any other bidder’s offers, the MBO Purchaser’s ability to complete a purchase of the MBO Businesses, and Mr. Pyra’s belief that many key employees of the MBO Businesses would not be willing to continue working under the leadership of Mr. Wamberg. After sharing these considerations with the Special Committee, Mr. Pyra was excused from the meeting. While the Special Committee discussed Mr. Pyra’s status as a competing bidder to the MBO Purchaser, the Special Committee also considered each of Mr. Pyra’s concerns, and discussed Mr. Wamberg’s financial ability to meet his obligations under the MBO Purchase Agreement, as reported by Dr. Pohlman. Dr. Pohlman also reported on his conversations with leaders of the various business units comprising the MBO Businesses, and advised that none of such business unit leaders had expressed any concern regarding the process or the potential outcome of a sale to either the MBO Purchaser or the Investor Group.
     The Special Committee agreed that it would be appropriate for Mr. Wamberg to provide further assurances to the Special Committee, including acknowledgment that the Company had the right to consider and respond to any other proposal or offer that may subsequently be received by the Board of Directors or the Special Committee from any other party, and assurances that the MBO Purchaser would not sell any of the MBO Businesses immediately following completion of the purchase of the MBO Businesses. At the conclusion of these discussions, subject to receipt of the requisite assurances from the MBO Purchaser, the Special Committee determined that the MBO Purchaser’s proposal was superior to the Investor Group’s offer as contemplated by the MBO Purchase Agreement. The Special Committee unanimously approved the terms of an amendment to the MBO Purchase Agreement (the “First Amendment”) for recommendation to the full Board of Directors for its approval, in each case subject to receipt of the requisite assurances from the MBO Purchaser.
     The Special Committee then adjourned, and a meeting of the Board of Directors was reconvened. The Board of Directors was advised of the recommendation of the Special Committee. After further discussion and with Messrs. Wamberg and Pyra present but abstaining (and Mr. Benson absent from the meeting), the Board voted unanimously to accept the Special Committee’s recommendation and approved the First Amendment, subject to receipt of the requisite assurances from the MBO Purchaser.
     The MBO Purchaser and Mr. Wamberg delivered the requisite assurances to the Special Committee in the form of a letter agreement dated January 29, 2007, and an executed First Amendment dated the same date pursuant to which the purchase price for the MBO Businesses would be increased from $35.4 million to $46.5 million. Dr. Pohlman signed the First Amendment. As a result, $100,000 would be payable to reimburse the Investor Group for their expenses incurred in connection with its offer.
     Also on January 29, 2007, the Investor Group submitted a revised offer pursuant to which it would pay $48.5 million for the MBO Businesses on the condition that the Company pay to the Investor Group a $1 million “topping fee” if its revised offer resulted in an improved offer from another entity (including the MBO Purchaser and its affiliates). As submitted, this condition was not acceptable and the proposal was considered at a telephonic meeting of the Special Committee on January 30, 2007. After discussion, the Special Committee decided to consider the offer as superior to the existing MBO Purchase Agreement as amended January 29, 2007 if the Investor Group would agree to modify the topping fee condition. Dr. Pohlman was authorized to accept the new proposal condition only after attempting to negotiate a reduction of the proposed $1 million topping fee and provided that the resulting fee of not more than that amount would be payable only if an improved offer from another buyer was accepted. The Investor Group was not willing to reduce the amount of the topping fee but did agree that it would be payable only if the offer resulted in an improved offer from another buyer, including the MBO Purchaser, that was accepted by the Company. Dr. Pohlman signed the proposal on January 30, 2007 and a copy was promptly provided to the MBO Purchaser pursuant to the terms of the MBO Agreement.
     Upon receipt of the Investor Group’s revised offer, counsel for the MBO Purchaser advised the Special Committee of its view that the Special Committee was not authorized to accept a further offer from the Investor Group. The Special Committee advised the MBO Purchaser that such action was expressly permitted by the terms of both the MBO Agreement, as amended, and the terms of the January 29 letter agreement provided by Mr. Wamberg and the MBO Purchaser, and further encouraged the MBO Purchaser to submit another enhanced offer within four business days as provided under the MBO Agreement, as amended.
     On January 31, 2007, Mr. Gilman called Dr. Pohlman to express Parent’s concern regarding the bidding process for the MBO Businesses. Parent had been informed of the January 30 proposal by the Investor Group and Mr. Gilman expressed Parent’s concern that the terms proposed by the Investor Group contained increased liabilities and obligations to Parent that Parent found unacceptable.
     Over the course of the next several days, representatives of the Company, Parent and Investor Group discussed and negotiated the terms and provisions of the Investor Group’s proposed asset purchase agreement.
     Mr. Gilman and Mr. Wamberg met at Parent’s winter sales meeting in the Turks and Caicos Islands on February 3, 2007, and discussed various business issues, including Mr. Wamberg’s frustrations with the MBO Businesses bid process which he felt he had already won. Mr. Gilman suggested that if Mr. Wamberg wished to buy the MBO Businesses he should submit another bid to the Special Committee in accordance with the bidding process established by the Special Committee. Mr. Wamberg subsequently decided to make another bid.

     On February 5, 2007, the MBO Purchaser timely responded with a revised offer pursuant to which it would pay $50.0 million on the condition that the Company agree to pay the MBO Purchaser a $2.0 million topping fee if the Company accepted a superior offer from another party. The revised offer also provided that a $1.5 million break-up fee be included in the revised asset purchase agreement, but also maintained Mr. Wamberg’s personal guarantee. Later that day, Mr. Gilman spoke to Dr. Pohlman to encourage the Special Committee to conclude the bidding process so that the uncertainty created by the process could be ended and so that the Offer could proceed.
     On February 6, 2007, Mr. Beardsworth sent a letter to Dr. Pohlman expressing that Parent was pleased that the bidding process resulted in a potentially higher valuation for the MBO Businesses. Mr. Beardsworth again urged the Special Committee to bring the bidding process to a close because “further delay affects both our economics and the ability of management to effectively manage the business and maintain its value through this time of uncertainty.” In the letter, Mr. Beardsworth expressed his specific concern that any failure to promptly complete the auction process would result in Parent being materially affected.
     On February 6, 2007, the Special Committee met by telephone to consider the competing offers from the Investor Group and the MBO Purchaser. Dr. Pohlman reported on his February 5th telephone call from Mr. Gilman and the importance to Parent of completing the bidding process immediately. Dr. Pohlman also read the February 6th letter he received from Mr. Beardsworth urging the conclusion of the process. Given the critical importance of avoiding further risk to the merger transaction by additional delay of the scheduled February 20, 2007 expiration date of the Offer, which would also delay the Merger, and the small incremental additions resulting from the continued bidding and “last look” process, the members of the Special Committee concluded that it was essential to conclude the bidding process.
     Counsel for the Special Committee reported the proposal he had received from counsel for the MBO Purchaser as a result of recent conversations among counsel for an arrangement to bring the process to a close. Under this proposal, a prompt deadline would be established within which the Investor Group would be permitted to submit a final offer with no additional topping or expense fees. The MBO Purchaser would remove the $2 million topping fee from its current proposal and would have 24 hours within which to respond to the new Investor Group offer, if any, instead of the four business days provided in the MBO Agreement. The Special Committee would then consider these offers and no others. The Special Committee authorized Dr. Pohlman and counsel for the Special Committee and the Company to negotiate an agreement to implement that process in order to conclude the selection of a purchaser for these assets. A representative of Sandler O’Neill, who had been asked to join the meeting, was instructed to notify the Investor Group of this arrangement and to submit a last and best offer conforming to the topping fee limitation by 11:00 AM eastern time the next day to which the MBO Purchaser would have 24 hours to respond with a final offer. Sandler O’Neill so notified the Investor Group shortly after the meeting.
     Dr. Pohlman also reported that he and counsel for the Special Committee had spoken further with Mr. Wamberg’s personal accountant concerning the personal financial information that had been given to Dr. Pohlman to confirm that Mr. Wamberg had sufficient liquidity to consummate the currently proposed offer from the MBO Purchaser. In view of the increased price, the Special Committee decided to ask Mr. Wamberg to provide the financial materials to Mr. Seidman to review, as well.
     On February 7, 2007, the Investor Group submitted an offer pursuant to which it would pay $53.5 million for the MBO Businesses, on condition that the Company would agree to pay an additional topping fee of $2.0 million plus an additional expense reimbursement of $500,000. The topping fee and expense provisions were inconsistent with the Special Committee’s instructions and the understanding between the Company and the MBO Purchaser. Moreover, accepting such provisions would likely result in the MBO Purchaser insisting on an additional four business days to consider the Investor Group’s proposal, instead of the recently proposed 24 hours. In light of the foregoing and Parent’s previously expressed concerns as to any delay in the process, the Special Committee determined to require the Investor Group to remove such provision.
     On February 8, 2007, the Company entered into a letter agreement dated February 7, 2007 with the MBO Purchaser, which provided for the closing process authorized by the Special Committee. Under this agreement, a bid deadline of 12:00 noon central time on February 8th was established for the Investor Group to submit a final offer with no topping or expense fees in addition to the $1.0 million topping fee and $0.1 million expense reimbursement previously described. The MBO Purchaser agreed to delete the proposed $2 million topping fee from its existing offer and also agreed to a deadline of 2:00PM central time on February 9th to submit a final offer. It was agreed that the Special Committee would consider and make its selection only from the offers resulting from this procedure and no others and could negotiate with the resulting bidder or bidders with respect to terms (other than price terms) of the final asset purchase agreement, including such terms as would be required to obtain Parent’s approval under the Merger Agreement. Absent failure to reach an agreement or the purchaser’s ultimate failure to close the transaction, the Company would not solicit, consider or accept any other offers. The Investor Group was advised of the terms of the letter agreement and that this would be their last opportunity to submit a “best and final” bid.
     After further discussion among Sandler O’Neill, the Chairman of the Special Committee and the Investor Group, the Investor Group deleted the provisions with respect to the additional $2.0 million topping fee and the $500,000 expense reimbursement, and timely increased their offer to $54.0 million with no additional topping fee or expense reimbursement beyond the previously agreed $1.1 million.
     Later on February 8, 2007, the Special Committee met to review the new proposal from the Investor Group and to consider the current status of the process. The Committee determined that the new proposal from the Investor Group was superior to the current offer from the MBO Purchaser, and directed that the Investor Group’s offer letter be provided to the MBO Purchaser. Sandler O’Neil’s representative, who had been asked to attend, reviewed with the Special Committee the equity and bank financing arrangements of both the Investor Group and the MBO Purchaser. The Special Committee considered the financial ability of the parties to close a transaction at the higher price levels indicated. Because an equalizing or superior offer price from the MBO Purchaser would be at least $55.1 million, Dr. Pohlman recommended additional review of Mr. Wamberg’s personal financial information as to whether he would have sufficient liquidity to completely satisfy his personal guaranty if called upon in the event that the bank financing was not completed at the closing. Mr. Seidman reported that Mr. Wamberg had not yet provided him with personal financial information, but that Mr. Wamberg had instead suggested that he would provide them to Parent. The Special Committee also authorized Dr. Pohlman and Mr. Seidman to advise Mr. Wamberg that his personal financial information should be provided to additional members of the Special Committee, and that the Special Committee would consider such information, or the absence of such information, in evaluating the relative merits of the competing proposals.
     To avoid delay in providing approval of the purchaser ultimately selected by the Special Committee and the Board of Directors, Parent and its counsel had reviewed the forms of asset purchase agreement being proposed by each of the Investor Group and the MBO Purchaser. In addition, Parent had requested and reviewed the bank financing arrangements of both parties as well as personal financial information provided to Parent by Mr. Wamberg. On February 9, 2007, Mr. Beardsworth from Parent wrote Dr. Pohlman that the financing appeared to be in order from both parties.
     On February 9, 2007, the MBO Purchaser timely submitted a revised offer to purchase the MBO Businesses for $55.5 million. Among other things, Mr. Wamberg’s letter accompanying the MBO Purchaser’s revised offer advised the Special Committee that he had asked Parent to provide direct confirmation to the Special Committee that the MBO Purchaser is an acceptable purchaser, that Parent is fully satisfied with Mr. Wamberg’s financial ability to cause the MBO Purchaser to close on the transaction, and that no further assurances of that nature are necessary to elicit Parent’s approval of the MBO Purchaser’s offer. The Special Committee convened a telephonic meeting later that day to consider the relative merits of the respective offers. Sandler O’Neill advised the Special Committee that the Investor Group’s offer of $54.0 million would result in an increase in the Offer Price to $17.20 per share, and the MBO Purchaser’s offer of $55.5 million (after allocating $1.1 million to fees and expenses to the Investor Group as described above) would result in an increase in the Offer Price to $17.21 per share. The Special Committee, after determining that the economics of the MBO Purchaser’s proposal were superior to those of the Investor Group’s proposal, then considered the other terms of the respective proposals, as well as Mr. Beardsworth’s February 9th letter and the likelihood of each party completing the purchase of the MBO Businesses in accordance with the terms of its respective offer. The Special Committee considered the ability of Mr. Wamberg to fulfill his obligations as joint obligor under the MBO Purchase Agreement if bank financing or other sources of capital were not available to finance the payment by the MBO Purchaser of the purchase price for the MBO Businesses. Dr. Pohlman indicated that, based on information provided by Mr. Wamberg, it did not appear that Mr. Wamberg had sufficient liquidity to fully fund his $55.5 million personal guaranty, but it did appear that he had sufficient liquid assets to satisfy the equity and bank guaranty required under the MBO Purchaser’s bank financing commitments. The Special Committee authorized Mr. Seidman to contact Mr. Wamberg again to obtain and review additional information as to the nature, scope and liquidity of the assets Mr. Wamberg would propose to use to fund the equity portion of the MBO Purchaser’s requisite capitalization and also to fund a cash collateralized guarantee which the MBO Purchaser’s bank indicated would be required to fund under a bank facility. The Special Committee agreed to reconvene upon receipt by Mr. Seidman of such information and to hear his report thereon.
     On February 11, 2007, the Investor Group advised that it would remove the material adverse change condition from the terms of its offer, and agreed to provide a personal guarantee from a principal of the Investor Group pursuant to which such principal would be a joint and several obligor with the Investor Group solely for the purpose of providing all funds necessary to consummate the transactions contemplated by the terms of the Investor Group’s offer.

     Later that day, the Special Committee convened a telephonic meeting to consider Mr. Seidman’s report on the nature, scope and liquidity of Mr. Wamberg’s assets and to consider the latest revisions to the Investor Group’s offer. Based on Mr. Seidman’s report on the information Mr. Wamberg provided, the Special Committee concluded that Mr. Wamberg, together with the prior financial commitments of Mr. Benson, had sufficient financial resources to fund the equity portion of the MBO Purchaser’s requisite capitalization and also to fund the cash collateralized guarantee.
     In comparing the terms of the MBO Purchaser’s offer to that of the Investor Group, the Special Committee noted the changes to the terms of the Investor Group’s offer, and considered the remoteness of a material adverse change in the MBO Businesses prior to the expected closing in several weeks. The Special Committee also considered the $0.01 per share difference in effect on the Offer Price between the proposals, and considered the relative equivalence of the other terms of the respective offers. The Special Committee concluded that the Investor Group’s proposal was not superior to the MBO Purchaser’s offer, and that Mr. Wamberg was financially able to close the transaction. Under these circumstances, pursuant to the terms of the MBO Agreement, the MBO Purchaser would be entitled to proceed with the purchase of the MBO Businesses on the terms of its most recent offer. The Special Committee unanimously agreed to recommend to the full Board of Directors that the Company enter into the New MBO Agreement with the MBO Purchaser for a sale of the MBO Businesses to the MBO Purchaser for $55.5 million.
     On February 12, 2007, the Board of Directors convened a meeting at which Dr. Pohlman summarized the recent bidding process for the MBO Businesses and the Special Committee’s consideration of the offers received from the Investor Group and the MBO Purchaser. Dr. Pohlman reported that the Special Committee approved the MBO Purchaser’s latest $55.5 million proposal and recommended approval thereof by the Board of Directors based on its best business judgment. This recommendation was based on a number of factors which had been considered by the Special Committee, including:
     (1) The MBO Purchaser’s offer would result in higher value to shareholders than the Investor Group’s last offer submitted in compliance with final bidding instructions.
     (2) The personal financial information made available to Dr. Pohlman and Mr. Seidman, and their report thereon, together with the Special Committee’s assessment that there was a low probability of anything interfering with the MBO Purchaser’s bank financing, all of which led to the conclusion that the MBO Purchaser and Mr. Wamberg had the financial ability complete the transaction.
     (3) The Special Committee’s belief that Mr. Wamberg was highly motivated to complete the transaction because he is personally at risk for any failure to close and would expose his high net worth to that risk.
     (4) Prior communications from Parent to the Special Committee that further delay in the process could adversely affect the Parent and the value of the business.
     (5) The Special Committee’s determination that the totality of factors did not lead to a conclusion that the Investor Group’s last offer in compliance with the final bidding instructions was economically superior or more certain to lead to a completed transaction than the MBO Purchaser’s final offer.
     (6) The provisions of the MBO Agreement effectively required the Special Committee to determine that the Investor Group’s last offer in compliance with the final bidding instructions was superior to the MBO Purchaser’s last offer before terminating the MBO Agreement and accepting the Investor Group’s offer.
     The Special Committee conveyed its recommendation to the Board of Directors, and the Board of Directors, with Messrs. Wamberg, Pyra and Benson present and abstaining, voted unanimously to accept the Special Committee’s recommendation and to approve the New MBO Agreement.
     Subsequently, on February 12, 2007, the Investor Group submitted a further proposal to purchase the MBO Businesses for $56.0 million. On February 13, the Investor Group further increased its revised offer to $58.0 million. The Special Committee convened a meeting later that day to consider the most recent developments. The Special Committee considered the terms of the Company’s

February 7th letter agreement with the MBO Purchaser in which the Company agreed not to solicit, consider, entertain or accept any other offer after a deadline of noon central time on February 8, 2007. The Investor Group had been informed of the final bid procedures and had been instructed several times to submit a best and final bid by the deadline. As these new offers were untimely, they could not be entertained or accepted without violating the February 7th letter agreement. The Special Committee also considered the relative risks and benefits of the Investor Group’s latest proposal as compared to proceeding to the MBO Purchaser’s latest offer. The Special Committee was particularly mindful of the repeatedly expressed concerns of Parent as to delays in the sale process for the MBO Businesses and Parent’s assertions that delay will materially affect it and management’s ability to effectively manage the business and maintain its value. The Special Committee was also concerned by Mr. Wamberg’s statement that he and the MBO Purchaser were prepared to pursue litigation to enforce his contractual rights under the letter agreement of February 7 if the Company accepted the Investor Group’s revised offer, and the impact such litigation might have on Parent’s willingness to complete the Offer. The Special Committee considered these risks against the prospect of a net increase of $0.12 in the Offer Price if the Investor Group’s revised proposal were accepted. The Special Committee agreed to reconvene the meeting the next day to further consider the matter.
     On February 14, 2007, the Special Committee reconvened to discuss the issues related to the revised Investor Group proposal. The Special Committee again sought to balance the risks of the MBO Purchaser pursuing litigation, coupled with Parent’s suggestion that such a development could result in the failure by the Company to satisfy the conditions precedent to the closing of the Offer under the Merger Agreement. The Special Committee again considered this risk against the prospect of an additional $0.12 per share in the Offer Price, representing less than 0.7% of the total Offer Price. After discussion, the Special Committee concluded that such increase did not justify risking the entire transaction which otherwise would yield the Company’s stockholders a premium of approximately 38.2% over the closing stock price on November 1, 2006. The Special Committee unanimously confirmed its prior decision to accept the MBO Purchaser’s latest proposal at $55.5 million.
     Later on February 14, 2007, the Investor Group submitted a letter to the Special Committee indicating that they were prepared to increase their offer to exceed $58.0 million in a final round of bidding so long as the MBO Purchaser would agree to waive its “last look” rights under the MBO Agreement. At the Special Committee’s direction, the MBO Purchaser and Mr. Wamberg were asked to consider pursuing such a “best and final” bid process. The MBO Purchaser and Mr. Wamberg responded that they would not agree to the Investor Group’s proposal and reiterated that they would enforce their rights through litigation under the February 7 letter agreement if the Company pursued such a course of action.
     On February 15, 2007, the Special Committee convened a meeting to discuss issues related to the Investor Group’s latest proposal. Based on the considerations previously discussed and Mr. Wamberg’s firm position with respect to the bid process, the Special Committee again concluded that the risk to the entire transaction was such that the Special Committee again unanimously confirmed its prior decision to accept the MBO Purchaser’s latest proposal. Accordingly, as authorized by the Special Committee, Dr. Pohlman signed the new Asset Purchase Agreement dated February 14, 2007 with the MBO Purchaser and Mr. Wamberg, and acknowledged by the Parent.
     Subsequently, on February 15, 2007, the Investor Group offered to engage in a “best and final” blind auction on certain terms, including the MBO Purchaser’s agreement to proceed without a “last look” right formerly provided under the MBO Agreement, as amended. The Investor Group was informed that the Company had entered into the new Asset Purchase Agreement with the MBO Purchaser and that the bidding process had been completed.
     On February 20, 2007, Mr. Wamberg spoke to Messrs. Pyra and Lemajeur, the Chief Financial Officer, both of whom had been associated with the competing Investor Group, to address the continued performance of their responsibilities as needed through the anticipated closings. Mr. Wamberg offered Mr. Pyra the choice to take a paid leave of absence through the closing of the tender offer and the MBO Purchase, or to remain active under Mr. Wamberg’s supervision in the operation of the businesses. Mr. Pyra responded that he would continue to carry on his duties as President and Chief Operating Officer through the closing. Concerned about reports that Mr. Lemajeur had been disparaging Mr. Wamberg and the MBO Purchaser to employees and others, and the risk that such conduct could interfere with the business and with closing on the impending transactions, Mr. Wamberg placed Mr. Lemajeur on paid leave effective immediately.
(4)	The subsection captioned “Stock Trading History” under “Item 4—(b)(iv) Fairness Opinion of Sandler O’Neill,” beginning on page 38 of the Schedule 14D-9, is hereby amended in its entirety to read as follows:
     Stock Trading History. Sandler O’Neill reviewed the history of the reported trading prices and volume of the Company’s common stock for the one-year period beginning on October 31, 2005 and ended November 1, 2006. Sandler O’Neill also reviewed the history of the reported trading prices and volume of the Company’s common stock since the Company’s initial public offering (“IPO”) beginning August 19, 1998 through November 1, 2006. Sandler O’Neill compared the relationship between the performance of the Company’s common stock to the performance of (i) the prices of the S&P 500 Index; (ii) the weighted average (by market capitalization) of life and property & casualty brokers (collectively the “Insurance Brokers Peer Group”); (iii) the consulting services/benefits outsourcing companies including CBIZ, Inc. (the “Consult. & Bus. Services Peer Group”); and (iv) excluding CBIZ, Inc. (the “Consult. & Bus. Services ex. CBZ Peer Group”). CBIZ, Inc. was excluded in Sandler O’Neill’s analysis as its stock performance during the relevant time periods, unlike the stock performance of the other members of the Consult. & Bus. Services Peer Group, represented a steady decline. Sandler O’Neill determined creating two peer groups, one including and one excluding CBIZ, Inc. was a more effective measure of the Company’s stock performance.

     As shown by the table below, in the one-year period ended November 1, 2006, the Company generally underperformed the S&P 500 Index, Insurance Brokers Peer Group, Consult & Bus. Services Peer Group and Consult. & Bus. Services ex. CBZ Peer Group.
Clark’s One-Year Stock Performance

	Beginning Index
	Value
	October 31,	Ending Index Value
	2005	November 1, 2006
Clark, Inc.	100.00%	81.70%
S&P500 Index	100.00	113.32
Insurance Brokers Peer Group	100.00	102.91
Consult. & Bus. Services Peer Group	100.00	115.24
Consult. & Bus. Services ex. CBZ Peer Group	100.00	115.00
     As shown by the table below, in the period since its IPO through November 1, 2006, the Company generally outperformed the S&P 500 Index, Insurance Brokers Peer Group, Consult & Bus. Services Peer Group and Consult. & Bus. Services ex CBZ Peer Group.
Clark’s Performance since IPO

	Beginning Index
	Value	Ending Index Value
	August 19, 1998	November 1, 2006
Clark Inc.	100.00%	138.89%
S&P500 Index	100.00	124.57
Insurance Brokers Peer Group	100.00	126.64
Consult. & Bus. Services Peer Group	100.00	100.94
Consult. & Bus. Services ex. CBZ Peer Group	100.00	102.55
(5)	The first paragraph of the subsection captioned “Comparable Company Analysis” under “Item 4—(b)(iv) Fairness Opinion of Sandler O’Neill,” beginning on page 39 of the Schedule 14D-9, is hereby amended to read as follows:
     Comparable Company Analysis. Sandler O’Neill used publicly available information to compare selected financial and market trading information for the Company with groups of comparable publicly traded companies selected by Sandler O’Neill and indicated under “Comparable Groups” below. The analysis compared publicly available financial and market trading information for the peer group both by category and as a group as of and for the twelve-month period ended September 30, 2006 with pricing data as of November 1, 2006 and compared it to the financial and trading information of the Company for the same time periods. This information was then used by Sandler O’Neill to derive an imputed range of values of the Company’s common stock based on the mean and median pricing multiples of the peer group. The comparable companies consisted of publicly traded institutions in three categories: (i) Life Brokers, (ii) Property & Casualty Brokers and (iii) Consulting Services/Benefits Outsourcing providers. These institutions were selected from the universe of publicly traded companies in each category which Sandler O’Neill deemed to have similar businesses and financial characteristics as the Company. The data are summarized in the tables under “Comparable Group Analysis” below.
(6)	The last full paragraph under the subsection captioned “Comparable Company Analysis” preceding the table titled “Imputed Value Based On Selected Comparable Publicly Traded Companies” under “Item 4—(b)(iv) Fairness Opinion of Sandler O’Neill” on page 41 of the Schedule 14D-9 is hereby amended in its entirety as follows:
     Using the information described above concerning each Comparable Group, Sandler O’Neill derived a range of imputed values for each share of the Company’s common stock. The table below shows the results of applying the aggregate mean and median multiples of the Comparable Groups to the Company’s last twelve months’ revenue and “EBITDA” (earnings before interest, taxes, depreciation and amortization) and current and forward earnings per share. Based on this analysis, Sandler O’Neill derived an imputed range of values of $8.13 per share to $14.97 per share of the Company’s stock as compared to the purchase price of $16.55 in the transaction.
(7)	The subsections captioned “Analysis of Selected Merger Transactions,” “Premium Paid Analysis,” and “Ability to Achieve Purchase Price via Earnings Growth Analysis” under “Item 4—(b)(iv) Fairness Opinion of Sandler O’Neill” on pages 41 through 44 of the Schedule 14D-9 are hereby amended in their entirety to read as follows:

     Analysis of Selected Merger Transactions. Sandler O’Neill reviewed 9 merger transactions announced in the United States from January 1, 2001 through November 1, 2006 involving insurance brokers with an enterprise value greater than $100 million (the “Insurance Brokers Group”) as acquired companies. Sandler O’Neill also reviewed 6 merger transactions announced in the United States from January 1, 2001 through November 1, 2006 involving consulting and business services companies with an enterprise value greater than $100 million (the “Consulting and Business Services Group”) as acquired companies. These transactions represented those transactions as selected by Sandler O’Neill for the relevant time period that were in Sandler O’Neill’s view most comparable to the current transaction.
Comparable Transactions
Insurance Broker (Enterprise Value > 100mm)

						Enterprise	Enterprise
				Latest Twelve	Latest Twelve	Value / Latest	Value / Latest
			Enterprise	Month’s	Month	Twelve Months	Twelve Months
			Value	Revenue	EBITDA	Revenue	EBITDA
Buyer Name	Target Name	Consideration	($mm)	($mm)	($mm)	(x)	(x)
AUSA	Clark	Cash	$580	$278	$55	2.09	10.6
USI Holdings	Summit Global	Cash and Stock	124	66	13	1.88	9.4
	Partners(2)(3)
Hub International	Talbot Financial Corp.	Cash	145	105	18	1.38	8.2
BB&T Corporation	McGriff Seibels &	Cash and Stock	391	160	35	2.43	11.3
	Williams Inc.
Clark/Bardes, Inc.	Long, Miller &	Cash and Stock	399	66	42	6.06	9.4
	Associates, LLC
Hilb, Rogal and Hamilton	Hobbs Group LLC	Cash and Stock	273	95	23	2.87	11.9
Greater Bay Bancorp	ABD Insurance &	Cash and Pref Stock	201	100	22	2.01	9.1
	Financial Services,
	Inc.(4)
Benfield Greig	E.W. Blanch Holdings,
Group Plc	Inc.	Cash	215	199	18	1.08	11.7
Wells Fargo	Acordia	Cash	500	400	57	1.25	8.7
Hub International	Kaye Group Inc.	Cash	120	78	16	1.53	7.6

Consulting and Business Services Companies (Enterprise Value >100mm):

							Enterprise
				Latest Twelve	Latest Twelve	Enterprise Value	Value / Latest
			Enterprise	Month’s	Month	/ Latest Twelve	Twelve Months
			Value	Revenue	EBITDA	Months Revenue	EBITDA
Buyer Name	Target Name	Consideration	($mm)	($mm)	($mm)	(x)	(x)
AUSA	Clark	Cash	$580	$278	$55	2.09	10.6
One Equity Partners	NCO Group (1)	Cash	1,191	1,104	152	1.08	7.8
Hewitt Associates, Inc.	Exult, Inc.	Stock	700	466	30	1.50	23.5
Marsh McLennan Companies	Kroll, Inc. (1)	Cash	1,679	547	113	3.07	14.9
Manpower	Right Management	Stock	597	477	84	1.25	7.1
	Consulting
Kroll, Inc.	Zolfo Cooper	Cash and Stock	178	61	36	2.91	4.9
AON Corp.	ASI Solutions Inc.	Stock	104	84	14	1.24	7.4

Source: SNL Financial; Company filings

[1]	Excludes restructuring charges

[2]	Estimate of 20% EBITDA margin based on USI Holdings management conference call

[3]	Revenues are annualized, based on press release disclosure

[4]	Transaction information from Greater Bay’s presentation “Highlights for the Investment Community,” dated 12/19/01
     In each of the comparable transactions, Sandler O’Neill reviewed the following multiples: (i) enterprise value (defined as the purchase price for the equity of the target plus its debt, less its restricted and unrestricted cash) to last twelve months’ revenue and (ii) enterprise value to EBITDA. Sandler O’Neill then computed a mean and median multiple for these transactions. The mean and median multiples from the Insurance Brokers Group and the mean and median multiples for the Consulting and Business Services Group were applied to the Company’s financial information as of and for the twelve months ended September 30, 2006. As illustrated in the following table, Sandler O’Neill derived implied ranges of values per share for the Company’s common stock of $12.81 to $19.53 based upon the mean and median multiples for the last twelve month’s revenue and EBITDA for transactions in the Insurance Broker Group, $5.43 to $17.65 based upon the mean and median multiples for the last twelve month’s revenue and EBITDA for transactions in the Consulting and Business Services Group, and $5.43 to $19.53 based on all transactions.
Comparable Transaction Analysis
Insurance Brokers

		Peer Group	Current
	Peer Group Mean	Median	Transaction
Enterprise Value/Revenue	2.28x	1.88x	2.09x
Enterprise Value/EBIDTA.	9.7x	9.4x	10.6x
Consulting and Business Services Companies

	Peer Group	Peer Group	Current
	Mean	Median	Transaction
Enterprise Value/Revenue	1.84x	1.38x	2.09x
Enterprise Value/EBIDTA.	11.0x	7.6x	10.6x

All Transactions

	Peer Group	Peer Group	Current
	Mean	Median	Transaction
Enterprise Value/Revenue	2.10x	1.53x	2.09x
Enterprise Value/EBIDTA.	10.2x	9.1x	10.6x
     Sandler O’Neill noted that the ratios of (i) enterprise value to revenue and (ii) enterprise value to EBITDA were, in all cases, higher for the current transaction than the relevant median ratios for the comparable transactions’ median ratios of (i) enterprise value to revenue and (ii) enterprise value to EBITDA.
Comparable Transaction Multiples

	Mean		Median		Mean		Median
	Insurance		Insurance		Consulting		Consulting
	Group	Implied	Group	Implied	Group	Implied	Group	Implied
	Multiple	Value	Multiple	Value	Multiple	Value	Multiple	Value
Enterprise Value/Last Twelve Month’s Revenue	2.3x	$19.53	1.9x	$13.27	1.8x	$12.72	1.4x	$5.43
Enterprise Value/Last Twelve Month’s EBIDTA(1)	9.7x	$13.76	9.4x	$12.81	11.0x	$17.65	7.6x	$7.34

(1)	Excludes human capital reorganization expense.
     Sandler O’Neill noted that the purchase price of $16.55 was within the range of the implied values per share of the Company’s common stock derived from the mean and median multiples for the last twelve months’ revenue and EBITDA for the comparable transactions.
     Premiums Paid Analysis. Sandler O’Neill reviewed and compared premiums to stock price (meaning that amount paid to shareholders above the publicly reported price of a company’s common stock on a per share basis) paid in certain public acquisition transactions (i) across all industries from January 1, 2005 to November 1, 2006 with deal sizes between $250 million and $750 million; (ii) all financial services acquisition transactions during the same period, and (iii) all insurance transactions between January 1, 2000 and November 1, 2006, to the implied premium in the Merger to the closing stock price for the Company’s common stock on November 1, 2006.
     The following table presents the results of this analysis:

	Median Market Premium
	1-Day	1-Month
Current Transaction	32.4%	51.8%
All Industries from 1/1/2005 to 11/1/2006 (Deal Size between $250MM and $750MM)	16.5%	18.0%
All Financial Services Transactions from 1/1/2005 to 11/1/2006 (Deal Size between $250MM and $750MM)	20.4%	20.9%
All Insurance Transactions From 1/1/2000 to 11/1/2006	15.8%	23.7%
     Sandler O’Neill noted that in each instance the premium paid in the current transaction was higher than that of the medians observed in the comparable public acquisition transactions.
     Ability to Achieve Purchase Price via Earnings Growth Analysis. Sandler O’Neill performed an analysis to determine the annual earnings per share, or EPS, growth rate the Company’s stock price would be required to achieve to equal the future value of the purchase price of the transaction in each of the years ending December 31, 2007 through December 31, 2011. Sandler O’Neill then calculated the present value of the purchase price on each of those dates. Sandler O’Neill then discounted the purchase price of $16.55, to December 31, 2006, using a discount rate of 18%. The 18% discount rate was chosen based upon Sandler O’Neill’s calculation of the Company’s cost of equity, which is the sum of the 10- year U.S. Treasury rate on November 1, 2006 plus the product of (1) the equity risk premium derived from data from Ibbotson Associates, which is the additional return an investor expects to receive to compensate for the additional risk associated with investing in equities as opposed to riskless assets and (2) the Company’s “risk Beta,” which is a measure of stock price volatility, as derived from certain information as published on Bloomberg. The analysis assumed the Company’s 2006 budgeted EPS and its peer group’s median price/last twelve month’s EPS multiple. Sandler O’Neill also performed the same analysis to determine the annual EPS growth rate needed for the Company’s stock price to equal the present value of the purchase price of the transaction on the same dates.

     The following tables present the results of this analysis:
EPS Growth Rate Needed to Equal $16.55 per Share

	Annual Growth Rate
	Needed for the
	Company Price to
	Equal Purchase
	Price
	Price/		Present Value of
	LTM EPS		Purchase Price at
Year	of Peers	Purchase Price	18% Discount Rate
2007	61%	$16.55	$14.03
2008	27%	$16.55	$11.89
2009	17%	$16.55	$10.07
2010	13%	$16.55	$8.54
2011	10%	$16.55	$7.23
EPS Growth Rate Needed to Equal Present Value of $16.55 per Share

	Growth Rate Needed
	for the Company to
	Equal Value of
	Purchase Price
	Price/		Present Value of
	LTM EPS	Purchase Price	Purchase Price at
Year	of Peers	at end of Period	18% Discount
2007	90%	$19.53	$16.55
2008	50%	$23.04	$16.55
2009	38%	$27.19	$16.55
2010	33%	$32.09	$16.55
2011	30%	$37.86	$16.55
(8)	The first paragraph under the subsection captioned “Discounted Cash Flow Analysis” under “Item 4—(b)(iv) Fairness Opinion of Sandler O’Neill” on page 44 of the Schedule 14D-9 is hereby amended and restated in its entirety as follows:
     Discounted Cash Flow Analysis. Sandler O’Neill performed an analysis that estimated the net present value per share of the Company’s Common Stock through December 31, 2010 under various circumstances and assuming the Company performs in accordance with management’s 2006 budget and estimates for future performance provided by the Company from 2007 through 2010 as shown in the table below.
Projected Consolidated Income Statement(1)

	2006	2007	2008	2009	2010
	(dollars in thousands; except per share data)
First Year Revenue	$147,089	$158,693	$166,873	$175,661	$184,682
Renewal Revenue	137,366	140,419	142,627	144,909	147,903
Total Revenue	284,455	299,112	309,499	320,570	332,585
Commission and Fee Expense	(58,705)	(60,611)	(62,772)	(65,167)	(67,583)
Operating Expense	(170,505)	(180,687)	(188,214)	(196,168)	(204,530)
Total Expenses	($229,210)	($241,298)	($250,986)	($261,335)	($272,113)
EBITDA	55,244	57,814	58,514	59,235	60,471
Depreciation and Amortization Expense	(19,704)	(19,865)	(20,030)	(20,212)	(20,404)
Interest Expense	(21,498)	(20,697)	(19,768)	(18,619)	(17,362)
Pre-Tax Income	14,043	17,252	18,716	20,404	22,705
Taxes	(5,715)	(7,021)	(7,617)	(8,304)	(9,241)
Net Income	8,327	10,230	11,098	12,099	13,464
Weighted Average Diluted Shares	17,877	17,877	17,877	17,877	17,877
Earnings per Share	$0.47	$0.57	$0.62	$0.68	$0.75

(1)	The Company prepared the projections provided in this table for the fiscal years ended December 31, 2006 through 2010 and provided them to Sandler O’Neill for purposes of considering and evaluating the Offer. These financial projections reflect numerous good faith assumptions and estimates as to future events that the Company believed were reasonable at the time the projections were prepared. However, the projections were not prepared with a view towards public disclosure or compliance with published guidelines of the SEC or generally accepted accounting principles, or accounting guidelines applicable to the presentation of prospective financial information, and the Company’s certified public accountants have not examined or compiled any of the projections or expressed any conclusion or provided any form of assurance with respect to the projections. The projections are forward-looking and are subject to risks and uncertainties that could cause actual results to differ materially and should be read with caution. They are subjective in many respects and thus susceptible to uncertainty, interpretations and periodic revisions based on actual experience and recent developments. While presented with numerical specificity, the projections were not prepared by the Company in the ordinary course and are based upon a variety of estimates and hypothetical assumptions made by the Company with respect to, among other things, operating and other revenues and expenses, capital expenditures and working capital and other matters. These estimates and assumptions are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as tax considerations and changes to the business, financial condition or results of operations of the Company, which may cause the financial projections or the underlying assumptions to be inaccurate. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate, and actual results may differ materially. Among other things, the projections do not take into account non-recurring expenses related to the Offer and the Merger, including (but not limited to) legal and other professional advisory fees, which may also cause actual results to differ materially. For these reasons, the inclusion of the projections in this Schedule 14D-9 should not be regarded as an indication that the projections will be an accurate prediction of future events and should not be relied on as such. No one has made, or makes, any representation to any stockholder regarding the information contained in the projections. Except to the extent required by applicable federal securities laws, the Company does not intend, and expressly disclaims any responsibility to, update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of subsequent events even in the event that any or all of the assumptions underlying the projections are shown to be in error.
     The Company’s cash flows were valued as three separate business units: Corporate Solutions Group, Other Business Segments and Corporate. The cash flows from each unit were forecasted and then discounted to December 31, 2006 based on a selected range of discount rates and terminal multiples based on the characteristics of the business. These values were then aggregated to determine the total value of the Company. This method of analysis does not imply and should not be read to imply that the Company could or should be sold in separate segments. To approximate the terminal value of the Company’s Common Stock at December 31, 2010, Sandler O’Neill applied enterprise value/EBITDA multiples ranging from 8.0x to 10.0x for the Corporate Solutions Group and 9.0x to 11.0x for the Other Business Segments and Corporate. The range of enterprise value/EBITDA multiples used in its analysis was deemed appropriate by Sandler O’Neill based upon the results of its comparable transactions analysis. The terminal values were then discounted to present values using different discount rates ranging from 16.0% to 19.0%. The range of discount rates applied in Sandler O’Neill’s analysis was based on its calculation of the Company’s cost of equity, which, as described earlier is the sum of the 10-year U.S. Treasury rate on November 1, 2006 plus the product of equity risk premium derived from data from Ibbotson Associates and the Company’s “risk Beta” as derived from certain information as published on Bloomberg. The range was deemed appropriate by Sandler O’Neill based on the results of this calculation and what Sandler O’Neill believed to be appropriate deviations, both up and down, from such calculation. As illustrated in the following tables, this analysis indicated an imputed range of values per share for the Company common stock of $7.87 to $13.61 as compared to the current offer price of $16.55.
(9)	The following paragraph is hereby inserted immediately following the table and footnotes appearing on page 45 of the Schedule 14D-9:
     Based upon the results of the analysis performed, and subject to the conditions and limitations contained in its written opinion attached as Annex B to this Schedule 14D-9, Sandler O’Neill rendered a fairness opinion to the Company’s board of directors that the purchase price was fair to the unaffiliated shareholders of the Company.
(10)	The subsection captioned “Selected Peer Group Analysis” under “Item 4—(b)(v) Fairness Opinion of KBW,” beginning on page 46 of the Schedule 14D-9, is hereby amended and restated in its entirety to read as follows:
     Selected Peer Group Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market valuation of the Company to those of a selected group of comparable independent insurance brokers and other service companies. The selected companies used in this analysis were drawn from the universe of all publicly traded insurance brokers and other service companies which were deemed by KBW to operate in similar businesses or have similar financial characteristics to the Company. The selected companies were not intended to represent the complete list of independent insurance brokers and other service companies.
     Companies included in the group were:
Arthur J. Gallagher & Co.
Hilb Rogal & Hobbs Co.
Hub International Ltd.
USI Holdings Corp.
Brooke Corp.
Hewitt Associates Inc.
Watson Wyatt Worldwide, Inc.
National Financial Partners Corp.
BISYS Group Inc.
CBIZ Inc.
Crawford & Co.
CorVel Corp.
Cunningham Lindsey Inc.
     To perform this analysis, KBW used financial information as of and for the latest quarter available. Market price information was as of November 1, 2006, and 2006 and 2007 earnings per share and EBITDA estimates were mean estimates taken from I/B/E/S, a nationally-recognized earnings estimate consolidator.
     KBW’s analysis showed the following concerning the Company’s financial performance and financial condition:

		Group	Group
	Clark	Mean	Median
Last Twelve Months (LTM) EBITDA Margin	9.5%	13.8%	13.8%
2006 — 2007 estimated earnings per share growth	66.3%	25.9%	18.3%
     KBW’s analysis showed the following concerning the Company’s market valuation:

Clark
	Clark	at the Offer	Group	Group
	at Market(1)	Price(1)	Mean	Median
Enterprise value to LTM revenue	1.2x	1.5x	1.4x	1.5x
Enterprise value to LTM EBITDA	12.7x	16.0x	10.8x	10.4x
Enterprise value to 2006 estimated EBITDA	10.4x	13.1x	8.8x	9.2x
Enterprise value to 2007 estimated EBITDA	8.1x	10.2x	7.1x	7.6x
Stock price to 2006 estimated earnings per share	27.2x	36.0x	18.3x	18.4x
Stock price to 2007 estimated earnings per share	16.3x	21.6x	15.5x	15.9x

(1)	Enterprise value (defined as equity value plus net debt (long-term debt minus cash)), revenue and EBITDA results adjusted to reflect debt and segregated cash flows associated with CBC Insurance Revenue Securitization, LLC, a wholly owned special purpose subsidiary of the Company that issued $305 million of securitized notes in 2002.
     Based on its analysis of the selected group of comparable companies, KBW derived an implied range of values for the Company’s common stock based upon minimum and maximum multiples of the comparable companies, excluding the highest and lowest values, and applying a 20% change of control premium. The selected change of control premium approximates the median one-day premium paid in financial institution transactions with equity value between $100 million and $500 million (see “Historical Transaction Premium Analysis”). Using this methodology, the implied range of values based on the last twelve months’ revenue was $3.33 to $29.12 per share, or $59.0 million to $515.7 million of total equity value, and based on the last twelve months’ EBITDA was $4.88 to $16.91 per share, or $86.4 million to $299.4 million of total equity value. The implied range of values based on estimated 2006 EBITDA was $9.54 to $17.72 per share, or $168.9 million to $313.8 million of total equity value. The implied range of values based on 2007 estimated EBITDA was $11.67 to $15.95 per share, or $206.7 million to $282.4 million of total equity value. The implied range of values based on estimated 2006 earnings per share was $6.06 to $12.63 per share, or $107.3 million to $223.7 million of total equity value, and the implied range of values based on estimated 2007 earnings per share was $8.30 to $17.36 per share, or $147.0 million to $307.4 million of total equity value.
(11)	The second and third full paragraphs under the subsection captioned “Comparable Transactions Analysis” under “Item 4—(b)(v) Fairness Opinion of KBW” appearing on page 50 of the Schedule 14D-9 are hereby amended and restated to read in their entirety as follows:
     Transaction multiples for the merger were derived from the $16.55 per share price for the Company and the Company’s outstanding debt as of September 30, 2006. KBW compared these results with announced multiples derived from the comparable transactions. The results of the analysis are set forth in the following table.

	Clark	Comparable	Comparable
	at the Offer	Transaction	Transaction
	Price (1)	Mean	Median
Enterprise Value /Trailing 12 Months Revenue	1.5x	2.2x	2.1x
Enterprise Value /Trailing 12 Months EBITDA.	16.0x	10.0x	9.7x

(1)	Enterprise value, revenue and EBITDA results adjusted to reflect debt and segregated cash flows associated with CBC Insurance Revenue Securitization, LLC.
     Based on its analysis of the selected group of comparable transactions, KBW derived an implied range of values for the Company’s common stock of $14.63 to $34.23 per share, or $259.1 million to $606.2 million of total equity value, based upon the minimum and maximum multiples (excluding the highest and lowest values) for the last twelve months’ revenue for the comparable transactions, and $7.96 to $10.87 per share, or $141.0 million to $192.5 million of total equity value, based upon EBITDA for the last twelve months for the comparable transactions.
(12)	The subsections captioned “Company Discounted Cash Flow Analysis,” “Historical Transaction Premium Analysis” and “Other Analysis” under “Item 4—(b)(v) Fairness Opinion of KBW”, beginning on page 50 of the Schedule 14D-9, are hereby amended and restated in their entirety to read as follows:
     Company Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to determine a range of the present values of after-tax cash flows that the Company could reasonably provide to equity holders through 2011 on a stand-alone basis, excluding the effects related to the Merger. In performing this analysis, KBW used I/B/E/S estimates of Company per share net income of $0.46 for 2006 and $0.77 for 2007, and the I/B/E/S long-term earnings growth rate of 16.5% annually thereafter. The range of values was determined by adding (1) the present value of the Company’s earnings potentially distributable as dividends, and (2) the present value of the “terminal value” of the Company’s common stock. In calculating the terminal value of the Company’s common stock, KBW applied multiples ranging from 12.0x to 18.0x 2012 forecasted earnings of $1.65 per share, which range KBW deemed appropriate based on the current valuation environment for a company with similar projected operating results and risk characteristics. The dividend stream and the terminal value were then discounted back using discount rates ranging from 14.0% to 16.0%, which range KBW viewed as appropriate for a company with the Company’s risk characteristics and was calculated using market information and data from Ibbotson Associates. See “Other Analysis” below for a discussion of the weighted average cost of capital. This analysis resulted in a range of values for the Company of $11.11 to $17.18 per share. Using management’s 2007 earnings per share estimate of $0.57 per share but otherwise performing the same analysis, the discounted cash flow value range is $8.25 to $12.77 per share.
     KBW stated its opinion that the discounted cash flow present value analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Company Common Stock.
     Historical Transaction Premium Analysis. KBW reviewed and compared the implied premium to be paid to the Company’s shareholders from the $16.55 price, based on the closing stock price for the Company’s Common Stock on November 1, 2006, to premiums to stock price paid in selected domestic public acquisitions announced between October 12, 2001 and October 12, 2006 in transactions with equity value between $100 million and $500 million (a total of 557 transactions), and in selected acquisitions of financial institutions in the same date and value range (a total of 165 transactions). The financial institutions comparison group included transactions with target companies in the banking and finance, brokerage, investment management and insurance industries.

     The following table presents the results of this analysis:

	One Day	One Week	One Month
	Premium	Premium	Premium
Clark transaction	32%	33%	45%
All precedent transactions (mean)	26%	28%	33%
All precedent transactions (median)	21%	23%	28%
Financial institution transactions (mean)	24%	25%	29%
Financial institution transactions (median)	19%	20%	23%
     Other Analysis. KBW calculated the weighted average cost of capital for the Company based on market information and information for the group of comparable companies listed under “Selected Peer Group”. KBW also reviewed historical financial results and selected financial and operating ratios for the Company. In deriving the Company’s weighted average cost of capital, KBW reviewed and applied the following factors: unlevered betas (the beta for a company without debt) for the selected group of comparable companies, the risk free rate, market and equity size premiums, and the Company’s cost of debt. The analysis yielded an estimated cost of equity for the Company equal to 16.3% and an estimated weighted average cost of capital equal to 14.6%.
(13)	The last paragraph under the subsection captioned “The MBO Business Discounted Cash Flow Analysis” under “Item 4.—(b)(vi) Valuation of MBO Businesses”, appearing on page 52 of the Schedule 14D-9, is hereby amended and restated in its entirety to read as follows:
     For both the Management Scenario and Employee Attrition Scenario, the range of values was determined by adding (i) the present value of the MBO Businesses’ estimated free cash flow for the years 2007 through 2011 and (ii) the present value of the terminal value of the MBO Businesses. In calculating the terminal value of the MBO Businesses’ common stock, KBW applied multiples ranging from 4.0x — 6.0x 2011 projected EBITDA. The range of terminal values was deemed appropriate by KBW based on the current valuation environment for companies with similar projected operating results and risk characteristics as the MBO Businesses. The free cash flow and terminal value were discounted back using discount rates ranging from 14.0% — 22.0%. The range of discount rates were chosen to reflect assumptions regarding rates of returns required by buyers of the MBO Businesses. KBW’s selected range was supported by a weighted average cost of capital analysis for the MBO Businesses. In deriving the MBO Businesses’ weighted average cost of capital, KBW reviewed and applied the following factors: unlevered betas for the selected group of comparable companies (see “Selected Peer Group Analysis” below), the risk free rate, market and equity size premiums, a target debt to total capital level and an estimated cost of debt for a company with similar operating, financial and risk characteristics.
(14)	The section captioned “Selected Peer Group Analysis” under “Item 4—(b)(vi) Valuation of MBO Businesses”, appearing on page 52 of the Schedule 14D-9, is hereby amended and restated in its entirety to read as follows:
     Selected Peer Group Analysis. Using publicly available information, KBW compared the financial performance and financial condition of the MBO Businesses to those of a selected group of comparable independent service companies. The selected companies used in this analysis were drawn from the universe of all publicly traded service companies listed on a primary exchange in the United States which were deemed by KBW to operate in similar businesses or have similar financial characteristics to the MBO Businesses. The selected companies were not intended to represent the complete list of independent insurance brokers and other service companies.
     Companies included in the group were:
Hewitt Associates Inc.
Watson Wyatt Worldwide
National Financial Partners
BISYS Group Inc.
CBIZ Inc.
Crawford & Co.
CorVel Corp.
Cunningham Lindsey Inc.

     KBW applied a range of multiples for revenue and EBITDA, adjusted for a small cap discount, to the pro forma results of the MBO Businesses under the Employee Attrition Scenario to determine a range of fully distributed values. Under this scenario, pro forma revenue was $64.6 million and pro forma EBITDA was ($8.4) million. The range of multiples was derived from the minimum and maximum values of the selected comparable independent service company results, excluding the highest and lowest values. The range of revenue and EBITDA multiples for the selected companies was 0.4x to 1.5x and 6.0x to 12.9x, respectively. A 20% small cap discount was then applied to these multiples. KBW deemed the discount to be appropriate given the pro forma financial and operating characteristics of the MBO Businesses. Because pro forma EBITDA was negative, applying multiples would yield a result which was not meaningful. The range of values for the MBO Businesses using this methodology was $22.0 million to $75.0 million.
ITEM 8. ADDITIONAL INFORMATION.
(1)	Subsection (f), “Legal Proceedings,” under Item 8 of the Schedule 14D-9 is hereby supplemented by adding the following paragraphs at the end of such subsection:
     On December 7, 2006, both of these actions were consolidated into a single action now pending as In re Clark, Inc. Shareholders Litigation, Consolidated C.A. No. 2519-N. On January 11, 2007, the plaintiffs filed a Consolidated Amended Complaint containing the allegations of the original complaints and adding new allegations challenging the adequacy of the disclosures made in connection with the tender offer, including without limitation various allegations asserting that certain information relating to the fairness opinions rendered and valuation work performed by Sandler O’Neill and the KBW were not adequately disclosed in the tender offer documents that were provided to the shareholders.
     On January 12, 2007, the Plaintiffs initiated a Motion for Expedited Proceedings and a Motion for a Preliminary Injunction. These motions sought expedited discovery in support of a preliminary injunction to enjoin defendants from effectuating the tender offer until there was public disclosure of certain allegedly material information that the plaintiffs asserted had not been disclosed in the tender offer documents that had been publicly filed and provided to the Company’s shareholders on December 13, 2006. At a January 23, 2007 hearing, the Court denied plaintiffs’ Motion for Expedited Proceedings and the Motion for a Preliminary Injunction.
     Defendants Clark Wamberg LLC, Tom Wamberg and James Benson have filed an answer to the Consolidated Amended Complaint denying all material allegations and any wrongdoing. All of the Defendants believe that they have meritorious defenses and expect to vigorously defend all of the plaintiffs’ allegations.
(2)	Subsection (g), “Schedule 13E-3,” under Item 8 of the Schedule 14D-9 is hereby supplemented by adding the following paragraph at the end of such subsection:
     On February 16, 2007, the Company filed an Amendment No. 1 to its Transaction Statement on Schedule 13E-3 with respect to the Offer and Merger in order to file as exhibits certain valuation and presentation materials of Sandler O’Neill and KBW.
ITEM 9. EXHIBITS .
     The list of exhibits under Item 9 of the Schedule 14D-9 is hereby amended to include the following additional exhibits:

(a)(16)	Press release issued by AEGON NV on February 20, 2007 (incorporated by reference to Exhibit (a)(5)(C) of Amendment No. 1 to the Schedule TO of the AEGON Group filed with the Commission on February 20, 2007).

(e)(22)	Asset Purchase Agreement, dated as of February 14, 2007, by and among the Company, Clark Consulting, Inc., Clark Wamberg, LLC and Tom Wamberg, as joint obligor.(incorporated herein by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the Commission on February 16, 2007).

SIGNATURE
     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

CLARK, INC.
By:	/s/Thomas M. Pyra
	Name:	Thomas M. Pyra
	Title:	President

February 20, 2007

Index to Exhibits

Exhibit
Number	Description
(a)(16)	Press release issued by AEGON NV on February 20, 2007 (incorporated by reference to Exhibit (a)(5)(C) of Amendment No. 1 to the Schedule TO of the AEGON Group filed with the Commission on February 20, 2007).

(e)(22)	Asset Purchase Agreement, dated as of February 14, 2007, by and among the Company, Clark Consulting, Inc., Clark Wamberg, LLC and Tom Wamberg, as joint obligor (incorporated herein by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the Commission on February 16, 2007).

As filed with the Securities and Exchange Commission on February 20, 2007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE TO/A
TENDER OFFER STATEMENT
UNDER SECTION 14(D)(1) OR 13(E)(1) OF THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. 1)
CLARK, INC.
(Name of Subject Company)
AUSA HOLDING COMPANY
AUSA MERGER SUB, INC.
AEGON N.V.
AEGON USA, INC.
(Names of Filing Persons (Offerors))
COMMON STOCK, PAR VALUE $0.01 PER SHARE
(Title of Class of Securities)
181457102
(CUSIP Number of Class of Securities)
CRAIG D. VERMIE, ESQ.
AUSA HOLDING COMPANY
4333 EDGEWOOD ROAD, NE
CEDAR RAPIDS, IOWA 52499
(319) 355-8511
(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing persons)
COPIES TO:
WILLIAM J. KELTY, ESQ.
JANET O. LOVE, ESQ.
LORD, BISSELL & BROOK LLP
111 SOUTH WACKER DRIVE
CHICAGO, ILLINOIS 60606
(312) 443-0700
CALCULATION OF FILING FEE

TRANSACTION VALUATION*	AMOUNT OF FILING FEE**

$293,045,702	$31,356

*	Estimated for purposes of calculating the amount of the filing fee only. Calculated by adding (a) the amount equal to the product of $17.21, the per share tender offer price, and the difference between (i) the 17,708,177 outstanding shares of Common Stock as of October 31, 2006 less (ii) the 2,286,994 shares of Common Stock owned by AUSA Holding Company; plus (b) the amount equal to the product of $17.21 by the 1,606,458 shares of Common Stock underlying outstanding stock options as of October 31, 2006.

**	Calculated as 0.0107% of the transaction value pursuant to Rule 0-11(d).

☑	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	$30,153	Filing Party:	AUSA Holding Company

Form or Registration No.:	Schedule TO	Date Filed:	December 13, 2006

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
Check the appropriate boxes to designate any transactions to which the statement relates:
☑	third-party tender offer subject to Rule 14d-1.

☐	issuer tender offer subject to Rule 13e-4.

☑	going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

This Amendment No. 1 amends and supplements the combined Tender Offer Statement and Rule 13e-3 Transaction Statement on Schedule TO (the “Schedule TO”) originally filed with the Securities and Exchange Commission (the “Commission”) on December 13, 2006, by AUSA Merger Sub, Inc., a Delaware corporation (“Purchaser”), AUSA Holding Company, a Maryland corporation (“Parent”), AEGON USA, Inc., an Iowa corporation (“AEGON USA”), and AEGON N.V., a limited liability stock company organized under the laws of The Netherlands (“AEGON NV”). Purchaser is a wholly-owned subsidiary of Parent, Parent is a wholly-owned subsidiary of AEGON USA, and AEGON USA is an indirect wholly-owned subsidiary of AEGON NV, the ultimate parent company of Purchaser, Parent and AEGON USA. When referring to Purchaser, Parent, AEGON USA and AEGON NV together, we refer to them as the “AEGON Group” or the “Offerors.” This Amendment No. 1 relates to the Offer by the Purchaser to purchase the outstanding shares (other than shares owned by Parent) of Common Stock, par value $0.01 per share (the “Common Stock”), of Clark Inc., a Delaware corporation (the “Company”), including the associated rights (“Rights”) to purchase shares of preferred stock of the Company issued pursuant to the Rights Agreement, as amended (the “Rights Agreement”), dated as of July 10, 1998, between the Company and The Bank of New York, as rights agent (the Common Stock, together with the Rights, the “Shares”). The Offer Price of $16.55 per Share has been increased to $17.21 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 13, 2006 (the “Offer to Purchase”) and in the related Letter of Transmittal, copies of which are filed as Exhibits (a)(1)(A) and (a)(1)(B) to the Schedule TO, respectively (which, together with the amendments contained in this Amendment No. 1 and any other amendments or supplements thereto, collectively constitute the “Offer”). Capitalized terms used and not otherwise defined in this Amendment No. 1 shall have the same meanings assigned to such terms in the Schedule TO or the Offer to Purchase.
The Offer Price has been increased from $16.55 per Share to $17.21 per Share, net to the seller in cash, without interest, and the Expiration Date of the Offer has been extended to 5:00 p.m. New York City time, on Tuesday, March 6, 2007. The full text of the press release issued by Parent on February 20, 2007 announcing the increase in the Offer Price and extension of the Expiration Date is filed herewith as Exhibit (a)(5)(C). All references in the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery, the Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, and the Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, to the Offer Price of $16.55 per Share are hereby amended and restated to refer to $17.21 per Share, and all references in these forms to the Expiration Date of 5:00 p.m. New York City Time, February 20, 2007, are hereby amended and restated to refer to the Expiration Date of 5:00 p.m. New York City Time, March 6, 2007. Stockholders are NOT required to submit a new Letter of Transmittal to receive $17.21 per Share. Any Shares previously validly tendered and not withdrawn will receive the amended Offer Price of $17.21 per share, if the Offer is completed.
The information in the Offer to Purchase and the Letter of Transmittal is incorporated in this Amendment No. 1 to the Schedule TO by reference in response to all of the applicable items in the Schedule TO, except that such information is hereby amended and supplemented to the extent specifically provided herein.
ITEMS 1, 4, 5, 6, 11, 12 and 13.
     Item 1, “Summary Term Sheet,” Item 4 “Terms of the Transaction,” Item 5 “Past Contacts, Transactions, Negotiations and Agreements,” Item 6 “Purposes of the Transaction and Plans or Proposals,” Item 11 “Additional Information,” Item 12 “Exhibits” and Item 13 “Information Required by Schedule 13E-3” of the Schedule TO, each of which incorporate by reference information contained in the Offer to Purchase, are hereby amended as follows:
     1. The Summary Term Sheet of the Offer to Purchase is hereby amended to add the following new question and answer at the bottom of page 4:
Q: WHY WAS THE OFFER PRICE INCREASED?
A: The increase in the Offer Price resulted from an increase in the expected net proceeds from the sale of the MBO Businesses to the MBO Purchaser. Parent had agreed that if the MBO Businesses are sold at a price in excess of $35.4 million, it would pay 61.7% of any such increase in proceeds, net of any escrow for post-closing obligations, to the Stockholders in the form of an increase in the Offer Price. As a result of an auction process conducted by the Company, the Company received competing offers from only one other entity, a company formed by affiliates of a private equity firm (the “Investor Group”) which group was working with Thomas Pyra, the Company’s President and Chief Operating Officer. In connection with such offers, the Company agreed to pay a $100,000 expense reimbursement to the Investor Group and an additional $1 million “topping fee” if the Company accepted an improved offer from another party (including from the MBO Purchaser). The bidding process resulted in the MBO Purchaser agreeing to pay $55.5 million for the MBO Businesses, resulting in additional proceeds to the Company of $19 million, after payment of the $1.1 million in expense reimbursement and topping fee to the Investor Group. This has resulted in an increase in the Offer Price

1

of $0.66 per Share. On February 20, 2007, Parent issued a press release announcing the increase in the Offer Price and an extension of the Expiration Date of the Offer to 5:00 p.m., New York City time, on Tuesday, March 6, 2007. The Offer remains contingent on Parent receiving assurances that the MBO Businesses will in fact be sold to the MBO Purchaser immediately after consummation of the Offer. See “The Tender Offer — Section 12 — Certain Conditions of the Offer” beginning on page 86 of the Offer, and the Question “What are the Most Significant Conditions to the Offer” and the answer thereto on page 8 of the Offer.
     2. The question entitled “WHAT ARE THE MBO BUSINESSES AND HOW IS THE SALE OF THE MBO BUSINESSES RELATED TO THE OFFER AND THE MERGER?” and the answer thereto in the Summary Term Sheet of the Offer to Purchase on page 5 is hereby amended and restated in its entirety as follows:
Q. WHAT ARE THE MBO BUSINESSES AND HOW IS THE SALE OF THE MBO BUSINESSES RELATED TO THE OFFER AND THE MERGER?
A. The MBO Businesses consist of assets of the Company that are not core to Parent’s business, and the parties to the Merger Agreement intend that the MBO Businesses will be sold by the Company immediately after the consummation of the Offer. Concurrently with the execution of the Merger Agreement, the Company and Clark Consulting, Inc., the Company’s primary operating subsidiary, executed an asset purchase agreement with Clark Wamberg, LLC, a privately-held firm led by Tom Wamberg, the Company’s Chairman and Chief Executive Officer. Mr. Wamberg, Mr. James Benson, who serves as a director of the Company and as chief executive officer of Clark Benson LLC, a subsidiary of the Company, and Alan Botsford, a managing director of Clark Benson, have made commitments to the Special Committee that they will participate as owners of Clark Wamberg LLC and have executed the operating agreement of Clark Wamberg LLC. Mr. Kenneth J. Kies, the managing director of the Company’s Federal Policy Group, withdrew his commitment to participate as an owner of Clark Wamberg LLC. The asset purchase agreement, which we refer to as the “MBO Agreement,” provided for the sale of the of the MBO Businesses for $35.4 million in cash and the assumption of certain liabilities. As a result of a post-signing auction process and resulting bids from the Investor Group, the Company entered into a new asset purchase agreement with the MBO Purchaser which provides for the sale of the MBO Businesses for $55.5 million and the assumption of certain liabilities. We refer to the new asset purchase agreement as the “New MBO Agreement” and to Clark Wamberg, LLC, the purchaser pursuant to the MBO Agreement and the New MBO Agreement, as the “MBO Purchaser.” Neither Mr. Wamberg, Mr. Benson, nor Mr. Botsford will be officers of or employed by the Company after the completion of the Merger.
Parent participated in negotiations relating to the MBO Agreement and the New MBO Agreement, and the terms of the MBO Agreement and the New MBO Agreement were subject to Parent’s approval. The Merger Agreement requires, as a condition to Purchaser’s obligation to consummate the Offer, that Parent and Purchaser receive certifications from the Company, Clark Consulting, Inc. and the MBO Purchaser that all conditions to close the New MBO Agreement have been met as well as a copy of a financing commitment letter or escrow receipt evidencing the MBO Purchaser’s ability to purchase the MBO Businesses. We refer to these certifications as the “MBO Certifications.” The closing of the sale of the MBO Businesses is a condition to Parent’s and Purchaser’s obligation to consummate the Merger. See “Special Factors — Section 12 — The Merger Agreement and Related Agreements” for a more detailed description of the MBO Agreement. See “Special Factors — Section 1 — Background of the Offer” for a more detailed description of the negotiations among Parent, the Company, Clark Consulting, Inc. and the MBO Purchaser in connection with the MBO Agreement and New MBO Agreement.
     3. The Summary Term Sheet of the Offer to Purchase is hereby amended to add the following new question and answer at the top of page 6:
Q: HOW WILL INCREASED PROCEEDS RESULTING FROM THE SALE OF THE MBO BUSINESSES BE DISTRIBUTED TO SHAREHOLDERS?
A: The increase in proceeds from the sale of the MBO Businesses is being distributed to Stockholders as an increase in the Offer Price. Parent had agreed that 61.7% of any increase in the proceeds from the closing of the sale of the MBO Businesses, after setting aside funds in any escrow established for post-closing obligations of the Company, will be reflected in a higher Offer Price. It was Parent’s plan to publicly announce in a press release any such increase; and, if the Expiration Date was not at least ten (10) business days from the date of the announcement, the Expiration Date of the Offer would be extended so that the Offer would remain open for at least ten business days after the announcement of the increase in the Offer Price. As a result of the auction process conducted by the Company for the MBO Businesses, the purchase price for the MBO Businesses was increased from $35.4 million to $55.5 million,

2

resulting in an increase in the Offer Price from $16.55 to $17.21 per Share, after payment of a $100,000 expense reimbursement and a $1 million topping fee to one of the bidders. On February 20, 2007, Parent issued a press release announcing the increase in the Offer Price and an extension of the Expiration Date of the Offer to 5:00 p.m., New York City time, on Tuesday, March 6, 2007. Payment of the increased Offer Price for Shares validly tendered and not withdrawn will be made to tendering Stockholders as described in “The Tender Offer — Section 2 — Acceptance for Payment and Payment for the Shares.”
Parent had also agreed with the Company that if an escrow in connection with the sale of the MBO Businesses was to be established to provide for post-closing indemnity obligations of the Company, any proceeds remaining in the escrow after satisfaction or expiration of such post-closing obligations, net of transaction costs, would be distributed on a pro rata basis to Stockholders who tender Shares in the Offer, whose Shares are cashed out in the Merger, and to holders of stock options with exercise prices below the Offer Price whose options are cashed out in the Merger. Because the New MBO Agreement no longer allows for the Company to negotiate with any other party for the sale of the MBO Businesses, no such escrow is contemplated.
     4. The question entitled “HAS THE COMPANY’S BOARD OF DIRECTORS APPROVED YOUR OFFER?” in the Summary Term Sheet of the Offer to Purchase on page 6 is hereby amended and restated in its entirety as follows:
Q. HAS THE COMPANY’S BOARD OF DIRECTORS APPROVED YOUR OFFER?
A. Yes. The Company’s board of directors and a special committee (who we refer to herein as the “Special Committee”) of members of the Company’s board of directors who are not employees of the Company, receive no consideration other than as directors, and have no interest in the transaction other than as stockholders, have each unanimously:
•	determined the Merger Agreement is advisable and approved the Offer, the Merger, the Merger Agreement and the consummation of the transactions contemplated thereby;

•	determined that it is fair and in the best interests of the Company’s unaffiliated stockholders to enter into the Merger Agreement and to consummate the Offer and the Merger on the terms and subject to the conditions set forth in the Merger Agreement; and

•	recommended that the Company’s stockholders accept the Offer, tender their Shares pursuant to the Offer and adopt the Merger Agreement.
See “Special Factors — Section 2 — Recommendations of the Company’s Special Committee and Board of Directors; Fairness of the Offer.” The factors considered by the Company’s board of directors and Special Committee in making the determinations and recommendation set forth above are set forth in “Special Factors — Section 2 — Recommendations of the Company’s Special Committee and Board of Directors; Fairness of the Offer” included in this Amendment No. 1. In the event the Company’s board of directors withdraws or modifies in a manner adverse to Parent, its approval or recommendation of the Merger Agreement, the Offer or the Merger, and Parent elects to terminate the Merger Agreement and in certain other circumstances, the Company will be required to pay Parent an $8.0 million termination fee. See “Special Factors — Section 12 — The Merger Agreement and Related Agreements — Termination Fee” for a more detailed description of the circumstances under which the termination fee would be payable.
Prior to the formation of the Special Committee, Mr. Wamberg, the Company’s Chairman and Chief Executive Officer, participated extensively in the discussions and negotiations with Parent concerning the terms and conditions of the Offer and Merger, and continued to participate in such discussions and negotiations after the formation of the Special Committee. Mr. Wamberg also participated in Board discussions concerning the sale of the MBO Businesses after proposing to purchase these assets. Unless otherwise indicated in “Special Factors — Section 1 — Background of the Offer,” Mr. Wamberg and Mr. Pyra were present at all meetings of the Board of Directors and, where indicated, were present at meetings of the Special Committee.
     5. “Special Factors — Section 1 — Background of the Offer,” “Section 2 — Recommendations of the Company’s Special Committee and Board of Directors; Fairness of the Offer,” and “Section 3 — Position of Parent and Purchaser Regarding Fairness of the Offer” in the Offer to Purchase, are hereby amended and restated in their entirety as follows:

3

SECTION 1. BACKGROUND OF THE OFFER
     Recent financial performance of the Company has been in decline the past few years. Revenue, which is primarily driven by the Company’s distribution of corporate-owned and bank-owned life insurance, has been negatively influenced by legislative and macro-economic factors. The Company’s total revenues have declined over the past several years, from $325.9 million in 2003 to $315.6 million in 2004 and $273.8 million in 2005. Although recently adopted legislation has improved the current environment for sales of the Company’s insurance products, the Company remains subject to continued legislative uncertainties with respect to the tax treatment of such products. In addition, the inverted or relatively flat interest rate yield curve has had a negative effect on sales of such products. These factors have been exacerbated by continued competitive pressures. Revenue from insurance policies that are in force, a measure that the Company believes many investors use to gauge the Company’s performance, has also declined during this period. The Company’s revenues from in force policies declined by 9.3% in 2005 when compared to 2004 revenues, and a further decline was expected in 2006. The Company’s consulting revenue has risen gradually, but not at a pace sufficient to offset declining insurance-based revenue. In addition, the Company’s consulting revenue generally produces a lower profit margin than insurance-based revenue, which has negatively impacted the Company’s cash flow and earnings per share.
     In addition to the weakness of its financial performance, the Company’s earnings vary greatly from quarter to quarter. Basic earnings per share for each consecutive quarter beginning with the quarter ended March 31, 2003 are indicated in the table below:

Year	Quarter Ended	Quarter Ended June	Quarter Ended	Quarter Ended
	March 31	30	September 30	December 31

2006	$0.04	$0.01	$(0.03)	$—
2005	0.06	0.16	0.01	0.37
2004	0.23	0.09	0.08	0.57
2003	0.19	0.11	0.15	0.23
     The Company’s prospective earnings are difficult for research analysts and investors to predict, resulting in a stock price with significant volatility. The Company’s closing prices ranged from $20.70 to $12.41 in 2004, $18.31 to $12.19 in 2005 and $14.06 to $10.48 in 2006 (through October 31, 2006, the day before the Offer and Merger were announced). In addition to earnings and stock price volatility, overall earnings also have trended downward in recent years, notwithstanding an increase in 2004. Basic earnings per share for 2003, 2004 and 2005 were $0.70, $0.98 and $0.60, respectively.
     Because the Company’s businesses are complex and varied and its financial performance is unpredictable and remains subject to uncertainties, management believes that the trading markets have difficulty valuing the Company. Although the Company’s stock price since the Company’s August 1998 initial public offering has outperformed the S&P 500 Index and a peer group of life and property & casualty brokers (the “Insurance Brokers Peer Group”) and a peer group of consulting services/benefits outsourcing companies (the “Consult. & Bus. Services Peer Group”), more recently the Company’s stock price has dropped as financial performance has declined. In particular, for the twelve months ended November 1, 2006, the Company’s stock price decline has become more acute in comparison with these peer groups. The following table shows the one-year performance of the Company’s stock compared to the S&P 500 Index, the Insurance Brokers Peer Group and the Consult. & Bus. Services Peer Group for the twelve months ended November 1, 2006.
Clark’s One-Year Stock Performance

	Beginning Index Value	Ending Index Value
	October 31, 2005	November 1, 2006
Clark, Inc.	100.00%	81.70%
S&P500 Index	100.00	113.32
Insurance Peers Group	100.00	102.91
Consult. & Bus. Services Peer Group	100.00	115.24
     The following table shows the performance of the Company’s stock compared to the S&P 500 Index, the Insurance Brokers Peer Group and the Consult. & Bus. Services Peer Group in the period since its IPO through November 1, 2006:

4

Company’s Performance since IPO

	Beginning Index Value	Ending Index Value
	August 19, 1998	November 1, 2006
Clark, Inc.	100.00%	138.89%
S&P500 Index	100.00	124.57
Insurance Peers Group	100.00	126.64
Consult. & Bus. Services Peer Group	100.00	100.94
     In addition, the costs of being a public company have dramatically increased and disproportionately affect smaller public companies such as the Company, while at the same time, the Company has not realized as many of the benefits of being a public company as compared to years past.
     In light of the foregoing, senior management and the Board of Directors have, from time to time, discussed and reviewed the Company’s business, strategic direction, performance and prospects. The Board of Directors has also at times discussed with senior management various potential strategic alternatives involving possible acquisitions or business combinations, including considering whether the Company should remain public or should be sold. One of the strategic alternatives that was considered and implemented included expanding into related lines of business and acquiring businesses that would diversify the Company’s core life insurance business and enable it to cross-sell its products and services, as noted in “Subsequent Events” below. Certain of these acquisitions, however, have not provided the expected returns while at the same time have increased the Company’s expenses. Other alternatives previously considered by the Board included stock repurchases. The Board considered the potential for a large and immediate return to investors in deciding to pursue the current transaction with Parent and Purchaser and the MBO Purchaser over these other alternatives.
     Relationship with Parent. Parent is the Company’s single largest stockholder, beneficially owning 2,286,994 shares, or approximately 12.9%, of the Company’s outstanding common stock as of November 1, 2006 (not including 1,460,989 shares subject to Tender Agreements entered into between Parent and each of Tom Wamberg and Thomas Pyra, both executive officers and directors of the Company, as to which Parent may be deemed to have beneficial ownership). Parent is a wholly-owned subsidiary of AEGON USA, a holding company for the U.S. operations of AEGON NV, a major multi-national life insurance and pension organization. Parent and its affiliates have beneficially owned in excess of 5% of the outstanding common stock of the Company since September 2000 when an affiliate of Parent purchased shares in a private placement transaction. Affiliates of Parent acquired from a third party an additional 1,111,155 shares of the Company in November 2002. Later that month, the Company acquired Long, Miller & Associates, LLC (“Long Miller”) for approximately $405 million in cash and stock. Parent owned an approximately 33% equity interest in Long Miller prior to Long Miller’s acquisition by the Company, and Parent received $133.2 million in consideration for its interest in Long Miller. To finance a portion of the purchase price for that acquisition, an affiliate of the Company issued $305 million aggregate principal amount of asset-backed notes (the “Securitization Debt”). Parent purchased approximately $25.9 million aggregate principal amount of such notes, and held approximately $11.9 million aggregate principal amount as of September 30, 2006. See “Special Factors — Section 11. Related Party Transactions; the Company’s Relationship with Parent” in the Offer to Purchase for a description of these and other relationships between the Company and Parent and its affiliates.
     In addition to being the largest stockholder in the Company, Parent and its affiliates also have a long-standing business relationship with the Company. Certain insurance company affiliates of Parent are parties to an Appointment Agreement pursuant to which Parent’s affiliates have appointed the Company and/or its subsidiaries as agents in connection with the sale of life insurance products. Commission payments from Parent affiliates to the Company or its subsidiaries under the Appointment Agreement in 2004, 2005 and 2006 (through October 31) were approximately $13.5 million, $13.7 million and $11.9 million, respectively.
     AFSG Securities Corporation and Transamerica Life Insurance Company, each of which is an affiliate of Parent, and Clark Securities, Inc., a subsidiary of the Company, are parties to a Selected Broker Agreement in connection with the sale of variable life insurance products. Commission payments to Clark Securities under the Selected Broker Agreement in 2004, 2005 and 2006 (through October 31) were approximately $11.4 million, $7.9 million and $9.0 million, respectively.
     Life Investors Insurance Company of America and Transamerica Life Insurance Company, affiliates of Parent, are parties to an Administrative Services Agreements, dated September 25, 2002, with subsidiaries of the Company pursuant to which the Company’s subsidiaries provide certain marketing, administrative and processing services. Pursuant to these agreements, Life

5

Investors and Transamerica Life paid administrative and processing services fees to subsidiaries of the Company in 2004, 2005 and 2006 (through October 31) of $2.3 million, $2.4 million and $2.4 million, respectively.
     Parent affiliates regularly pay marketing and education meeting sponsorship fees to the Company or its subsidiaries. No such fees were paid in 2004. Fees paid in 2005 were $0.40 million and in 2006 were $0.15 million.
     In connection with the Company’s acquisition of Long Miller in November of 2002, the Company agreed with Parent to designate Robert E. Long, Jr. (a principal of Long Miller prior to its sale to the Company) to serve on the Company’s Board of Directors to fill an existing vacant directorship. The Company also agreed with Parent that once Mr. Long’s term expired in 2005 and so long as Parent held 10% of the outstanding shares of the Company, Parent could recommend a candidate for the Company’s Nominating and Corporate Governance Committee to consider for nomination to the Board of Directors. Mr. Long served as a director until the 2005 Stockholder Meeting when his term expired and he declined to stand for re-election. In 2005, Parent recommended a candidate other than Mr. Long but later withdrew the recommendation due to the declining health of the proposed candidate. At the unanimous recommendation of the Company’s directors, Mr. Long was invited to and did rejoin the Board on January 18, 2006 to fill a vacancy.
     2004 Transaction Discussions with Parent. In January of 2004, the management of the Company and management of Parent began discussing the possibility of Parent acquiring the Company pursuant to a merger agreement. The Company retained Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) in June of 2004 to assist the Company and to provide a fairness opinion in connection with any transaction that might result. During the course of its engagement in 2004, Sandler O’Neill contacted eight prospective purchasers to assist the Board in obtaining the best value for stockholders. Of those prospective purchasers, Parent was the only party interested in pursuing a transaction with the Company. The Company’s Board of Directors formed a special committee in early June of 2004 to consider and negotiate a possible transaction with Parent at that time. Negotiations continued in June of 2004 with Parent proposing an initial price of $24.00 per share. After a number of conversations between Parent management and Company management, the parties were negotiating in a price range between $24.00 and $25.50 per share, representing a premium of between 30% and 36% to the average closing price of the Company’s shares on July 1, 2004. Negotiations continued throughout July 2004, but during that period the Company’s stock price declined and Parent indicated that it would not proceed with the transaction at the proposed price in light of the substantially higher premium that the proposed price represented to the Company’s then current stock price. As a result, the Company’s Board of Directors decided in August of 2004 to discontinue further discussions with Parent regarding a possible transaction.
     Subsequent Events. Since the termination of negotiations in 2004, the Company and Parent and its affiliates continued to conduct business in the ordinary course. Although there were no further formal discussions relating to an acquisition of all or a portion of the Company’s business by Parent until mid-May 2006, there were discussions about the direction of the Company’s business. During this period, the Company acquired a number of new businesses, including Stratford Advisory Group (a company engaged in the business of institutional investment consulting) in October 2005 for $5.9 million, MedEx (a company engaged in the business of providing medical stop loss insurance issued to employers with self-funded healthcare benefit programs) in December 2005 for $5.2 million plus a $3.6 million contingent earnout, and Baden Retirement Plan Services (a company engaged in the business of acting as a third-party administrator for qualified benefit plans) in August 2006 for $8 million. In addition, the Company formed Clark/Benson in January 2006 to acquire companies in the financial planning, wealth transfer and employee benefits markets. James Benson, President of Clark/Benson, became a member of the Company’s Board of Directors at that time. Clark/Benson has not yet generated any revenues and is expected to require significant amounts of capital to execute its business plan. These acquisitions represented expansions beyond the Company’s core business of distributing corporate and bank-owned life insurance, and Parent had from time to time expressed concern and a desire to more fully understand the Company’s strategic direction.
     Peter Gilman, President and Chief Executive Officer of the Extraordinary Markets Group of certain affiliates of Parent, and Tom Wamberg, Chairman of the Board and Chief Executive Officer of the Company, spoke regularly due to the day-to-day business transacted between the Company and certain affiliates of Parent. After the Company started to acquire non-core businesses, Messrs. Gilman and Wamberg discussed, on an informal basis, the direction of the Company’s business. In March and April of 2006, Mr. Gilman expressed concerns to Messrs. Wamberg and Long about the Company’s recent financial performance as well as the expansion into non-core businesses, and the desire of Parent to plan an exit strategy. Mr. Wamberg and Mr. Gilman discussed a number of possible alternatives which included finding a third party buyer for the whole Company, finding a buyer for Parent’s Shares, having the Company buy out Parent’s Shares and having Parent acquire the assets of the Corporate Solutions Group, which generally consists of the bank-owned and corporate-owned life insurance distribution businesses and Clark Securities, Inc., the Company’s broker-dealer subsidiary (collectively, the “Corporate Solutions Group”). The operations of the Corporate Solutions Group, if acquired by Parent, would come within Mr. Gilman’s responsibilities. After Mr. Gilman suggested that if Parent were to

6

acquire the Company, it would want only the assets of Corporate Solutions Group, Mr. Wamberg expressed his view that the whole Company should be acquired. Mr. Gilman then suggested that Parent would buy the Company only if a buyer for the remainder of the Company was found. These conversations did not result in any formal discussions until May 2006.
     Current Transaction Discussions with Parent and Management Purchasers. In early May 2006, Mr. Long, on his own initiative, arranged a meeting among himself, Patrick S. Baird, Chairman of the Board, President and Chief Executive Officer of AEGON USA, and Mr. Wamberg. Mr. Long arranged the meeting to provide an opportunity for Mr. Wamberg to address Parent’s previously expressed concerns regarding the strategic direction of the Company. When Mr. Long contacted Mr. Baird to arrange the meeting, Mr. Baird advised Mr. Long that Parent was considering selling its ownership stake in the Company, or purchasing a portion of the Company’s business.
     After Mr. Long contacted Mr. Wamberg to arrange the meeting and advised Mr. Wamberg of Parent’s possible interest in purchasing a portion of the Company’s business, Mr. Wamberg contacted Sandler O’Neill to discuss certain issues, including potential transaction structures pertaining to a possible sale of some or all of the Company to Parent. Although Sandler O’Neill was not formally engaged by the Company at that point in time, Mr. Wamberg contacted Sandler O’Neill because of its familiarity with the Company and its businesses resulting from its role as the Company’s financial adviser during and since 2004.
     Mr. Baird, Mr. Long and Mr. Wamberg met on May 17, 2006. The participants discussed the direction of the Company’s bank-owned and corporate-owned life insurance business and the relationship between Parent and the Company in general. Mr. Baird stated that Parent had an interest in purchasing the Company, but indicated that Parent was interested only in the Company’s Corporate Solutions Group. Mr. Wamberg and Mr. Baird discussed the fact that, if Parent were interested solely in the Corporate Solutions Group, a separate buyer would have to be found for the other businesses of the Company not including the Corporate Solutions Group, but including the Company’s corporate staff and facilities (collectively, the “MBO Businesses”), preferably in a single transaction. Mr. Wamberg indicated that it was possible that he could form a management group to purchase the other businesses, but that was far from guaranteed. Mr. Baird inquired as to what value Mr. Wamberg would expect the stockholders to realize. Mr. Wamberg indicated his preliminary expectation that an appropriate price for the entire Company might be a minimum of approximately $19.00 to $20.00 per share. Mr. Wamberg expressed concern with respect to splitting the Company and the impact to employees, clients and stockholders. Mr. Wamberg also stressed that any actions taken would have to have a very high probability of leading to a completed transaction. The meeting ended with Mr. Baird advising that he would give some thought to what Parent would be willing to pay for the Corporate Solutions Group.
     On May 18, 2006, Mr. Wamberg contacted Mr. Gilman and reiterated his view that the price Parent should pay for the Company should be $19 to $20 per share. Because the business of the Corporate Solutions Group, if acquired by Parent, would be under Mr. Gilman operationally, Mr. Gilman was consulted by Parent’s negotiation team and Mr. Wamberg throughout the process. However, the negotiations regarding the proposal generally were not conducted through Mr. Gilman. However, Mr. Gilman expressed his desire that Mr. Wamberg continue selling insurance products for Parent’s affiliates after any transaction, but no specific arrangement was discussed.
     On May 26, 2006, Mr. Gilman contacted Mr. Wamberg to ask if Parent could begin to review certain documentation of the Company as part of Parent’s “due diligence” process. Mr. Wamberg responded that no significant amount of due diligence information would be made available to Parent unless a formal proposal was put forth by Parent.
     On June 8, 2006, Mr. Kurt Laning, Chief Actuary of Clark Consulting, the Company’s primary operating subsidiary, met with Mr. Gilman, James Beardsworth, President of Parent, and other employees of Parent in Cedar Rapids, Iowa. The discussions related to general business conditions and a review of Parent’s modeling assumptions that could be used by it to prepare a formal proposal for a purchase of the Corporate Solutions Group. In subsequent discussions between Messrs. Gilman and Wamberg, Mr. Wamberg continued to express his view that Parent should value the Company, in a stock purchase transaction, in the range of $19 to $20 per share.
     On June 22, 2006, Mr. Gilman contacted Mr. Wamberg and advised that Parent would consider paying up to $17 per share for the assets of the Corporate Solutions Group, subject to due diligence review. Mr. Wamberg said that the amount was not sufficient and the structure of the deal was not agreeable to the Company. The asset sale structure would create adverse tax consequences that would significantly reduce the transaction proceeds available to the Company’s stockholders.
     From June 22, 2006 through the date of a July 25, 2006 Board meeting, Mr. Wamberg and Mr. Gilman had several additional conversations about a possible Parent offer. Mr. Long and Mr. Gilman also had conversations, but no new proposal was provided to the Company.

7

     On July 25, 2006, during a regularly scheduled meeting of the Board of Directors, an executive session of the independent directors was convened by Mr. Seidman, Dr. Pohlman, Mr. Dalton and Mr. Guenther. Mr. Wamberg and Mr. Long were present by invitation. Mr. Long advised those in the meeting of Parent’s interest in purchasing the Company’s Corporate Solutions Group. Mr. Long indicated that if a separate buyer could be found to purchase the businesses Parent did not want, the purchase price for those businesses might be combined into a total purchase price for the entire Company, and that Parent might pay up to $19 a share, including the proceeds from Parent’s purchase of the Corporate Solutions Group and the proceeds from the sale of the Company’s other businesses. Mr. Long was asked to informally explore Parent’s level of interest. The independent directors suggested that Mr. Long inform Parent that if it was seriously interested in purchasing the Company’s Corporate Solutions Group, it should make an offer in writing.
     The Board of Directors was not made aware of Parent’s possible interest in purchasing the Company’s Corporate Solutions Group prior to the July 25th Board meeting as that was the first regularly scheduled meeting of the Board of Directors since the meeting between Messrs. Baird, Long and Wamberg on May 17, 2006 where the current transaction was first discussed. In light of the preliminary and uncertain nature of the discussions, and particularly in light of Parent’s abandonment of discussions at a relatively advanced stage of negotiations in 2004, Mr. Wamberg did not believe that the matter warranted a special meeting of the Board of Directors or otherwise warranted discussion by the Board of Directors prior to the regularly scheduled July 25, 2006 Board meeting.
     Shortly after the July 25, 2006 Board meeting, Mr. Long contacted Mr. Gilman to advise him that if Parent was seriously interested in pursuing a transaction, it should make an offer in writing.
     Mr. Wamberg continued to discuss with Sandler O’Neill various matters relating to the proposed transaction with Parent and how to structure an additional transaction including those businesses Parent did not seek to purchase. In addition, Mr. Wamberg spoke several times with Mr. Gilman between the July 25 Board meeting and August 15, primarily to reiterate his view that Parent should pay $19.00 per share to acquire the Company. Mr. Wamberg also initiated discussions during this period with James Benson, President of the Company’s Clark/Benson business,  Kenneth Kies, head of the Company’s Federal Policy Group, and Joseph Rich, President of Pearl Meyer & Partners, regarding whether they would be interested in working for the MBO Businesses if Mr. Wamberg sustained an effort to acquire them and whether any of them would be interested in providing equity for such an acquisition. The discussions took place from the conclusion of the July 25 Board meeting through the end of September. Mr. Wamberg initiated similar discussions with Mr. Pyra, Chief Operating Officer of the Company, in October 2006.
     On August 15, Mr. Gilman informed Mr. Wamberg that a letter of intent would be sent to the Company the next day.
     On August 16, 2006, an affiliate of Parent delivered a Letter of Intent (the “August 16 Letter”) to Mr. Wamberg with respect to a proposed purchase by Parent of the Company’s Corporate Solutions Group. The August 16 Letter reflected Parent’s strong preference to purchase the assets comprising the Corporate Solutions Group, but reflected its willingness to consider structuring the transaction as a purchase of all of the outstanding stock of the Company. To address Parent’s concerns that the price paid would not represent an excessive premium over the prevailing market price of the Company’s stock, the August 16 Letter proposed a purchase price for the Corporate Solutions Group equal to a 33% premium over the rolling average of the Company’s closing stock price during the 30 trading days prior to the date the proposed transaction would be announced, subject to a minimum of $14.00 and a maximum of $16.00 per share. The August 16 Letter contained an exclusivity clause that prohibited the Company from engaging in acquisition or business combination discussions with other persons while the letter remained in effect. The proposal did not contain a financing contingency related to the Corporate Solutions Group, stating that the purchase price would be paid from available funds or funds obtained from Parent’s ultimate parent company.
     The August 16 Letter contemplated that the MBO Businesses would be sold simultaneously with Parent’s acquisition of the Corporate Solutions Group. Based on Mr. Wamberg’s statement at the May 17 meeting that it was possible he would lead a management group in acquiring the MBO Businesses, the August 16 Letter assumed that a management group led by Mr. Wamberg (the “Management Purchasers”) would be purchasing the MBO Businesses. Any consideration received from the sale of the MBO Businesses would be paid by Parent to stockholders as additional consideration. The August 16 Letter also specified that consistent with Parent’s desire to purchase assets, the Management Purchasers would assume the obligation to pay management separation costs payable under any and all employment agreements, bonus plans, phantom stock plans, stock option plans or similar compensation arrangements or other agreements with change of control provisions, whether related to personnel of the Corporate Solutions Group or the MBO Businesses (collectively, “Management Separation Costs”).
     On August 17, Mr. Wamberg contacted Mr. Gilman to express his view that the price offered in the August 16 letter was too low and that he had expected a price that would result in total consideration for Stockholders of $19 per share. From August 17, 2006

8

through August 28, 2006, Mr. Wamberg and Mr. Gilman spoke several times about the proposed price and Mr. Wamberg’s view that Parent should assume the Management Separation Costs of at least the employees of the Corporate Solutions Group. Mr. Wamberg also spoke occasionally with Sandler O’Neill about the possible transactions.
     On August 28, 2006, Mr. Wamberg suggested to Mr. Gilman that the price range in the August 16 Letter be adjusted to $14.00 to $17.00 per share. He also requested that Parent assume the Management Separation Costs associated with the employees of the Corporate Solutions Group, and that the Management Purchasers should assume the Management Separation Costs associated with employees of the MBO Businesses.
     On August 29, 2006, Parent delivered to Mr. Wamberg an amendment to the August 16 Letter (the “August 29 Letter”). The August 29 Letter increased to $17.00 the maximum price Parent was willing to pay for the Corporate Solutions Group (not including proceeds from the sale of the MBO Businesses) so that the price range proposed was $14.00 to $17.00 per share. The August 29 Letter also proposed that Parent assume the reasonable and customary Management Separation Costs with respect to employees assigned to the Corporate Solutions Group (the “Corporate Solutions Separation Costs”), but the total of these costs, together with the purchase price derived from the price formula, would be subject to the maximum price of $17.00 per share, not including proceeds from the sale of the MBO Businesses. The August 29 Letter also reflected Parent’s proposal that the Management Purchasers would assume all Management Separation Costs with respect to employees assigned to the MBO Businesses (“MBO Separation Costs”) as well as any Management Separation Costs associated with the Corporate Solutions Group that are not reasonable and customary.
     On August 30, Mr. Long contacted Mr. Baird to discuss the August 29 Letter, particularly Parent’s assumption of the Management Separation Costs and an increase in the number of trading days in the calculation of the rolling average closing stock price from 30 to 45. Mr. Long also contacted Mr. Gilman to inform him of his discussions with Mr. Baird.
     On August 31, Sandler O’Neill and Mr. Wamberg spoke with Mr. Beardsworth, President of Parent, Matthew F. O’Rourke, Acquisitions Manager of Parent, and Craig D. Vermie, Parent’s General Counsel, to discuss the transaction. Parent made clear that it would not proceed with any transaction in which Parent would own any part of the MBO Businesses for any period of time. Among others, the issues discussed included (i) whether the sale of the MBO Businesses would be completed before or after Parent’s purchase of the Company and the manner of distributing the proceeds from such transaction to the Company’s stockholders; (ii) whether indebtedness incurred by the Company in connection with or related to the Corporate Solutions Group would be assumed by Parent as part of a transaction; (iii) Parent’s request that the Company negotiate with Parent on an exclusive basis for a period of time to allow Parent to conduct due diligence and reach a definitive agreement; (iv) the payment of Management Separation Costs, including cash payments to holders of stock options; (v) an expansion of the average stock price reference period for determining the price, and (vi) Parent’s request for the purchaser of the MBO Businesses to provide services to the Company for a transition period following the consummation of a transaction. The Company would not agree to grant exclusivity to Parent at that time and Parent would not agree to assume debt or Management Separation Costs other than obligations associated with the Corporate Solutions Group, citing its desire all along to structure the deal as an asset purchase.
     On September 1, 2006, Parent delivered to Mr. Wamberg a revised Letter of Intent (the “September 1 Letter”). The September 1 Letter continued to indicate Parent’s strong preference for an asset purchase but indicated a willingness to consider a merger or other agreed transaction structure. The September 1 Letter also revised the reference period for determining the 33% premium to a 40-day average from the previously proposed 30-day average and specified that Parent’s proposal included assumption by Parent of the following obligations, in each case only to the extent such indebtedness was incurred to fund the Corporate Solutions Group:
•	the Securitization Debt (of which approximately $241.2 million was outstanding as of September 30, 2006);

•	the indebtedness incurred pursuant to the Company’s revolving credit facilities (of which approximately $13.0 million was outstanding as of September 30, 2006); and

•	the Company’s obligations related to its Trust Preferred Securities (of which $45.0 million was outstanding as of September 30, 2006).
     In addition to the Corporate Solutions Separation Costs, the September 1 Letter further provided that Parent would pay to holders of vested options (excluding members of the Board of Directors and the Management Purchasers) an amount equal to the excess of the per share consideration over the exercise price of the options.

6

     In addition, the September 1 Letter specifically proposed that the Management Purchasers would assume:
•	Approximately $2.4 million of indebtedness owed to the party from whom the Company purchased one of the segments of the MBO Businesses and any other debt incurred for the benefit of the MBO Businesses;

•	MBO Separation Costs;

•	Management Separation Costs with respect to employees assigned to Corporate Solutions but which are not reasonable and customary; and

•	Approximately $3 million in costs associated with the payment of the in-the-money value of stock options held by members of the Board of Directors and the Management Purchasers.
     The September 1 Letter also specified that Parent expected the Management Purchasers to purchase the MBO Businesses immediately prior to Parent’s purchase of the Company. The proceeds from the sale of the MBO Businesses, net of any tax expense, would then be paid to the Company’s stockholders in the form of a dividend. The September 1 Letter also provided an exception to the exclusivity clause that would permit the Company to consider other proposals that the Company’s Board, in good faith, determined to be superior to Parent’s offer.
     The September 1 Letter was given to the Board of Directors and a telephonic meeting was convened later that day. At that meeting, a representative of Sandler O’Neill and Mr. Wamberg discussed Parent’s September 1 Letter. Mr. Wamberg informed the Board that Parent indicated that its interest in acquiring the Corporate Solutions Group was conditioned on the need for a separate buyer to purchase the MBO Businesses. Mr. Wamberg indicated that while he would have no objection to a third party acquiring the MBO Businesses, he would form a management group to purchase the MBO Businesses in order to satisfy the Parent requirement for a separate purchaser.
     As described to the Board, Parent’s proposal would result in a purchase price for the Corporate Solutions Group of $15.83 per share (based on the 40-day average closing price for the period ending September 1 of $11.90 per share). Mr. Wamberg proposed a gross purchase price of $2 per share for the MBO Businesses. At this time, management and Sandler O’Neill had developed a preliminary estimate of the MBO Separation Costs and other costs to be assumed as outlined in the September 1 Letter which would be deducted in arriving at the net proceeds for the Company’s stockholders. As a result, the total price to be paid to stockholders was estimated to be approximately $16.50 per share. Sandler O’Neill advised that this would represent an approximately 39% premium to the average closing price of the Company’s shares for the 40-day period ending September 1, 2006. Sandler O’Neill advised that such a premium compared with a median premium over the pre-announcement stock price of approximately 20% for all financial services transactions with a deal size between $250 million and $750 million announced since January 1, 2005 and a median premium of approximately 16% for all insurance company transactions announced since January 1, 2000.
     The Board discussed with Company counsel the Board’s fiduciary duties and its expectation that the Board would have the opportunity to consider other proposals for a purchase of the Corporate Solutions Group and the MBO Businesses. The Board also expected to receive an appropriate fairness opinion and to establish a special committee to deal with these transactions. The Board of Directors instructed management and Sandler O’Neill to research and quantify the indebtedness of the Company related to the Corporate Solutions Group and the MBO Businesses, Management Separation Costs and other matters in order to prepare a counter proposal in the range of $17 per share for the Corporate Solutions businesses plus $2 per share from management for the MBO Businesses to be considered by the Board.
     Sandler O’Neill’s representative spoke with Mr. Beardsworth, President of Parent, to clarify questions about the September 1 Letter. Substantial information was prepared by the Company and reviewed by Sandler O’Neill concerning the tax basis of the Corporate Solutions Group assets and the MBO Businesses, Management Separation Costs and other data to better gauge the value to stockholders reflected in the September 1 Letter and to prepare the counter proposal.
     On September 2, 2006, Mr. Long and a representative of Sandler O’Neill spoke with Mr. Baird about Parent assuming a greater portion of Management Separation Costs. Mr. Baird informed them that the total of the payments to stockholders by Parent, plus any assumed costs and liabilities, could not exceed the maximum limit of $17.00 per share under any circumstances.
     On September 3, 2006, a representative of Sandler O’Neill spoke with Mr. Beardsworth and discussed certain points resulting from the Company’s review of the September 1 Letter. These discussions related to Management Separation Costs, the tax basis of the

10

assets to be sold to the Management Purchasers, the issue of the Company agreeing to negotiate exclusively with Parent, and access to personnel in connection with Parent’s due diligence review.
     On September 5, 2006, a Board of Directors meeting was held telephonically at which Sandler O’Neill reviewed its written presentation to the Board of Directors regarding the September 1 Letter. Sandler O’Neill informed the Board of Directors that according to Mr. Baird, Parent was unwilling to consider any change to its price formulation or increase in price range. A condition to Parent’s offer was the Company obtaining an agreement to purchase the MBO Businesses. Sandler O’Neill explained to the Board of Directors the currently proposed structure as well as the alternative of an asset sale to Parent. Sandler O’Neill further explained the conclusion reached by the Company’s external tax advisors and the Company’s management that an asset sale would be inefficient from a tax perspective.
     Sandler O’Neill reviewed a calculation of the potential purchase price using three different prices: the top of Parent’s proposed range ($17.00 per share), the bottom of Parent’s proposed range ($14.00 per share) and the 40-day trading average at September 1 of $11.90 plus a 33% premium. Based on the terms of the September 1 Letter, Parent would pay $281 million for the Corporate Solutions Group. The Management Purchasers would pay $35 million for the MBO Businesses with a deduction of $25 million for the MBO Separation Costs and other costs it would assume resulting in a net of $10 million. In all, these transactions would result in a payment of $16.50 per share to the stockholders. This would represent a 43% premium over the Company’s stock price one month prior to the date of the presentation.
     Sandler O’Neill also reviewed some valuation information with respect to the Company, including an analysis of comparable publicly traded companies, comparable acquisitions and a discounted cash flow analysis. The Board considered that Sandler O’Neill’s analysis reflected that the overall terms of the proposed transactions were favorable to the Company’s stockholders as compared with recent comparable transactions and the Company’s recent stock price.
     The Board discussed the proposed terms of the purchase of the MBO Businesses by Mr. Wamberg and certain other members of the Company’s management. The Board discussed in particular the Management Separation Costs, the value of the MBO Businesses, tax issues related to a sale of the MBO Businesses, the corporate overhead costs that would be included with the MBO Businesses, the operating costs of Clark/Benson and the contingent earn-out payments due to certain entities within the MBO Businesses. Such contingent earn-out payments total approximately $3.5million payable through 2013 to the prior owners of certain of the MBO Businesses. Mr. Wamberg discussed his proposal, treatment of the MBO Separation Costs, and his expectation that the Company would want the opportunity to solicit other offers. Mr. Wamberg commented that it was his expectation that the Company would be free to solicit other purchasers of the MBO Businesses between the time the Management Purchasers entered into an agreement to buy the MBO Businesses and the time Parent acquired the Company’s shares.
     Counsel for the Company discussed the Board’s fiduciary duties and appropriate procedures for considering and acting upon these proposed transactions. The Board considered the current status of transaction discussions and the fact that the prospective purchaser of the Corporate Solutions Group was the Company’s largest stockholder, and the prospective purchaser of the MBO Businesses was a group comprised of members of the Company’s management team. In light of the foregoing, the Board of Directors formed a special committee of its independent directors (the “Special Committee”) to consider and negotiate any transaction that might be undertaken by the Company with Parent, Mr. Wamberg and other members of the Company’s management. The Company’s five independent directors, William Seidman, Randolph Pohlman, George Dalton, Kenneth Guenther and Richard Lappin, were appointed to the Special Committee. No member of the Special Committee is employed or affiliated with the Company, other than in his capacity as a director of the Company, and no such member is or is expected to become an affiliate of, or has or is expected to acquire any equity or other interest in, Parent or any entity organized for the purpose of acquiring assets of the Company.
     The Special Committee was authorized by the Board of Directors to receive, review, investigate and evaluate all information relating to the proposed transactions, to negotiate with Parent, Mr. Wamberg and other possible parties the terms of the proposed transactions, including the price, to retain its own advisors and to make recommendations to the stockholders and the Board regarding the proposed transactions. While the retention of its own advisors would be entirely at the discretion of the Special Committee, the Board discussed Mr. Wamberg’s concerns as to whether it was necessary, at that point in time, to incur the additional substantial expense of separate advisers to the Special Committee until the transactions appeared more likely to proceed. In particular, the Board considered the expense related to the proposed transaction with Parent which was abandoned in 2004.
     After the September 5, 2006 meeting of the Board of Directors adjourned, the Special Committee held its first meeting at which time it unanimously designated Dr. Pohlman as Chairman of the Special Committee. The members of the Special Committee discussed with the Company’s legal counsel the Special Committee’s fiduciary duties to represent the interests of the unaffiliated

11

stockholders of the Company and to negotiate the best transaction available under the circumstances. In light of the considerations discussed at the preceding Board meeting, the Special Committee decided to defer the retention of separate legal and financial advisors until such time as the transactions appeared more likely to proceed.
     On September 6, 2006, at the direction of the Special Committee, Sandler O’Neill informed Mr. Beardsworth of Parent that a Special Committee of the Board had been formed and, due to the complexity of the deal, the Special Committee would take several days to review the potential transaction. In the meantime, the Special Committee wanted to discuss and clarify tax issues surrounding the structure. The next day, Parent requested a written response from the Company acknowledging the proposal and the price range and granting Parent a 60-day exclusive period in which the Company would agree not to engage in discussions with other potential bidders. The Sandler O’Neill representative informed Mr. Beardsworth that the Company would provide a draft confidentiality and exclusivity letter that would allow Parent to perform confirmatory due diligence.
     Over the next week, various discussions took place by phone and in person among Messrs. Wamberg, Long, representatives of Sandler O’Neill and representatives of Parent regarding the tax attributes of the Company and the transaction. As instructed by the Special Committee, the purpose of these discussions was to quantify the tax attributes with a view to engaging in further negotiations for a higher price. During these discussions, Parent explained that its offer already reflected these tax attributes.
     On September 11, 2006, the Special Committee met telephonically to consider Sandler O’Neill’s analysis of certain valuation and tax issues. Sandler O’Neill indicated that Company management and Sandler O’Neill had spent the previous several days speaking to Parent about the effect of the transaction on the Company from a tax standpoint and Parent’s expected tax benefits as a result of the proposed transaction. Sandler O’Neill summarized the transaction structures, and particularly the anticipated tax benefits to Parent as a result of the transaction. Sandler O’Neill had sought to have Parent reflect the value of such tax benefits by increasing the proposed purchase price. The Special Committee directed Sandler O’Neill to continue preparation of a counter proposal to Parent’s September 1, 2006 proposal. The Special Committee also discussed valuation issues related to the MBO Businesses and decided to require a firm commitment by management to purchase the MBO Businesses if the entire transaction were to move forward.
     Also on September 11, 2006, Mr. Long and a representative of Sandler O’Neill and Mr. Long contacted Mr. Baird regarding the September 1 Letter. Mr. Baird reiterated that the offer price formulation and maximum price were firm.
     On September 12, 2006, Mr. Benson, Mr. Long and Mr. Baird met to discuss the prospect of Parent or one of its affiliates providing financing to Clark/Benson following its acquisition by the Management Purchasers and completion of the transactions. Mr. Baird advised Mr. Benson to contact Mr. Gilman with respect to the possibility of Parent or one of its affiliates providing such financing.
     On September 13, 2006, the Board of Directors, followed by the Special Committee, met telephonically to discuss the proposed counter-offer to Parent.
     The Board considered the terms of a counterproposal, including:
•	Total per share consideration of $19.00 per share representing a 67% premium over the Company’s then current stock price, consisting of $17.00 from Parent plus $2.00 per share from the Management Purchasers for the MBO Businesses;

•	Parent to assume all Management Separation Costs;

•	Parent to pay all transaction costs that would be incurred by the Company; and

•	Parent to retain all tax benefits generated by the transaction or otherwise attributable to the Company.
     Sandler O’Neill advised the Board of its discussions with Parent proposing that Parent assume all Management Separation Costs (rather than deducting the MBO Separation Costs from the amount to be paid to stockholders in the form of a lower per share price) in light of potentially substantial tax benefits to Parent from the transaction. Sandler O’Neill also advised the Board that, in its assessment, Parent would not agree to assume such costs and might terminate discussions over this issue. A Sandler O’Neill representative reported to the Board that Parent indicated to Sandler O’Neill that Parent would not be interested in the MBO Businesses and would not proceed without a purchaser for those businesses. The Board considered the need to obtain a commitment

12

for the purchase of the MBO Businesses in order that the proposed transaction with Parent could proceed. At this point, the Board meeting was adjourned and the Special Committee convened its meeting.
     The Special Committee discussed the proposed aggregate purchase price for the MBO Businesses of approximately $35 million (plus the assumption of corporate expenses, certain liabilities and contingent acquisition payment obligations). The Special Committee discussed the fact that the same businesses had been acquired by the Company over the preceding seven years for an aggregate purchase price in excess of $90 million (later determined to be approximately $112 million). Although the proposed purchase price for the MBO Businesses was less than the original acquisition costs for these businesses, the Special Committee considered that the purchase of these businesses would include the assumption of approximately $4.1 million in related liabilities, as well as the assumption of substantial expenses representing approximately $8.2 million in 2006 related to the Company’s corporate headquarters facility through the first nine months of 2006 (many of which could be substantially reduced once the Company ceases to be a public company), which Parent did not wish to acquire, and personnel costs. The Special Committee also discussed the risk of employee attrition and loss of key producers that is inherent in personal service businesses such as the MBO Businesses and the resulting negative impact on the value of such businesses even in a management-led purchase. The Special Committee further considered the potentially significant adverse effect on the MBO Businesses of conducting a marketing effort in advance of a transaction being entered into with Parent if the negotiations ultimately did not result in the execution of definitive agreements. Accordingly, the Special Committee considered it advisable to proceed with the group being formed by Mr. Wamberg and to pursue an aggressive, post-signing marketing effort for the MBO Businesses. The Special Committee reiterated its intention to retain an independent financial advisor as well as the need to obtain the highest price that the management group would pay. The Special Committee also discussed the need to conduct an aggressive marketing effort to satisfy the Committee that the Company will receive the best available price for the MBO Businesses.
     The Special Committee discussed with Sandler O’Neill the amount of tax benefits Parent could expect to realize from the transaction, and instructed Sandler O’Neill to ask the Company’s management and outside tax accountants to review tax benefit calculations and the change of control payment calculations. After discussion, the Special Committee directed Sandler O’Neill to go back to Parent with a proposal for $18.75 per share to stockholders, including $16.75 per share for the Corporate Solutions Group and $2.00 per share from the proceeds of the sale of the MBO Businesses to the Management Purchasers.
     On September 17, Sandler O’Neill provided, at the Special Committee’s direction, a counterproposal to Parent with the following principal terms:
•	$18.75 per share based on $16.75 per share from Parent plus $2.00 per share from the Management Purchasers to purchase the MBO Businesses;

•	Parent to pay all Management Separation Costs and other transaction costs (preliminarily estimated at $39.4 million);

•	Parent to realize and retain the tax benefits generated from the sale of the MBO Businesses (preliminarily estimated at $36.2 million); and

•	Parent to receive the value of certain amortization-related tax benefits resulting from the Company’s acquisition of certain of the businesses comprising the Corporate Solutions Group (preliminarily estimated at $45.3 million).
     On September 18, 2006, in a conversation with Sandler O’Neill, Parent declined the counter proposal but indicated that it desired to move forward with its current proposal and would like to perform some due diligence on the Company to confirm its proposal. From September 18, 2006 through September 28, 2006, Mr. Wamberg and Mr. Gilman, along with certain other representatives of the Company, discussed potential revisions to the earlier version of the Letter of Intent. On September 21, 2006, Mr. Laning from the Company sent an email to Parent requesting changes to the September 1 Letter, including providing that (i) the Management Purchasers would purchase the MBO Businesses immediately after (instead of before) Parent purchases the Company’s stock in the Offer, (ii) Parent (instead of the Management Purchasers) would pay certain costs associated with the payment of the in-the-money value of stock options held by members of the Board of Directors estimated at $1.5 million, and (iii) Parent would retain liability for certain MBO Separation Costs.
     On September 22, 2006, a conference call was held among Messrs. Beardsworth, Gilman, and O’Rourke from Parent, and Mr. Laning from the Company, in which Mr. Laning informed the Parent representatives that the MBO Separation Costs were estimated to be between $18 million and $21 million. After discussion, Parent agreed to pay up to $1.5 million of in-the-money value

13

of stock options held by members of the Board of Directors. However, Parent asserted that the maximum price that it could pay, including the price to be paid to stockholders and all assumed costs and liabilities without further executive board approval of its parent company could not exceed the maximum limit of $17.00 per share.
     On September 24, 2006, the Company formally engaged Sandler O’Neill to act as its financial advisor to the Board to assist the Company in analyzing, structuring, negotiating and effecting the sale of the Company and the related transactions. Dr. Pohlman executed the engagement letter on behalf of the Company. As Sandler O’Neill had been acting as the Company’s financial advisor without a formal engagement letter, the engagement was deemed effective as of September 1, 2006. The decision to formally engage Sandler O’Neill was based on its national reputation in transactions in the Company’s industry, its familiarity with the Company and its businesses through its prior engagements since 2004 and the high quality of its prior assistance to the Board and representation of the Company in 2004.
     On September 26, 2006, a conference call was held with Messrs. Beardsworth, Gilman and O’Rourke from Parent, Mr. Laning from the Company and a representative from Sandler O’Neill. The discussion included the issues of the Management Separation Costs, the valuation premium, and the costs of obtaining a separate fairness opinion from a second investment banking firm and of the proxy process. Parent agreed that it would be acceptable if the transaction-related costs were paid out of the Company’s cash assets, and not deducted from the price to be paid by Parent. Parent also expressed a willingness to allow the Company to retain up to $13 million in MBO Separation Costs, net of related assets, so long as there would be a reduction in the purchase price for the Corporate Solutions Group by a like amount.
     On September 27, 2006, representatives of Parent met with representatives of the Company and further discussed issues related to Parent’s proposal.
     Parent responded to the Company’s September 17 counter proposal with a September 28, 2006 Letter of Intent (the “September 28 Letter”). The September 28 Letter was substantially similar to Parent’s September 1 Letter except for the allocation of the Management Separation and transaction costs. Under the September 28 Letter:
•	The price formula was based on the 60-day average closing price of the Company’s shares prior to announcement of the transaction;

•	Parent would be responsible for reasonable and customary Management Separation Costs associated with the Corporate Solutions Group employees, including those costs which are not otherwise paid for by assets held specifically for the purpose of funding such costs; and

•	All Management Separation Costs related to the MBO Businesses, net of assets held for the purpose of funding them, up to $13 million would be paid by the Company, with the Management Purchasers to pay the remaining balance. Because these costs, up to $13 million, would be retained by the Company, Parent would reduce the amount it would pay by a like amount. This proposed change would not result in any net reduction of proceeds to stockholders because such MBO Separation Costs would no longer be deducted from the purchase price to be paid by the Management Purchasers for the MBO Businesses.
     The September 28 Letter also reflected that as a condition to closing, a fairness opinion satisfactory to the Company would be received by the Company from Sandler O’Neill reflecting separately the value of both the Corporate Solutions Group and the MBO Businesses and an overall fairness opinion would be obtained from another nationally recognized financial advisor reasonably satisfactory to the Company and Parent. The Special Committee preferred to obtain an independent overall fairness opinion and valuation of the MBO Businesses from a financial advisor of its own selection and whose compensation would not be contingent on the outcome of the negotiations. Accordingly, Parent, the Company and Sandler O’Neill subsequently agreed that Sandler O’Neill would only be providing an opinion as to the fairness, from a financial point of view, of the purchase price to be received by the Company’s unaffiliated stockholders. Sandler O’Neill’s opinion is discussed below. As further described below, the Special Committee subsequently hired another investment banking firm to provide it with a separate overall fairness opinion and a valuation regarding the MBO Businesses.
     The Board met by teleconference on September 28 to review the status of these negotiations. Sandler O’Neill, Mr. Wamberg and Mr. Laning reviewed the September 28 proposal from Parent. Based on the average closing price for the 60-day period ending September 28, 2006 of $11.82 per share, the proposal in the September 28 Letter would result in a potential distribution to stockholders of approximately $16.71 per share. This amount would consist of $15.72 from Parent and $2.00 per share from the

14

Management Purchasers, less an estimated $1.01 per share of MBO Separation Costs from the price to be paid by Parent. This represented a premium of approximately 42% to the September 28 closing price of $11.80 per share.
     After discussions, the Board concluded that Parent was unlikely to improve its offer significantly, but the substantial premium warranted further consideration of the September 28 Letter on a non-binding basis. The Special Committee then met separately to consider the transactions. In view of its determination that the September 28 Letter was an attractive and viable offer and that negotiations should proceed, the Special Committee decided to obtain separate legal counsel and an independent financial advisor. A draft confidentiality agreement containing an exclusivity provision was sent to Parent for its review.
     After discussion, the Special Committee decided to contact Akin, Gump, Strauss, Hauer & Feld, L.L.P. (“Akin, Gump”) to act as counsel to the Special Committee and to interview candidates from a group of several investment banking firms to select as independent financial advisor.
     On September 29, 2006, the Special Committee retained Akin Gump as counsel to the Special Committee. The members of the Special Committee reviewed with its counsel its fiduciary duties to represent the interests of the unaffiliated stockholders of the Company and to negotiate the best transaction available to the unaffiliated stockholders under the circumstances.
     In a telephone conversation between Mr. Beardsworth of Parent and Mr. Laning from the Company, Mr. Laning informed Parent that the estimated MBO Separation Costs were expected to be $16 million rather than $13 million. It was agreed that the Management Separation Costs would be measured after-tax, and that the Company would pay up to $16 million of these costs. Consistent with Parent’s proposal in the September 28 Letter, such $16 million of costs (after adjusting for related assets and tax deductions) to be paid by the Company would be deducted from the amount to be paid to the stockholders. However, the net cash amount that would be paid by the Management Purchasers for the MBO Businesses would not be reduced by the MBO Separation Costs.
     During the month of October 2006, Mr. Wamberg continued to discuss the potential acquisition of the MBO Businesses, and the possibility of their equity participation, with Messrs. Pyra, Kies, Rich and Benson. In his discussions with these individuals, Mr. Wamberg described the principal terms and conditions of the proposed acquisition and made inquiries regarding the interest of these individuals generally in equity participation. Each of the individuals expressed an interest in equity participation during this time period, although in all cases such interest was qualified by reason of the fact that the proposed terms and conditions of the acquisition, including the consideration and the structure and governance of the acquiring equity, were not finalized. Mr. Wamberg also discussed the potential employment of such persons with his proposed acquisition vehicle, Clark Wamberg LLC, following the acquisition, but did not specifically discuss compensation or particular arrangements concerning employment.
     On October 4, 2006, Messrs. Beardsworth and O’Rourke held a conference call with Messrs. Wamberg and Laning and Alison Hoffman from the Company to discuss Parent’s desire to conduct a due diligence review and a preliminary due diligence request list.
     On October 4, 2006, the Special Committee met telephonically to consider the status of the discussions with Parent and the terms of the MBO Businesses transaction. Mr. Wamberg was invited to join the call, and summarized the current status of discussions. In recognition that the Parent offer was contingent on a separate purchase of the MBO Businesses, the Special Committee discussed with Mr. Wamberg his willingness to lead the purchase of the MBO Businesses and the price the Management Purchasers would be willing to pay. Mr. Wamberg indicated that, while it was still being considered, the price he was willing to pay would be “$2.00 per share or something close to it.” After further inquiry from the Special Committee whether Mr. Wamberg would pay more than $2.00 per share, Mr. Wamberg indicated that $2.00 per share was the highest price that he would pay. Mr. Wamberg and the Special Committee discussed that the process would provide for an active post-signing market check with respect to the MBO Businesses. Mr. Wamberg advised the Special Committee that he expected the Management Purchasers might be comprised of himself and Messrs. Pyra, Kies, Rich and Benson. The Special Committee expressed its expectation that the Management Purchasers would provide a guarantee of the purchase of the MBO Businesses. As disclosed later in this section under “F. Sale of MBO Businesses,” the group comprising the Management Purchasers ultimately is expected to consist of Messrs. Wamberg and Benson, and also Alan Botsford, a managing director of Clark/Benson. Messrs. Wamberg, Benson and Botsford are presently the sole members of Clark Wamberg LLC, which is referred to herein as the “MBO Purchaser.”
     After Mr. Wamberg was excused from the meeting, the Special Committee discussed the terms of the September 28 Letter. The Special Committee requested that the September 28 Letter be revised to reflect that the definitive merger agreement and asset purchase agreement for the MBO Businesses would allow the Company’s Board of Directors to satisfy its fiduciary obligations to consider other proposals that the Board, in good faith, determines are or may be superior to Parent’s proposal. In addition, the Special Committee required that the Company would receive a satisfactory fairness opinion from Sandler O’Neill regarding the overall consideration to be received by the Company’s stockholders and must also be satisfied with a separate fairness opinion regarding the total price to stockholders and valuation for the MBO Businesses from an independent financial adviser satisfactory to the Company. After discussion, and based on such proposed changes, the Special Committee unanimously approved the execution and delivery of the September 28 Letter and the revised confidentiality agreement substantially as presented to the Special Committee. The Special Committee then discussed the terms of the transaction for the sale of the MBO Businesses and the extensive market check that would need to be conducted after signing any agreement with Management Purchasers.

15

     On October 5, 2006, Parent delivered a revised letter of intent (the “October 5 Letter”) and confidentiality agreement containing the terms approved by the Special Committee and a few other minor changes in language. Other than these modifications, the October 5 Letter was substantially similar to the September 28 Letter. In its transmittal of the October 5 Letter, Parent stated that it would not sign a definitive agreement unless it is satisfied with the terms and conditions of the agreement for the sale of the MBO Businesses. The October 5 Letter was signed by Dr. Pohlman on behalf of the Company the following day.
     On October 6, 2006, after speaking with four investment banking firms, the Special Committee decided to retain Keefe, Bruyette & Woods, Inc. (“KBW”) to assist it in evaluating the proposed transactions, to render an opinion as to the fairness from a financial point of view of the consideration to be provided to the Company’s disinterested stockholders, and to provide a valuation of the MBO Businesses. The Special Committee concluded that it was appropriate to retain KBW because of its national reputation in the financial community and its experience serving as a financial advisor in similar transactions. There has been no material relationship between the Company or its affiliates and KBW or its affiliates during the prior two years. KBW writes research reports on the Company, for which it receives no compensation from the Company.
     On October 12, 2006, counsel for the Management Purchasers provided to counsel to Parent a proposed Asset Purchase Agreement (the “MBO Agreement”) for the purchase of the MBO Businesses. That same day, Mr. Benson spoke with Mr. Gilman to discuss the prospect of Parent or one of its affiliates providing financing for the Clark/Benson business after completion of the transactions. Mr. Gilman advised Mr. Benson that they should speak following execution of the Merger Agreement to further consider the matter.
     On October 13, 2006, the Special Committee met telephonically to review the status of the transaction. The Special Committee was informed that the Management Purchasers had provided a draft MBO Agreement to Parent. An update was provided on the work done by KBW to date on its analysis. The Special Committee discussed the process of conducting a market check with respect to the MBO Businesses. The Special Committee also discussed the benefits of requiring that a majority of the disinterested stockholders tender their shares in a tender offer or that a majority of the disinterested stockholders approve the transaction.
     On October 16, 2006, Parent’s counsel submitted a proposed draft Merger Agreement to the Company’s counsel. Parent’s counsel also advised the Company’s counsel and counsel for the Management Purchasers that the MBO Agreement did not reflect the proposed transaction for the sale of the MBO Businesses as understood by Parent because it failed to sufficiently identify the assets and liabilities to be transferred and did not reflect Parent’s expectation that the sale be on an “as is, where is, with all faults” basis. Over the course of the following week, counsel for the Management Purchasers furnished information in an attempt to address Parent’s concerns.
     On October 17, 2006, a meeting was held at the offices of the Company’s legal counsel between representatives of Parent, the Company and the Company’s counsel to discuss due diligence.
     On October 18, 2006, Mr. Wamberg provided the Special Committee with a letter confirming his intention to acquire the MBO Businesses for $2 per share, which amounted to an estimated $35.32 million. Mr. Wamberg assured the Board that he was financially, professionally and personally committed to completing the proposed purchase of the MBO Businesses. In addition, Mr. Wamberg gave assurances to the Board that he was able to finance the proposed purchase. Mr. Wamberg referenced his significant holdings of the Company stock as one source of funds to finance the transaction and other liquid investments and assets which could be sold or used as collateral for loans to finance the transaction. Mr. Wamberg indicated he may invite other members of management to invest in the new acquisition company, but that he could fund the entire purchase price personally, if required.
     On October 19, 2006, the Special Committee met telephonically to discuss the terms of the draft Merger Agreement and the terms of Mr. Wamberg’s proposal to purchase the MBO Businesses. At the invitation of the Special Committee, Mr. Wamberg provided the Special Committee an update on the issues raised by Parent as part of its due diligence. At that point, Mr. Wamberg was excused from the meeting. The KBW representative reviewed with the Special Committee the work his firm had conducted thus far in analyzing the merger with Parent and the sale of the MBO Businesses. The KBW representative suggested that the value of the MBO Businesses, as with most consulting and service-type businesses, depends on the new owner’s ability to keep the existing work force in place. KBW provided an analysis of which businesses, including one of the largest segments of the MBO Businesses, were most at risk of losing employees and the related revenue. The proposed purchase price of $2 per share for the MBO Businesses is in the middle of the range of prices paid for comparable companies when the MBO Businesses’ financial performance is adjusted to reflect risk existing with respect to the new owner’s ability to keep the work force in place. If one assumes very limited risk to keeping the work force in place, the $2 per share is at the low end of a range of value. KBW indicated it would continue its analysis.

16

     The KBW representative also discussed the value of Parent’s offer. This offer was based on the average closing price of the Company’s common stock for the 60-day period ending prior to the announcement date, plus a 33% premium, plus an amount per share for the MBO Businesses (net of MBO Separation Costs, after adjustment for related assets and taxes, to be paid by the Company and deducted by Parent in determining the amount to be received by stockholders). Based on this analysis, KBW informed the Special Committee that it would be prepared, subject to subsequent changes in the transaction and other matters, to issue an opinion that the resulting overall price per share would be fair to the Company’s disinterested stockholders from a financial point of view. At this point, Mr. Wamberg, Mr. Pyra and a representative of Sandler O’Neill were invited to join the meeting. The Special Committee members asked a number of questions of KBW and Sandler O’Neill as to their calculations of the estimated transaction value. The Sandler O’Neill representative indicated that the 60-day rolling average price as of a recent date was $11.60 per share. The purchase price was then calculated by the Sandler O’Neill representative by adding the 33% premium (which equaled $15.43 per share) and adding $2 per share for the MBO Businesses, for $17.43 per share. After deducting an estimated $1 per share of MBO Separation Costs from the price to be paid by Parent, the distribution to stockholders would be $16.43 per share. The Special Committee, Sandler O’Neill and KBW agreed that the offer price as of the meeting date was approximately $16.43 per share, as so calculated. Based on this analysis, KBW reaffirmed that it would be prepared, subject to subsequent changes in the transaction and other matters, to issue an opinion that the resulting overall price per share, which represented an estimated 41.6% premium based on then current stock prices, was fair to the Company’s disinterested stockholders from a financial point of view.
     The Special Committee also discussed Mr. Wamberg’s commitment to purchase the MBO Businesses and his financial ability to do so. Dr. Pohlman reported to the Special Committee that Mr. Wamberg was unwilling to deliver assets into escrow at the time of signing an agreement to purchase the MBO Businesses, and was also unwilling to provide personal financial statements to the Special Committee. However, Mr. Wamberg had given assurances with respect to his commitment to purchase the MBO Businesses and the Special Committee considered his word to be reliable. The Special Committee discussed a requirement that such a commitment be reflected in the transaction documents.
     On October 19, 2006, the Company’s Counsel provided to Parent’s counsel a summary of the significant changes requested by the Special Committee on the first draft of the Merger Agreement. The Special Committee directed the Company’s counsel to address the following issues with Parent’s counsel:
     Break-up Fee and Market Checks. The draft Merger Agreement allowed for the Board to respond to unsolicited proposals regarding an acquisition of the Company but prohibited the Company from performing an affirmative post-signing market check for the Corporate Solutions Group. The Special Committee requested that the Merger Agreement be revised to specifically allow for an affirmative post-signing market check for the MBO Businesses. Additionally, the Special Committee requested that the provisions requiring the payment by the Company of a “break-up” fee in the event that the board withdraws approval of the transaction or the transaction terminates in certain circumstances after a takeover proposal is received be deleted in their entirety.
     Press Release. The Special Committee requested that the Merger Agreement specifically allow the joint press release announcing the transaction to clearly describe the Company’s ability to entertain offers for the Corporate Solutions and the right to affirmatively seek third party interest in the MBO Businesses.
     MBO Businesses. The Special Committee requested that the Company be free to negotiate an asset purchase agreement with competing bidders for the MBO Businesses on terms which are reasonably consistent with customary and standard provisions for such agreements, including customary indemnification provisions.
     With respect to any failure by the Management Purchasers to complete the purchase of the MBO Businesses, Parent was asked to expressly agree that there be no recourse against the Company for transaction expenses and any other damages.
     Timing and Extension of Tender Offer. The draft Merger Agreement provided that the tender offer must commence no later than 15 business days after execution of the Merger Agreement. The Special Committee requested that the Merger Agreement provide that the tender offer commence no sooner (instead of no later) than 15 business days following the date the Agreement is signed, and remain open for not less than 60 business days. In addition, the Special Committee requested that Merger Agreement specify that Parent may not accept tendered shares or close the tender offer if the Company is considering a superior proposal.
     Minimum Tender Condition. The draft Merger Agreement stated that one of the conditions to Parent’s obligation to consummate the tender offer was that Parent would own, after the Offer, at least a majority of the outstanding Shares. The Special Committee requested that this minimum tender condition should also require that there shall have been validly tendered and not withdrawn prior to the expiration of the tender offer a majority of the shares held by disinterested stockholders.

17

     Sandler O’Neill spoke to Parent on October 20, 2006 to discuss the open issues with respect to the Merger Agreement. Parent raised a concern with respect to Mr. Kies’ employment agreement and whether he might raise a constructive termination claim under his employment agreement as a result of the assignment of the agreement to the Management Purchasers.
     On October 20, 2006, Parent’s counsel advised that Parent would insist on a break-up fee of 3% of the equity value of the Company, but would allow a market check for the MBO Businesses. Parent would also agree to launch the Offer no sooner than 15 business days after signing and to keep the Offer open for 45 business days so that the Company would have more time to seek alternative transactions which would result in greater value for stockholders. Parent also advised that any higher bid for the MBO Businesses would result in a loss of a tax benefit Parent had expected to realize because of the resulting reduction in the tax loss to the surviving company related to the sale of the MBO Businesses for less than the total unamortized acquisition cost of such businesses. Therefore, Parent would insist on retaining 38.3% (Parent’s marginal, blended tax rate) of any net increase in proceeds from the sale of the MBO Businesses to another bidder. Parent also wanted the right to approve a third party contract for the MBO Businesses and to limit the survival of representations and indemnity obligations after the Closing.
     On October 22, 2006, Mr. Wamberg, a representative of Sandler O’Neill, Mr. Beardsworth and legal counsel for each of Parent and the Company discussed the open points on the Merger Agreement.
     On October 23, 2006, the Special Committee met in person to hear reports from KBW and Sandler O’Neill and to review with counsel the terms of the draft Merger Agreement and the draft MBO Agreement. Mr. Wamberg attended a portion of the meeting at the invitation of the Special Committee. Mr. Wamberg and Mr. Pyra were present by invitation. Mr. Wamberg began the meeting with a summary of the Company’s relationship with Parent, including a summary of the discussions regarding a possible sale of the Company to Parent in 2004. Mr. Wamberg advised the Special Committee of the potential constructive termination claim by Mr. Kenneth Kies, a proposed member of the group of Management Purchasers, of $5.6 million based on a change of control and potential assignment of his employment agreement to the Management Purchasers. The Special Committee requested that the Management Purchasers assume this potential liability, and Mr. Wamberg stated that the Management Purchasers were unwilling to do so. The Special Committee also discussed requiring Mr. Wamberg to personally guarantee the obligation to purchase the MBO Businesses. Mr. Wamberg agreed to consider that request. The Special Committee members again discussed with Mr. Wamberg whether Mr. Wamberg would increase his proposed purchase price for MBO Businesses. Mr. Wamberg responded that he was not prepared to offer more for the MBO Businesses. Mr. Wamberg indicated that he was prepared to make his proposal in order to meet the condition of Parent that the MBO Businesses be acquired by a buyer other than Parent and that the Company would not be restricted from seeking alternative proposals for the MBO Businesses. However, Mr. Wamberg indicated that he would consider providing to the Special Committee additional assurance of his ability to close the purchase of the MBO Businesses.
     Sandler O’Neill made a presentation to the Special Committee which began with a summary of the proposal. The proposal was $16.45 per share (based on the average closing price of the Company’s common stock for the 60-day period ending October 20, 2006) in cash to be structured as a tender offer followed by a second-step merger. The sale of the MBO Businesses to the Management Purchasers was to occur prior to the close of the tender offer. All employment contracts and severance rights would be honored. The Closing was anticipated for the first quarter of 2007. A break-up fee of 3% of the aggregate equity value was contemplated. This fee would be required to be paid by the Company if the board withdraws its recommendations of the transaction or the Merger Agreement is terminated under certain circumstances after a takeover proposal is made by a third party. The Corporate Solutions Group would include the Executive Benefits Practice, the Banking Practice and Clark Securities. The MBO Businesses would include the Healthcare Group, Pearl Meyer & Partners, the Federal Policy Group, MedEx, the Baden Retirement Plan Services, the Stratford Advisory Group, and Clark/Benson, LLC. The MBO Businesses also include the Resource Center which provides administrative and other services to various business units of the Company and represents a significant portion of the Company’s corporate overhead. Sandler O’Neill reviewed the separation costs, which included $4.4 million of Corporate Solutions Separation Costs to be assumed by Parent and $14.9 million of MBO Separation Costs which would be paid by the Company at Closing and would be deducted in determining the amount paid to the Company’s stockholders for their shares. As part of its presentation, Sandler O’Neill reviewed the Company’s recent financial performance and a review of analysts’ current ratings on the Company’s stock. Sandler O’Neill also reviewed its financial analyses of the Company and the proposed transaction. Sandler O’Neill informed the Special Committee that this analysis would be updated to reflect any changes in the terms of the transaction and other factors and would form the basis of any fairness opinion it was requested to deliver. Subject to such changes, Sandler O’Neill informed the Special Committee that it would be prepared to issue an opinion that the overall transaction was fair to the Company and its unaffiliated stockholders, from a financial point of view. At this point, Mr. Wamberg and Sandler O’Neill were excused from the meeting.
     KBW made its presentation to the Special Committee regarding the overall transaction. After outlining its review of the transaction, KBW reviewed its comparable companies analysis, a comparable merger and acquisition transactions analysis, a

18

discounted cash flow analysis and a historical transaction premium analysis. Based on this analysis and subject to subsequent changes in the transaction and other factors, KBW informed the Special Committee that it would be prepared to issue an opinion that the overall transaction was fair to the Company and its disinterested stockholders, from a financial point of view.
     KBW made a presentation regarding the MBO Businesses. KBW reviewed the proposal for the MBO Businesses of $35.3 million in cash to be paid at Closing along with the assumption of debt of $8.8 million for an aggregate purchase price of $44.1 million. The closing of the Merger is conditioned upon the closing of the sale of the MBO Businesses. KBW reported that through the first six months of 2006, the MBO Businesses excluding Clark/Benson and MedEx, produced total revenues of $42.7 million. KBW interviewed the Company’s senior management and top-producers at Pearl Meyer and Federal Policy Group and reported their view that the sale of the MBO Businesses to a third party potentially risks a significant amount of revenues as a result of potential departures of key employees not subject to long-term employment agreements. Given the assumption that there was a substantial risk that a significant portion of revenues and EBITA would be at-risk in a sale of the MBO Businesses to a non-management third party, KBW raised the possibility that a third party may not be willing to pay a goodwill premium to acquire the MBO Businesses. Based upon this assumption, KBW modeled the expected cash flows of the MBO Businesses under a Management Scenario where there is little employee attrition and also under an Employee Attrition Scenario assuming substantial personnel departures.
     KBW also raised the possibility to the Special Committee that, in light of the disparate nature of the various segments of the MBO Businesses, a single bidder may be unlikely to seek all of the MBO Businesses. Rather, KBW indicated that multiple bidders for different divisions of the MBO Businesses may be a more likely means of obtaining an aggregate superior proposal, if any, for the MBO Businesses.
     KBW’s presentation estimated that the value of the MBO Businesses on October 23, 2006 was between $22 and $75 million based on a number of factors and included four analytic methodologies. The presentation included a comparable company analysis based on the Management Scenario that implied a value range of $35 to $118 million and a comparable company analysis based on the Employee Attrition Scenario that implied a value range of $22 to $75 million. Several members of the Special Committee considered the extremely wide range for the Management Scenario to be of no practical guidance, especially in view of the significant employee attrition risk factors described above and the other valuation ranges contained in KBW’s presentation, each of which was within or below KBW’s $22 to $75 million range. KBW’s representative advised that it would not be unreasonable to disregard the $35 to $118 range under the circumstances and that he would review that analysis further and provide the Committee with a revised presentation. KBW also advised the Special Committee that a discounted cash flow analysis implied a present value range of $40.0 million to $65.0 million under the Management Scenario, and a present value range of $3.0 million to $9.0 million under the Employee Attrition Scenario. In response to a question concerning the breadth of the two present value, discounted cash flow ranges, KBW’s representative, while not stating a specific value, explained that one could, giving equal weight to these ranges, arrive at an indicated value in the mid to upper $20 million range.
     KBW’s representative advised that he would provide updated presentations regarding the overall transaction to include more current valuation data and an updated presentation regarding the MBO Businesses to replace the versions presented at the meeting. Accordingly, he collected the no longer current versions of the presentations from the members in order to make the necessary revisions.
     Following the meeting, Mr. Wamberg gave assurances to Special Committee members regarding his financial capability to complete the purchase of the MBO Businesses. In part of this discussion, Mr. Wamberg provided the members a draft letter from his personal financial adviser as to Mr. Wamberg’s financial resources to complete the purchase of the MBO Businesses. The letter stated “Based on various information you have provided me, as well as copies of the projected revenue of the other companies, I believe you will have sufficient liquidity to close the transaction, solely for cash.” One of the members of the Special Committee requested that Mr. Wamberg increase his offer for the MBO Businesses. Mr. Wamberg refused to entertain any price increase. Certain Special Committee members asked Mr. Wamberg to guarantee the $2.00 per share price. Mr. Wamberg responded that he would consider doing so if the MBO Agreement contained a provision relieving the Management Purchasers’ obligation to close if there was a material adverse change due to the loss of key personnel. The Special Committee members expressed their view that Mr. Wamberg should guarantee the price without such a provision.
     On October 24, 2006, the Special Committee Meeting was reconvened. Mr. Wamberg discussed with the Special Committee the issue of the potential constructive termination claim by Mr. Kies. Mr. Wamberg anticipated that Parent would request a waiver of Mr. Kies’ claim prior to the execution of the Merger Agreement. Mr. Wamberg expressed his intention to move forward with the purchase of the MBO Businesses and indicated he would assume any risk of a Kies claim.

19

      The Special Committee also discussed the proposed sale of the Corporate Solutions Group to Parent. KBW distributed updated presentations with respect to the overall transaction and the value of the MBO Businesses and reviewed some of the revised information with the Special Committee. The updated presentation regarding the overall transaction reflected the value of the overall transaction based on the then current closing price of the Company’s shares and was otherwise unchanged from the overall transaction presentation provided to the Special Committee the previous day. The updated presentation regarding the MBO Businesses omitted the comparable company analysis based on the Management Scenario and was otherwise unchanged from the MBO Businesses valuation presentation provided to the Special Committee the previous day. None of these revisions affected KBW’s preparedness, subject to changes in the transaction and other factors, to issue an opinion that the overall transactions were fair to the Company’s disinterested stockholders from a financial point of view. The Company’s counsel and the Special Committee’s counsel reviewed the current drafts of the Merger Agreement and the MBO Agreement. The attorneys reviewed certain issues on the documents that had not yet been resolved and obtained direction from the Special Committee on how to address certain issues with Parent, including issues relating to indemnification provisions, commencement date and length of tender offer, extension of notice provision, restrictions on payment of break up fee, and public announcement of the Company’s ability to consider unsolicited takeover proposals.
     Counsel for the Company and Special Committee also reviewed the current draft of the MBO Agreement and discussed the key terms and provisions. As a result of the discussions concerning the MBO Agreement for MBO Businesses, the Special Committee concluded to require the following:
     (1) The purchase price for the MBO Businesses would be $2 per share ($35.4 million) plus the assumption of debt with no material adverse change or other conditions;
     (2) The MBO Businesses transaction would not be required to close only if Parent does not close the Merger transaction; and
     (3) Mr. Wamberg will be required to provide a commercial irrevocable letter of credit with automatic draw provisions to back up the obligation to close the purchase of the MBO Businesses.
     These MBO Agreement requirements were discussed with Mr. Wamberg. Mr. Wamberg was unwilling to provide a commercial irrevocable letter of credit. He reviewed the assurances that he would provide to the Special Committee regarding his ability to finance the transaction. Mr. Wamberg stated he would provide a nonrefundable deposit of $500,000 to secure the obligation of the Management Purchasers to close the purchase of the MBO Businesses in accordance with the terms of the MBO Agreement. Mr. Wamberg advised the Special Committee that he had general concurrence from the leaders of the MBO Businesses regarding equity participation and would obtain documentation if requested. He indicated that Mr. Benson had asked Parent to support Clark/Benson acquisitions in the future, but this would not be a condition of Mr. Wamberg’s commitment to complete the purchase of the MBO Businesses.
     Mr. Wamberg also distributed a draft of a confidential summary of indicative terms for providing financing for the purchase of the MBO Businesses dated October 14, 2006 issued by JP Morgan Chase Bank, NA. The term sheet indicated a $20 million term loan for the acquisition of the MBO Businesses and a $10 million working capital line. It also indicated that participation from a second bank would be required. Mr. Wamberg expressed his intention that the Management Purchasers would provide $15,000,000 in equity. Mr. Wamberg indicated his intention to contribute $10,000,000 of the $15,000,000 in equity and expected to obtain but had not yet confirmed, $5,000,000 from others such as Messrs. Benson, Pyra, Kies and Rich.
     After further discussion, the Special Committee determined that it would require the following regarding the ability of the Management Purchasers to purchase the MBO Businesses:
     (1) Satisfactory confirmation from a bank lender on the term sheet status;
     (2) Satisfactory confirmation regarding financing participation from a second bank;
     (3) Satisfactory support for Mr. Wamberg’s ability to provide or obtain $15,000,000 in equity, including a detailed explanation from the participants and satisfactory support for financial commitment from investors;
     (4) An explanation of the financing for Clark/Benson acquisitions if not provided by JP Morgan Chase;
     (5) Satisfactory evidence of organization of the new entity to purchase the MBO Businesses including ownership, capitalization, investors, and business leaders’ commitments to remain employed;

20

     (6) A separate letter from each Management Purchaser confirming their respective ownership interest, amount invested, agreement with the operating agreement and agreement to remain employed with the new entity; and
     (7) Receipt of a $500,000 deposit to secure the obligation of the Management Purchasers to close the purchase of the MBO Businesses in accordance with the terms of the MBO Agreement.
The requirements were discussed with Mr. Wamberg.
     As directed by the Special Committee, counsel and Sandler O’Neill negotiated the Merger Agreement and the MBO Agreement. These negotiations concerned the matters raised by the Special Committee as well as detailed reviews of several drafts of the Merger Agreement and the MBO Agreement.
     On October 26, 2006, the Special Committee met to discuss the status of the negotiations with respect to the transaction documentation. At the invitation of the Special Committee, Sandler O’Neill gave the Special Committee an update on the open issues as discussed at the October 24, 2006 Special Committee Meeting. Parent agreed to provide full indemnity and to be jointly and severally responsible along with the Company for the indemnity obligations to Company officers, directors and employees and also agreed that the Offer would commence no sooner than 15 business days after signing and remain open for at least 45 business days. Parent would not agree to extend the notice for termination from 10 to 30 business days or to release the Company from paying the break up fee if the sale of the MBO Businesses does not close due to the fault of the Management Purchasers. In cases where the break up fee would apply after termination of the agreement following a third party takeover proposal and a subsequent sale of the Company within 12 months, Parent would not agree to limit the break-up fee to instances where the Company later enters into a takeover transaction with the same third party who made the takeover proposal. Parent did agree, however, to shorten the 12-month period to six months so that the fee would not apply if the Company enters into the takeover transaction later than six months after termination of the agreement. The other issues discussed at the October 24, 2006 Meeting were still open issues as of October 26, 2006. Akin Gump gave the Special Committee an update on the status of the items the Special Committee requested with respect to Mr. Wamberg and the Management Purchasers.
     Company counsel in consultation with the Special Committee’s counsel and Parent’s counsel negotiated with the Management Purchasers’ counsel from mid-October through October 31, 2006 on a number of points on the MBO Agreement, which included the following:
     (1) The Management Purchasers wanted the ability to update disclosure schedules to the MBO Agreement prior to Closing, including revising the list of assets that would be included in the MBO Businesses;
     (2) The parties to the MBO Agreement initially disagreed as to how the liabilities being assumed by the Management Purchasers would be defined;
     (3) The parties to the MBO Agreement disagreed as to the level of indemnity provided by the Company to the Management Purchasers as to preclosing operations;
     (4) The Management Purchasers wanted the Company to assign any rights to insurance coverage it held to cover any liabilities that the management group would assume as part of the transaction;
     (5) The parties to the MBO Agreement disagreed as to whether the transition services agreement would be agreed to prior to Closing or prior to the execution of the agreement;
     (6) The Management Purchasers desired an ability to terminate the MBO Agreement upon a “Material Adverse Change” which was proposed to include a material adverse change in the Company’s financial condition, operating results, assets, prospects, operations, business, employee relations, customer relations, litigation and other matters; and
     (7) The Special Committee requested Mr. Wamberg to be jointly and severally liable for the obligations of the Management Purchasers under the MBO Agreement.
The ultimate resolution of the foregoing points is as follows:

21

     (1) As to the Company’s concern that the assets and liabilities be more particularly identified in the agreement, the Company agreed that it would sell only the assets identified in the agreement at the time of signing, but that some of the assets could be described in more general terms. The MBO Agreement provided for limited rights to update schedules prior to Closing;
     (2) Any disputes over the split of certain assets between the Management Purchasers and the Company are to be resolved by an accounting firm;
     (3) The Management Purchasers agreed to assume, with certain limited exceptions, all liabilities primarily related to the MBO Businesses;
     (4) No indemnity for preclosing operations was provided to the management group by the Company;
     (5) The Company agreed to use commercially reasonable efforts to collect on any insurance coverage which exists to cover liabilities assumed by the Management Purchasers, but the Company would not be obligated to incur costs to maintain such coverage for the benefit of the Management Purchasers;
     (6) The Management Purchasers, Parent and the Company agreed to certain transition periods for the office space and the use by the Company of certain software and hardware sold to the Management Purchasers and that a separate transition services agreement would not be required;
     (7) The MBO Agreement did not contain a Material Adverse Change provision;
     (8) Mr. Wamberg agreed to become jointly and severally liable for the obligations of the Management Purchasers under the MBO Agreement and agreed to provide all funds required to consummate the transaction, if necessary, without financing or equity consideration from others; and
     (9) The MBO Agreement provides for the Company to solicit offers from third parties for some or substantially all of the MBO Businesses; the Management Purchasers will be notified of the highest bid or bids acceptable to the Company and will have the option to respond.
     On October 29, 2006, the Board of Directors and, thereafter, the Special Committee met telephonically to review the status of various open issues with respect to the negotiations of the Merger Agreement with Parent and the status of the MBO Agreement with respect to the sale of the MBO Businesses. Mr. Kies was present by invitation to discuss any potential claim under his employment agreement as it related to the proposed transactions. The Board of Directors discussed the Kies claim and Mr. Kies indicated that he would propose an amount which he would require to waive any claim under his employment agreement as a result of the transactions. As part of the Special Committee Meeting, Akin Gump gave the Special Committee an update on the materials that Mr. Wamberg was obtaining for the Special Committee’s review to satisfy itself that the Management Purchasers had the financial resources to close the purchase of the MBO Businesses. Akin Gump reported that it had received the following documentation:
     (1) An updated letter dated October 27, 2006 from JP Morgan Chase Bank, NA indicating its interest in financing the Management Purchasers’ purchase of the MBO Businesses at the levels indicated in its October 14 letter. The October 27 letter eliminated the requirement for participation of a second bank, and called for supporting documentation from Mr. Wamberg and Mr. Benson regarding their commitment to personally guaranty the credit facility.
     (2) A copy of the Certificate of Formation and an operating agreement term sheet for the newly created limited liability company, Clark Wamberg LLC, that will be used by the Management Purchasers to purchase the MBO Businesses.
     (3) A summary of the proposed ownership structure for Clark Wamberg LLC.
     (4) Certain information related to the personal finances of Mr. Wamberg.
     (5) Letters from various proposed owners confirming their commitment to participate as owners of Clark Wamberg LLC.

22

     (6) The letter from Mr. Wamberg agreeing to make a $500,000 non-refundable deposit to secure the performance of Clark Wamberg LLC to complete the purchase of the MBO Businesses and a photocopy of the check.
     On October 30, 2006, each of the Board of Directors and thereafter the Special Committee met telephonically to discuss the status of negotiations on a number of issues. Mr. Wamberg reported to the Board of Directors that Mr. Kies would accept $500,000 as consideration for a waiver of any claim he has against Parent and the Company as a result of the completion of transactions contemplated under the Merger Agreement and MBO Agreement. Mr. Wamberg advised the Board that the Management Purchasers would no longer be willing to assume this liability. After discussion of this issue, the Board meeting was adjourned, and the Special Committee meeting convened.
     Counsel for the Special Committee addressed the issues regarding the Kies settlement, and the Special Committee, realizing it was necessary to resolve the issue in order to facilitate the transaction, agreed that the settlement payment would be included in the Management Separation Costs to be paid by the Company and deducted in calculating the price to be paid by Parent to stockholders.
     Counsel for the Company and for the Special Committee reported and the Special Committee considered the reports of the negotiations with Parent, including the following matters:
     A. Timing Issues:
     (1) Parent agreed that the tender offer be commenced no sooner than 15 business days after signing the Merger Agreement;
     (2) Parent agreed that the tender offer would be kept open for at least 45 business days;
     (3) The Special Committee requested the right to extend the tender offer period in order to pursue potential alternate proposals concerning the Corporate Solutions Group and the MBO Businesses; Parent did not agree to that request in view of its agreement to keep the tender offer open for 45 business days after commencement;
     (4) Parent agreed to eliminate certain termination provisions and that the Board would have the opportunity to consider and decide whether to accept a superior proposal for the Corporate Solutions Group business; upon notifying Parent of that decision, Parent will have 4 business days to respond before the Company can terminate the transaction and pursue the superior proposal; and
     (5) The ability to consider other proposals for the Corporate Solutions Group remains limited to responding to unsolicited proposals received for the Corporate Solutions Group.
B. Items Relating to the MBO Businesses:
     (1) Parent agreed there would be no restrictions to actively soliciting proposals for the MBO Businesses, however, Parent would have the right to approve any contracts with third party purchasers with certain restrictions;
     (2) The Company requested that Parent accommodate the potential for more than one third party purchaser of the MBO Businesses and Parent was not willing to commit itself in advance to such a process;
     (3) The Special Committee requested that Parent agree that its consent to a third party contract would not be unreasonably withheld; Parent agreed to that request only under circumstances where an amount equal to the Company’s maximum post-closing contingent obligations, including indemnity obligations and defense costs, is withheld to fund any post-closing contingent indemnity obligations; and
     (4) Parent agreed that it will not disapprove an alternative contract provided that the representations and warranties do not survive the closing and the Company would have no post-closing indemnity obligations.
C. Break-Up Fee Issues:

23

     (1) Where the break up fee would apply in the case of termination of the agreement due to failure of the Merger to close by an Outside Date (as defined in the Merger Agreement) after a takeover proposal to acquire the Company is made by a third party, the Special Committee requested that the fee apply only if the Parent transaction is terminated and the Company then enters into a transaction to be acquired by the same party that made the proposal within 12 months after the termination. Parent refused this request but agreed to shorten the period to 6 months so that no breakup fee would be required in this situation if the Company enters into a transaction later than 6 months after termination of the Merger Agreement;
     (2) The Special Committee requested that the break-up fee be reduced from approximately $8.7 million to $7 million; Parent agreed to reduce the break-up fee to $8 million with a cap on expenses to $1.5 million; and
     (3) The Special Committee requested that no break-up fee be paid if Parent terminates the Merger Agreement because the sale of the MBO Businesses fails to close due to the Management Purchasers’ fault; Parent agreed but insisted on reimbursement for expenses if the entire transaction is terminated for that reason.
D. D&O Indemnity Issues:
     (1) Parent agreed to maintain appropriate insurance for 6 years instead of 3 years; and
     (2) Parent had included a restriction that the premium for the directors’ and officers’ insurance would not exceed 150% of the Company’s current premiums; the Special Committee requested a 300% cap and Parent agreed to a maximum of 200% of current premium levels.
E. Minimum Tender and Approval Issues:
     Parent’s original proposal required that Parent obtain more than 51% of the outstanding shares as a result of its tender offer; the Special Committee requested that a majority of the shares owned by disinterested stockholders be received as well and that these conditions could not be waived and Parent has agreed.
F. Sale of MBO Businesses:
     (1) Mr. Wamberg agreed to be a party to the MBO Agreement as a joint obligor under the agreement and agreed to provide all funds required to consummate the transaction, if necessary, without financing or equity consideration from others;
     (2) The Special Committee requested a bank commitment letter in support of purchase price financing and Mr. Wamberg provided a bank indication of interest letter outlining proposed terms of financing, but which does not constitute a bank commitment;
     (3) The Special Committee requested additional support for a financial mechanism such as an escrow or letter of credit to assure closing and funding of the purchase price; Mr. Wamberg did not agree to this request;
     (4) Mr. Wamberg provided a commitment letter confirming his equity participation in Clark Wamberg LLC and his intention to proceed with the bank financing as outlined by the bank’s indication of interest, including providing a personal secured guarantee;
     (5) The Special Committee requested personal financial statements from Mr. Wamberg; Mr. Wamberg did not agree to provide them, but will submit them to the bank;
     (6) Mr. Wamberg provided a commitment letter from Mr. Benson confirming his equity participation in Clark Wamberg LLC and his commitment to personally guarantee the bank debt; and
     (7) Mr. Wamberg provided a commitment letter from each of Mr. Kies and Mr. Rich confirming their equity participation in Clark Wamberg LLC. Although Messrs. Rich and Kies subsequently withdrew their respective commitments, Clark Wamberg LLC is expected to have the requisite $15 million of capital to proceed with the bank financing.
     On the evening of October 31, 2006, the Board of Directors met telephonically and received a report on the status of each of the Merger Agreement and the MBO Agreement. Sandler O’Neill delivered to the Board its oral opinion, subsequently confirmed in

24

writing that, as of such date, the $16.55 per share price was fair to the Company’s unaffiliated stockholders from a financial point of view. Counsel to the Special Committee and the Company then reviewed in detail with the members of the Board the terms of the Merger Agreement and the MBO Agreement, as well as the fiduciary duties of the Board in considering and acting upon the transactions with Parent and the Management Purchasers proposing to purchase the MBO Businesses.
     The Special Committee then met separately and received from KBW its oral opinion, subsequently confirmed in writing that, as of such date, the $16.55 per share price was fair to the Company’s disinterested stockholders from a financial point of view. The Special Committee then reviewed each of the principal factors considered during the course of its analysis of the proposed transactions. Following these discussions, the Special Committee, by unanimous vote, determined that the Merger Agreement and MBO Agreement were fair to, and in the best interests of, the Company and the unaffiliated stockholders. Accordingly, the Special Committee unanimously approved the Offer, the Merger Agreement and the MBO Agreement, subject to the receipt of a written fairness opinion from Sandler O’Neill that the $16.55 per share price was fair to the unaffiliated stockholders from a financial point of view and a similar written fairness opinion from KBW, and finalization of the Merger Agreement and MBO Agreement substantially in the form presented to the Special Committee.
     Immediately following the meeting of the Special Committee, the Board reconvened to receive the report and recommendation of the Special Committee. Counsel to the Special Committee and the Company then reviewed in detail with the members of the Board the terms of the Merger Agreement and the MBO Agreement, each of the principal factors considered during the course of the Special Committee’s analysis of the proposed transactions as well as the fiduciary duties of the Board in considering and acting upon the transactions with Parent and the Management Purchasers.
     After this review, each of the independent members of the Board, by unanimous vote, and all members of the Board by a second unanimous vote, determined that the Offer and Merger Agreement and MBO Agreement were fair to, and in the best interests of, the Company and the unaffiliated stockholders, and approved the Merger Agreement and MBO Agreement, subject to the receipt of a written fairness opinion from Sandler O’Neill that the $16.55 per share price was fair to the unaffiliated stockholders from a financial point of view and a similar written fairness opinion from KBW and finalization of the Merger Agreement and MBO Agreement substantially in the form discussed by the Board. The Board then unanimously voted to recommend to the stockholders the approval and adoption of the Merger Agreement and that the stockholders accept the Offer.
     On November 1, 2006, after final revisions to the documents, each of the Merger Agreement and the MBO Agreement were executed by the parties.
     Amendment No. 1 to the Merger Agreement. The Company, Parent and Purchaser amended the Merger Agreement on December 10, 2006 in order to cure an inadvertent technical error in the provisions relating to stockholder approval of the Merger after the Minimum Tender Condition (described below) has been satisfied and the Offer has been consummated. The Minimum Tender Condition of the Offer requires that the shares validly tendered and not withdrawn constitute at least (i) a majority of the outstanding shares of Company Common Stock, including the shares owned by Parent, and (ii) a majority of the shares owned by Disinterested Stockholders as defined in the Merger Agreement. Inadvertently, the Merger Agreement provided that approval of the Disinterested Stockholders would also be necessary to complete the Merger after Purchaser had accepted and paid for the shares tendered by a majority of the Disinterested Stockholders. That requirement was unintended and could interfere with the intended consummation of the Merger.
     Accordingly, Amendment No. 1 to the Merger Agreement provides for modification to reflect the parties’ original intention that consummation of the Offer be conditioned in part on the requirement that a majority of shares of Company Stock beneficially owned by Disinterested Stockholders (as therein defined) be validly tendered prior to the expiration of the Offer and that Disinterested Stockholder Approval as provided or referred to in Section 6.01(a) and Section 7.03 of the Merger Agreement was not intended to operate as a condition to the Merger in which dissenting stockholders would have appraisal rights under Delaware law. In addition, Amendment No. 1 expands the list of stockholders who are not to be considered Disinterested Stockholders. Amendment No. 1 is effective as of November 1, 2006, which is the date of the Merger Agreement.
     The Special Committee and the Board approved Amendment No. 1 and the final Merger Agreement, as so amended, and have renewed their recommendations to the Company’s stockholders with respect to acceptance of and participation in the Offer and the Merger.
Certain Post-Execution Activities

25

     Since the Merger Agreement and MBO Agreement were executed, the Company has received inquiries from various third parties. The inquiries related to the Corporate Solutions Group and the MBO Businesses.
     Corporate Solutions Group. Shortly after the transaction was announced, Sandler O’Neill received an inquiry from an insurance company with whom the Company has a long-standing business relationship regarding that company’s interest in considering an acquisition of the Corporate Solutions Group. After a briefing by Sandler O’Neill, the Board determined to enter into a confidentiality agreement with this party and to provide it with certain information regarding the Corporate Solutions Group. After executing a confidentiality agreement and reviewing due diligence information, this party notified Sandler O’Neill that it would not make a proposal to acquire the Company or the Corporate Solutions Group. In so doing, the party’s representative reflected that the Company had obtained a very full value in this transaction.
     MBO Businesses. Following the announcement of the transaction, representatives of Sandler O’Neill contacted parties that had expressed interest in acquiring the MBO Businesses or which Sandler O’Neill believed might have an interest in acquiring the MBO Businesses. In all, over 60 potentially interested parties were contacted. To the extent these parties had an interest in all or part of the MBO Businesses, they were asked to enter into confidentiality agreements for the benefit of the Company and were given access to information regarding the MBO Businesses. As a result of this process, the Company ultimately entered into a new asset purchase agreement (the “New MBO Agreement”) with MBO Purchaser pursuant to which the MBO Purchaser agreed to pay $55.5 million for the MBO Businesses, an increase of $20.1 million over the original purchase price. Consequently, Parent increased the Offer Price to $17.21 per share, an increase of $0.66 per share over the original Offer Price, after giving effect to the terms of the Merger Agreement and the payment of $1.1 million in fees and expenses of a competing bidder. Significant events in the process leading to the increase in the Offer Price are summarized below:
     On November 15, 2006, Mr. Pyra notified Dr. Pohlman and Mr. Wamberg that he was working with a private equity firm to consider submitting an offer for the MBO Businesses.
     On November 20, 2006, Mr. Wamberg convened a telephonic meeting of the Board of Directors. Mr. Wamberg presented his concerns with respect to the potential submission of a competing offer by or through Mr. Pyra while Mr. Pyra was in the position of President and a director of the Company. Being the subject of the discussion, Mr. Pyra agreed not to participate in the call.
     Mr. Wamberg presented to the Board his request that they ask Mr. Pyra to accept a severance payment and resign as President and as a director. Mr. Wamberg wanted all qualified bidders, including Mr. Pyra, to have the opportunity to make competing offers to maximize potential distribution to the stockholders. He did not believe, however, that Mr. Pyra should be permitted to make such an offer while in the position of President and Chief Operating Officer. Mr. Wamberg expressed his concern that Mr. Pyra’s personal interest in a potential transaction would render him unable to provide objective management of the business leaders and employees in the MBO Businesses and unable to deal with other interested potential bidders. Mr. Wamberg expressed concern that the potential for competing bids for the MBO Businesses by two of the Company’s senior executive officers could cause internal disruption. Mr. Wamberg also expressed concern regarding the potential for dissatisfaction with the MBO Purchaser’s offers to employees if Mr. Pyra’s group made a competing offer and then failed to consummate the transaction. A majority of the directors considered this a matter for the Special Committee and the Board meeting was adjourned to facilitate a meeting by the Special Committee.
     The Special Committee immediately convened its meeting by telephone to consider Mr. Wamberg’s request. After discussion, including consideration of various legal matters by counsel for the Special Committee and the Company, the Special Committee decided not to request Mr. Pyra to resign. The Special Committee concluded that Mr. Pyra should continue to manage the operation of the Company as President and Chief Operating Officer and should not be precluded thereby from submitting an offer that would potentially compete with the offer of the MBO Purchaser or any other potential purchasers interested in so doing. The Special Committee encouraged Mr. Pyra to submit a competing offer. The MBO Agreement did not limit or provide conditions as to the source of potentially competing offers and gave the MBO Purchaser the opportunity to respond to any resulting offers which the Board considers to be superior.
     On November 21, 2006, James Benson and Alan Botsford, a managing director for Clark/Benson, met in Cedar Rapids, Iowa with Mr. Gilman to discuss whether Parent or one of its affiliates would have an interest in financing the Clark/Benson business. Mr. Gilman indicated that they would refer the Clark/Benson opportunity to the appropriate parties with Parent’s affiliate for consideration. Parent subsequently advised the Company that no decision had been made and that Parent would not consider whether to finance the Clark/Benson business until after completion of the Offer.

26

     On November 24, 2006, the MBO Purchaser raised a question as to whether the Company had the right under the MBO Agreement to accept a potential combination of proposals for segments of the MBO Businesses from different purchasers and to terminate the MBO Agreement if the MBO Purchaser did not choose to respond with a sufficient competing offer. After discussion, the MBO Purchaser acknowledged and agreed that the Company may consider and potentially accept any configuration of qualified proposals from third parties that would advantage the Company’s stockholders and be acceptable to Parent pursuant to its rights under the Merger Agreement.
     Mr. Benson and Mr. Kies had committed to the Special Committee that they would participate as members of Clark Wamberg LLC. The Company has since been advised that, although Mr. Kies is expected to continue to lead the Federal Policy Group and to be an officer of Clark Wamberg LLC, he no longer intends to participate as a member of Clark Wamberg LLC. Mr. Botsford, managing director of Clark/Benson, has since become a member of Clark Wamberg LLC. Under the MBO Agreement, Mr. Wamberg has agreed to provide all funds required to consummate the purchase of the MBO Businesses, if necessary, without bank financing or equity contributions from others.
     By December 14, 2006, Sandler O’Neill had received preliminary indications of interest from five parties interested in further exploring a purchase of all or a portion of the MBO Businesses.
     On December 15, 2006, the Special Committee convened a telephonic meeting to hear a report on the process of soliciting offers to purchase the MBO Businesses. Sandler O’Neill advised the Special Committee that three prospective purchasers indicated an interest in purchasing all of the MBO Businesses, one prospective purchaser indicated an interest in purchasing only that portion of the business formerly known as Baden Retirement Services, Inc., which administers qualified retirement plans (“Baden”), and the remaining prospective purchaser indicated an interest in purchasing only Pearl Meyer & Partners. One of the prospective purchasers interested in purchasing all of the MBO Businesses was a group of individuals affiliated with a private equity firm, which group was working with Mr. Pyra, the Company’s President and Chief Operating Officer, (collectively, the “Investor Group”). The Investor Group is unrelated to the private equity firm with which Mr. Pyra was previously working, which declined to submit any bid for the MBO Businesses. Relevant details of each of these preliminary indications of interest were provided to the MBO Purchaser in accordance with the terms of the MBO Agreement. The Special Committee set the deadline for submitting final bids for the MBO Businesses at January 12, 2007, which deadline was subsequently changed to January 15, 2007.
     The prospective purchasers began meeting with management to conduct due diligence on the MBO Businesses on December 18, 2006. Mr. Pyra participated in certain of these management due diligence meetings, and each of the other prospective purchasers was made aware of Mr. Pyra’s interest in the transactions. During the course of the management due diligence meetings, Mr. Kies also met or spoke with certain of the prospective purchasers of the MBO Businesses. As described above, Mr. Kies’ had entered into an agreement with the Company to waive any “constructive termination” or similar claim related to any assignment of his employment agreement to the MBO Purchaser in exchange for $500,000. Each prospective purchaser was also advised of Mr. Kies’ interest in the transactions and of the Special Committee’s view that any acquisition by such prospective purchaser of the Federal Policy Group, of which Mr. Kies is the managing director, would not trigger a similar payment obligation by such prospective purchaser.
     On December 29, 2006, the Special Committee met telephonically with Sandler O’Neill to review the status of the process for seeking a superior offer for the MBO Businesses. Dr. Pohlman advised the Special Committee of Parent’s previously expressed concerns regarding the timing of the process and Parent’s sense of urgency and strong desire to complete the process without delaying the Offer and Merger.
     On January 8, 2007, Sandler O’Neill inquired of the MBO Purchaser and the other prospective purchasers of all of the MBO Businesses as to whether they would proceed with a transaction if Pearl Meyer was sold separately to a different purchaser. Each of them indicated that they would have no interest in pursuing a transaction without Pearl Meyer. After Sandler O’Neill advised the prospective purchaser interested solely in purchasing Pearl Meyer that such a transaction would not proceed, that prospective purchaser withdrew from the process. By January 12, two of the remaining prospective purchasers for all of the MBO Businesses had withdrawn from the process, and the prospective purchaser that had expressed an interest in purchasing Baden was eliminated from the process because its proposed purchase price was deemed by the Special Committee to be inadequate.
     The Investor Group had expressed its concern that in preparing its formal proposal, it was incurring significant direct expense, including its costs of due diligence and the out-of-pocket fees and expenses of its advisors. The Investor Group stated that, although this was not unusual in other similar sale processes, in this case any proposal they made would be subject to the MBO Purchaser’s “last look” rights under the MBO Agreement to equal or exceed any competing offer. The Investor Group was concerned that, as the MBO Purchaser would see the result of their efforts to propose a greater value for the MBO Businesses and could match or top the proposal, the Investor Group would be disadvantaged.
     On January 14, 2007, the Special Committee met telephonically with Sandler O’Neill to review the results of the bidding process. The sole remaining prospective purchaser, other than the MBO Purchaser, was the Investor Group. The Investor Group proposed purchasing all of the MBO Businesses for $46.0 million in cash. In order to induce the Investor Group to submit a formal proposal that would be subject to the MBO Purchaser’s “last look” rights under the MBO Agreement to equal or exceed any

27

competing offer, the Special Committee indicated that the Company would reimburse the Investor Group for up to $100,000 of its costs incurred in connection with its offer if the Company accepted a higher offer from the MBO Purchaser. The Special Committee compared the terms of the Investor Group’s proposal with the terms of the MBO Purchase Agreement and unanimously agreed, primarily based on price, that the Investor Group’s proposal was the highest bid within the meaning of the MBO Purchase Agreement.
     On January 15, 2007, at the Special Committee’s instruction, the Investor Group was advised that its proposal had been determined to be the highest bid in accordance with the terms of the MBO Purchase Agreement. Later that day, the Investor Group submitted a formal proposal letter to purchase the MBO Businesses for $46.0 million. After the MBO Purchaser was provided a copy of the Investor Group’s offer pursuant to the terms of the MBO Agreement, it expressed concern regarding the Investor Group’s proposal.
     On January 17, 2007, the Special Committee convened a meeting, at Mr. Wamberg’s request, to consider his concerns with respect to the Investor Group’s proposal. Mr. Wamberg and Mr. Kies advised the Special Committee of their view that the terms of the Investor Group’s proposal were not of sufficient detail to enable the MBO Purchaser to submit a counter proposal. The Special Committee advised Mr. Wamberg of its view that the Investor Group’s proposal met the standards of the MBO Agreement, and clearly was superior to the terms of the MBO Agreement. The Special Committee advised Mr. Wamberg of his right to submit an enhanced offer within four business days and encouraged him to do so.
     On January 19, 2007, the MBO Purchaser submitted an enhanced offer in response to the Investor Group’s $46.0 million offer. The MBO Purchaser’s enhanced offer provided for terms that would match the price, terms and conditions of the Investor Group’s proposal. Pursuant to instruction from the Special Committee, the Investor Group was advised of the existence, but not the amount, of the MBO Purchaser’s counter offer and given an opportunity to enhance its bid. The Investor Group advised Sandler O’Neill that it would not increase its proposed purchase price, but would instead revise its proposal to reduce or eliminate certain conditions to its offer.
     On January 24, 2007, the Special Committee convened a meeting at which they considered the terms of the respective offers of the Investor Group and the MBO Purchaser. Shortly before the meeting, the MBO Purchaser increased its enhanced offer to $46.5 million. The Special Committee instructed its counsel to obtain additional information from each of the Investor Group and the MBO Purchaser with regard to their respective offers, including information concerning the bank financing to be used by each party. In light of Mr. Wamberg’s personal guarantee of the MBO Purchaser’s obligations under the MBO Agreement, the Special Committee also requested information concerning Mr. Wamberg’s personal finances. Mr. Wamberg agreed to provide such financial information on the condition that it would be reviewed only by Dr. Pohlman. The Special Committee agreed to reconvene on January 28, 2007.
     Because Parent’s approval of any new asset purchase agreement is required under the terms of the Merger Agreement, on January 25, a copy of the Investor Group’s proposed asset purchase agreement was sent to Parent and its counsel for review. In response, Mr. Beardsworth expressed Parent’s concern to Sandler O’Neill that the terms of the Investor Group’s proposed agreement increased Parent’s liabilities and obligations without any increase in benefits. Also, Parent’s counsel sent a list of contract negotiation issues identified by Parent to the Company’s counsel and to the Special Committee’s counsel.
     On January 26, 2007, the Investor Group submitted a revised proposal with the proposed purchase price remaining at $46.0 million but modifying certain other proposed terms.
     On January 28, 2007, the Special Committee convened a telephonic meeting to consider the terms of the offers from each of the MBO Purchaser and the Investor Group. In advance of this meeting, Dr. Pohlman, as Chairman of the Special Committee, had reviewed and discussed with Mr. Wamberg the personal financial information provided by Mr. Wamberg. Dr. Pohlman advised the Special Committee that, on the basis of his review, Mr. Wamberg appeared to have sufficient liquid, or near liquid, assets to finance the acquisition of the MBO Businesses personally if bank financing or other equity contributions to the MBO Purchaser were not available.
     The Special Committee then considered the effect of the respective offers on the Offer Price, and determined that the MBO Purchaser’s offer would result in an Offer Price of $16.93 per share, while the Investor Group’s offer would result in an Offer Price of $16.92 per share. The Special Committee also considered the other terms of the respective proposals. Among other things, the Special Committee considered the effect of the Investor Group’s $100,000 expense reimbursement provision (and the uncapped expense reimbursement obligation if a transaction with the Investor Group failed to close through no fault of the Investor Group), as compared to the absence of such provisions in the MBO Purchaser’s proposal; the proposed $2 million break-up fee in the Investor Group’s proposal as compared to the absence of such provisions in the MBO Purchaser’s proposal; the “material adverse change”

28

condition in the Investor Group’s proposal as compared to the absence of such provisions in the MBO Purchaser’s proposal; the presence of a material adverse change provision in the bank commitments supporting each proposal; the risks of each party’s ability to retain key employees and to complete a transaction; and the presence of Mr. Wamberg’s personal guarantee of the MBO Purchaser’s obligations as compared to the absence of a similar provision in the Investor Group’s proposal.
     The Special Committee concluded that the MBO Purchaser’s proposal was the best overall transaction available under the circumstances and, subject to receipt of written certification of his personal financial information from Mr. Wamberg and his personal accountant, unanimously approved the MBO Purchaser’s proposal for recommendation to the Board of Directors. The written certifications were received the next day.
     On January 29, 2007, during a recess of a regularly scheduled meeting of the Board of Directors, the Special Committee convened a separate meeting. Mr. Pyra was given the opportunity to address the Special Committee. Mr. Pyra expressed concerns he had regarding the MBO Purchaser’s right to match any other bidder’s offers, the MBO Purchaser’s ability to complete a purchase of the MBO Businesses, and Mr. Pyra’s belief that many key employees of the MBO Businesses would not be willing to continue working under the leadership of Mr. Wamberg. After sharing these considerations with the Special Committee, Mr. Pyra was excused from the meeting. While the Special Committee discussed Mr. Pyra’s status as a competing bidder to the MBO Purchaser, the Special Committee also considered each of Mr. Pyra’s concerns, and discussed Mr. Wamberg’s financial ability to meet his obligations under the MBO Purchase Agreement, as reported by Dr. Pohlman. Dr. Pohlman also reported on his conversations with leaders of the various business units comprising the MBO Businesses, and advised that none of such business unit leaders had expressed any concern regarding the process or the potential outcome of a sale to either the MBO Purchaser or the Investor Group.
     The Special Committee agreed that it would be appropriate for Mr. Wamberg to provide further assurances to the Special Committee, including acknowledgment that the Company had the right to consider and respond to any other proposal or offer that may subsequently be received by the Board of Directors or the Special Committee from any other party, and assurances that the MBO Purchaser would not sell any of the MBO Businesses immediately following completion of the purchase of the MBO Businesses. At the conclusion of these discussions, subject to receipt of the requisite assurances from the MBO Purchaser, the Special Committee determined that the MBO Purchaser’s proposal was superior to the Investor Group’s offer as contemplated by the MBO Purchase Agreement. The Special Committee unanimously approved the terms of an amendment to the MBO Purchase Agreement (the “First Amendment”) for recommendation to the full Board of Directors for its approval, in each case subject to receipt of the requisite assurances from the MBO Purchaser.
     The Special Committee then adjourned, and a meeting of the Board of Directors was reconvened. The Board of Directors was advised of the recommendation of the Special Committee. After further discussion and with Messrs. Wamberg and Pyra present but abstaining (and Mr. Benson absent from the meeting), the Board voted unanimously to accept the Special Committee’s recommendation and approved the First Amendment, subject to receipt of the requisite assurances from the MBO Purchaser.
     The MBO Purchaser and Mr. Wamberg delivered the requisite assurances to the Special Committee in the form of a letter agreement dated January 29, 2007, and an executed First Amendment dated the same date pursuant to which the purchase price for the MBO Businesses would be increased from $35.4 million to $46.5 million. Dr. Pohlman signed the First Amendment. As a result, $100,000 would be payable to reimburse the Investor Group for their expenses incurred in connection with its offer.
     Also on January 29, 2007, the Investor Group submitted a revised offer pursuant to which it would pay $48.5 million for the MBO Businesses on the condition that the Company pay to the Investor Group a $1 million “topping fee” if its revised offer resulted in an improved offer from another entity (including the MBO Purchaser and its affiliates). As submitted, this condition was not acceptable and the proposal was considered at a telephonic meeting of the Special Committee on January 30, 2007. After discussion, the Special Committee decided to consider the offer as superior to the existing MBO Purchase Agreement as amended January 29, 2007 if the Investor Group would agree to modify the topping fee condition. Dr. Pohlman was authorized to accept the new proposal condition only after attempting to negotiate a reduction of the proposed $1 million topping fee and provided that the resulting fee of not more than that amount would be payable only if an improved offer from another buyer was accepted. The Investor Group was not willing to reduce the amount of the topping fee but did agree that it would be payable only if the offer resulted in an improved offer from another buyer, including the MBO Purchaser, that was accepted by the Company. Dr. Pohlman signed the proposal on January 30, 2007 and a copy was promptly provided to the MBO Purchaser pursuant to the terms of the MBO Agreement.

29

     Upon receipt of the Investor Group’s revised offer, counsel for the MBO Purchaser advised the Special Committee of its view that the Special Committee was not authorized to accept a further offer from the Investor Group. The Special Committee advised the MBO Purchaser that such action was expressly permitted by the terms of both the MBO Agreement, as amended, and the terms of the January 29 letter agreement provided by Mr. Wamberg and the MBO Purchaser, and further encouraged the MBO Purchaser to submit another enhanced offer within four business days as provided under the MBO Agreement, as amended.
     On January 31, 2007, Mr. Gilman called Dr. Pohlman to express Parent’s concern regarding the bidding process for the MBO Businesses. Parent had been informed of the January 30 proposal by the Investor Group and Mr. Gilman expressed Parent’s concern that the terms proposed by the Investor Group contained increased liabilities and obligations to Parent that Parent found unacceptable.
     Over the course of the next several days, representatives of the Company, Parent and Investor Group discussed and negotiated the terms and provisions of the Investor Group’s proposed asset purchase agreement.
     Mr. Gilman and Mr. Wamberg met at Parent’s winter sales meeting in the Turks and Caicos Islands on February 3, 2007, and discussed various business issues, including Mr. Wamberg’s frustrations with the MBO Businesses bidding process which he felt he had already won. Mr. Gilman suggested that if Mr. Wamberg wished to buy the MBO Businesses he should submit another bid to the Special Committee in accordance with the bidding process established by the Special Committee. Mr. Wamberg subsequently decided to make another bid.
     On February 5, 2007, the MBO Purchaser timely responded with a revised offer pursuant to which it would pay $50.0 million on the condition that the Company agree to pay the MBO Purchaser a $2.0 million topping fee if the Company accepted a superior offer from another party. The revised offer also provided that a $1.5 million break-up fee be included in the revised asset purchase agreement, but also maintained Mr. Wamberg’s personal guarantee. Later that day, Mr. Gilman spoke to Dr. Pohlman to encourage the Special Committee to conclude the bidding process so that the uncertainty created by the process could be ended and so that the Offer could proceed.
     On February 6, 2007, Mr. Beardsworth sent a letter to Dr. Pohlman expressing that Parent was pleased that the bidding process resulted in a potentially higher valuation for the MBO Businesses. Mr. Beardsworth again urged the Special Committee to bring the bidding process to a close because “further delay affects both our economics and the ability of management to effectively manage the business and maintain its value through this time of uncertainty.” In the letter, Mr. Beardsworth expressed his specific concern that any failure to promptly complete the auction process would result in Parent being materially affected.
     On February 6, 2007, the Special Committee met by telephone to consider the competing offers from the Investor Group and the MBO Purchaser. Dr. Pohlman reported on his February 5th telephone call from Mr. Gilman and the importance to Parent of completing the bidding process immediately. Dr. Pohlman also read the February 6th letter he received from Mr. Beardsworth urging the conclusion of the process. Given the critical importance of avoiding further risk to the merger transaction by additional delay of the scheduled February 20, 2007 expiration date of the Offer, which would also delay the Merger, and the small incremental additions resulting from the continued bidding and “last look” process, the members of the Special Committee concluded that it was essential to conclude the bidding process.
     Counsel for the Special Committee reported the proposal he had received from counsel for the MBO Purchaser as a result of recent conversations among counsel for an arrangement to bring the process to a close. Under this proposal, a prompt deadline would be established within which the Investor Group would be permitted to submit a final offer with no additional topping or expense fees. The MBO Purchaser would remove the $2 million topping fee from its current proposal and would have 24 hours within which to respond to the new Investor Group offer, if any, instead of the four business days provided in the MBO Agreement. The Special Committee would then consider these offers and no others. The Special Committee authorized Dr. Pohlman and counsel for the Special Committee and the Company to negotiate an agreement to implement that process in order to conclude the selection of a purchaser for these assets. A representative of Sandler O’Neill, who had been asked to join the meeting, was instructed to notify the Investor Group of this arrangement and to submit a last and best offer conforming to the topping fee limitation by 11:00 AM eastern time the next day to which the MBO Purchaser would have 24 hours to respond with a final offer. Sandler O’Neill so notified the Investor Group shortly after the meeting.
     Dr. Pohlman also reported that he and counsel for the Special Committee had spoken further with Mr. Wamberg’s personal accountant concerning the personal financial information that had been given to Dr. Pohlman to confirm that Mr. Wamberg had sufficient liquidity to consummate the currently proposed offer from the MBO Purchaser. In view of the increased price, the Special Committee decided to ask Mr. Wamberg to provide the financial materials to Mr. Seidman to review, as well.

30

     On February 7, 2007, the Investor Group submitted an offer pursuant to which it would pay $53.5 million for the MBO Businesses, on condition that the Company would agree to pay an additional topping fee of $2.0 million plus an additional expense reimbursement of $500,000. The topping fee and expense provisions were inconsistent with the Special Committee’s instructions and the understanding between the Company and the MBO Purchaser. Moreover, accepting such provisions would likely result in the MBO Purchaser insisting on an additional four business days to consider the Investor Group’s proposal, instead of the recently proposed 24 hours. In light of the foregoing and Parent’s previously expressed concerns as to any delay in the process, the Special Committee determined to require the Investor Group to remove such provision.
     On February 8, 2007, the Company entered into a letter agreement dated February 7, 2007 with the MBO Purchaser, which provided for the closing process authorized by the Special Committee. Under this agreement, a bid deadline of 12:00 noon central time on February 8th was established for the Investor Group to submit a final offer with no topping or expense fees in addition to the $1.0 million topping fee and $0.1 million expense reimbursement previously described. The MBO Purchaser agreed to delete the proposed $2 million topping fee from its existing offer and also agreed to a deadline of 2:00PM central time on February 9th to submit a final offer. It was agreed that the Special Committee would consider and make its selection only from the offers resulting from this procedure and no others and could negotiate with the resulting bidder or bidders with respect to terms (other than price terms) of the final asset purchase agreement, including such terms as would be required to obtain Parent’s approval under the Merger Agreement. Absent failure to reach an agreement or the purchaser’s ultimate failure to close the transaction, the Company would not solicit, consider or accept any other offers. The Investor Group was advised of the terms of the letter agreement and that this would be their last opportunity to submit a “best and final” bid.
     After further discussion among Sandler O’Neill, the Chairman of the Special Committee and the Investor Group, the Investor Group deleted the provisions with respect to the additional $2.0 million topping fee and the $500,000 expense reimbursement, and timely increased their offer to $54.0 million with no additional topping fee or expense reimbursement beyond the previously agreed $1.1 million.
     Later on February 8, 2007, the Special Committee met to review the new proposal from the Investor Group and to consider the current status of the process. The Committee determined that the new proposal from the Investor Group was superior to the current offer from the MBO Purchaser, and directed that the Investor Group’s offer letter be provided to the MBO Purchaser. Sandler O’Neil’s representative, who had been asked to attend, reviewed with the Special Committee the equity and bank financing arrangements of both the Investor Group and the MBO Purchaser. The Special Committee considered the financial ability of the parties to close a transaction at the higher price levels indicated. Because an equalizing or superior offer price from the MBO Purchaser would be at least $55.1 million, Dr. Pohlman recommended additional review of Mr. Wamberg’s personal financial information as to whether he would have sufficient liquidity to completely satisfy his personal guaranty if called upon in the event that the bank financing was not completed at the closing. Mr. Seidman reported that Mr. Wamberg had not yet provided him with personal financial information, but that Mr. Wamberg had instead suggested that he would provide them to Parent. The Special Committee also authorized Dr. Pohlman and Mr. Seidman to advise Mr. Wamberg that his personal financial information should be provided to additional members of the Special Committee, and that the Special Committee would consider such information, or the absence of such information, in evaluating the relative merits of the competing proposals.
     To avoid delay in providing approval of the purchaser ultimately selected by the Special Committee and the Board of Directors, Parent and its counsel had reviewed the forms of asset purchase agreement being proposed by each of the Investor Group and the MBO Purchaser. In addition, Parent had requested and reviewed the bank financing arrangements of both parties as well as personal financial information provided to Parent by Mr. Wamberg. On February 9, 2007, Mr. Beardsworth from Parent wrote Dr. Pohlman that the financing appeared to be in order from both parties.
     On February 9, 2007, the MBO Purchaser timely submitted a revised offer to purchase the MBO Businesses for $55.5 million. Among other things, Mr. Wamberg’s letter accompanying the MBO Purchaser’s revised offer advised the Special Committee that he had asked Parent to provide direct confirmation to the Special Committee that the MBO Purchaser is an acceptable purchaser, that Parent is fully satisfied with Mr. Wamberg’s financial ability to cause the MBO Purchaser to close on the transaction, and that no further assurances of that nature are necessary to elicit Parent’s approval of the MBO Purchaser’s offer. The Special Committee convened a telephonic meeting later that day to consider the relative merits of the respective offers. Sandler O’Neill advised the Special Committee that the Investor Group’s offer of $54.0 million would result in an increase in the Offer Price to $17.20 per share, and the MBO Purchaser’s offer of $55.5 million (after allocating $1.1 million to fees and expenses to the Investor Group as described above) would result in an increase in the Offer Price to $17.21 per share. The Special Committee, after determining that the economics of the MBO Purchaser’s proposal were superior to those of the Investor Group’s proposal, then considered the other terms of the respective proposals, as well as Mr. Beardsworth’s February 9th letter and the likelihood of each party completing the purchase

31

of the MBO Businesses in accordance with the terms of its respective offer. The Special Committee considered the ability of Mr. Wamberg to fulfill his obligations as joint obligor under the MBO Purchase Agreement if bank financing or other sources of capital were not available to finance the payment by the MBO Purchaser of the purchase price for the MBO Businesses. Dr. Pohlman indicated that, based on information provided by Mr. Wamberg, it did not appear that Mr. Wamberg had sufficient liquidity to fully fund his $55.5 million personal guaranty, but it did appear that he had sufficient liquid assets to satisfy the equity and bank guaranty required under the MBO Purchaser’s bank financing commitments. The Special Committee authorized Mr. Seidman to contact Mr. Wamberg again to obtain and review additional information as to the nature, scope and liquidity of the assets Mr. Wamberg would propose to use to fund the equity portion of the MBO Purchaser’s requisite capitalization and also to fund a cash collateralized guarantee which the MBO Purchaser’s bank indicated would be required to fund under a bank facility. The Special Committee agreed to reconvene upon receipt by Mr. Seidman of such information and to hear his report thereon.
     On February 11, 2007, the Investor Group advised that it would remove the material adverse change condition from the terms of its offer, and agreed to provide a personal guarantee from a principal of the Investor Group pursuant to which such principal would be a joint and several obligor with the Investor Group solely for the purpose of providing all funds necessary to consummate the transactions contemplated by the terms of the Investor Group’s offer.
     Later that day, the Special Committee convened a telephonic meeting to consider Mr. Seidman’s report on the nature, scope and liquidity of Mr. Wamberg’s assets and to consider the latest revisions to the Investor Group’s offer. Based on Mr. Seidman’s report on the information Mr. Wamberg provided, the Special Committee concluded that Mr. Wamberg, together with the prior financial commitments of Mr. Benson, had sufficient financial resources to fund the equity portion of the MBO Purchaser’s requisite capitalization and also to fund the cash collateralized guarantee.
     In comparing the terms of the MBO Purchaser’s offer to that of the Investor Group, the Special Committee noted the changes to the terms of the Investor Group’s offer, and considered the remoteness of a material adverse change in the MBO Businesses prior to the expected closing in several weeks. The Special Committee also considered the $0.01 per share difference in effect on the Offer Price between the proposals, and considered the relative equivalence of the other terms of the respective offers. The Special Committee concluded that the Investor Group’s proposal was not superior to the MBO Purchaser’s offer, and that Mr. Wamberg was financially able to close the transaction. Under these circumstances, pursuant to the terms of the MBO Agreement, the MBO Purchaser would be entitled to proceed with the purchase of the MBO Businesses on the terms of its most recent offer. The Special Committee unanimously agreed to recommend to the full Board of Directors that the Company enter into the New MBO Agreement with the MBO Purchaser for a sale of the MBO Businesses to the MBO Purchaser for $55.5 million.
     On February 12, 2007, the Board of Directors convened a meeting at which Dr. Pohlman summarized the recent bidding process for the MBO Businesses and the Special Committee’s consideration of the offers received from the Investor Group and the MBO Purchaser. Dr. Pohlman reported that the Special Committee approved the MBO Purchaser’s latest $55.5 million proposal and recommended approval thereof by the Board of Directors based on its best business judgment. This recommendation was based on a number of factors which had been considered by the Special Committee, including:
     (1) The MBO Purchaser’s offer would result in higher value to shareholders than the Investor Group’s last offer submitted in compliance with final bidding instructions.
     (2) The personal financial information made available to Dr. Pohlman and Mr. Seidman, and their report thereon, together with the Special Committee’s assessment that there was a low probability of anything interfering with the MBO Purchaser’s bank financing, all of which led to the conclusion that the MBO Purchaser and Mr. Wamberg had the financial ability complete the transaction.
     (3) The Special Committee’s belief that Mr. Wamberg was highly motivated to complete the transaction because he is personally at risk for any failure to close and would expose his high net worth to that risk.
     (4) Prior communications from Parent to the Special Committee that further delay in the process could adversely affect the Parent and the value of the business.

32

     (5) The Special Committee’s determination that the totality of factors did not lead to a conclusion that the Investor Group’s last offer in compliance with the final bidding instructions was economically superior or more certain to lead to a completed transaction than the MBO Purchaser’s final offer.
     (6) The provisions of the MBO Agreement effectively required the Special Committee to determine that the Investor Group’s last offer in compliance with the final bidding instructions was superior to the MBO Purchaser’s last offer before terminating the MBO Agreement and accepting the Investor Group’s offer.
     The Special Committee conveyed its recommendation to the Board of Directors, and the Board of Directors, with Messrs. Wamberg, Pyra and Benson present and abstaining, voted unanimously to accept the Special Committee’s recommendation and to approve the New MBO Agreement.
     Subsequently, on February 12, 2007, the Investor Group submitted a further proposal to purchase the MBO Businesses for $56.0 million. On February 13, the Investor Group further increased its revised offer to $58.0 million. The Special Committee convened a meeting later that day to consider the most recent developments. The Special Committee considered the terms of the Company’s February 7th letter agreement with the MBO Purchaser in which the Company agreed not to solicit, consider, entertain or accept any other offer after a deadline of noon central time on February 8, 2007. The Investor Group had been informed of the final bid procedures and had been instructed several times to submit a best and final bid by the deadline. As these new offers were untimely, they could not be entertained or accepted without violating the February 7th letter agreement. The Special Committee also considered the relative risks and benefits of the Investor Group’s latest proposal as compared to proceeding to the MBO Purchaser’s latest offer. The Special Committee was particularly mindful of the repeatedly expressed concerns of Parent as to delays in the sale process for the MBO Businesses and Parent’s assertions that delay will materially affect it and management’s ability to effectively manage the business and maintain its value. The Special Committee was also concerned by Mr. Wamberg’s statement that he and the MBO Purchaser were prepared to pursue litigation to enforce his contractual rights under the letter agreement of February 7 if the Company accepted the Investor Group’s revised offer, and the impact such litigation might have on Parent’s willingness to complete the Offer. The Special Committee considered these risks against the prospect of a net increase of $0.12 in the Offer Price if the Investor Group’s revised proposal were accepted. The Special Committee agreed to reconvene the meeting the next day to further consider the matter.
     On February 14, 2007, the Special Committee reconvened to discuss the issues related to the revised Investor Group proposal. The Special Committee again sought to balance the risks of the MBO Purchaser pursuing litigation, coupled with Parent’s suggestion that such a development could result in the failure by the Company to satisfy the conditions precedent to the closing of the Offer under the Merger Agreement. The Special Committee again considered this risk against the prospect of an additional $0.12 per share in the Offer Price, representing less than 0.7% of the total Offer Price. After discussion, the Special Committee concluded that such increase did not justify risking an entire transaction which otherwise would yield the Company’s stockholders a premium of approximately 38.2% over the closing stock price the November 1, 2006. The Special Committee unanimously confirmed its prior decision to accept the MBO Purchaser’s latest proposal at $55.5 million.
     Later on February 14, 2007, the Investor Group submitted a letter to the Special Committee indicating that they were prepared to increase their offer to exceed $58.0 million in a final round of bidding so long as the MBO Purchaser would agree to waive its “last look” rights under the MBO Agreement. At the Special Committee’s direction, the MBO Purchaser and Mr. Wamberg were asked to consider pursuing such a “best and final” bid process. The MBO Purchaser and Mr. Wamberg responded that they would not agree to the Investor Group’s proposal and reiterated that they would enforce their rights through litigation under the February 7 letter agreement if the Company pursued such a course of action.
     On February 15, 2007, the Special Committee convened a meeting to discuss issues related to the Investor Group’s latest proposal. Based on the considerations previously discussed and Mr. Wamberg’s firm position with respect to the bid process, the Special Committee again concluded that the risk to the entire transaction was such that the Special Committee again unanimously confirmed its prior decision to accept the MBO Purchaser’s latest proposal. Accordingly, as authorized by the Special Committee, Dr. Pohlman signed the new Asset Purchase Agreement dated February 14, 2007 with the MBO Purchaser and Mr. Wamberg, and acknowledged by the Parent.
     Subsequently, on February 15, 2007, the Investor Group offered to engage in a “best and final” blind auction on certain terms, including the MBO Purchaser’s agreement to proceed without a “last look” right formerly provided under the MBO Agreement, as amended. The Investor Group was informed that the Company had entered into the new Asset Purchase Agreement with the MBO Purchaser and that the bidding process had been completed.
     On February 20, 2007, Mr. Wamberg spoke to Messrs. Pyra and Lemajeur, the Chief Financial Officer, both of whom had been associated with the competing Investor Group, to address the continued performance of their responsibilities as needed through the anticipated closings. Mr. Wamberg offered Mr. Pyra the choice to take a paid leave of absence through the closing of the tender offer and the MBO Purchase, or to remain active under Mr. Wamberg’s supervision in the operation of the businesses. Mr. Pyra responded that he would continue to carry on his duties as President and Chief Operating Officer through the closing. Concerned about reports that Mr. Lemajeur had been disparaging Mr. Wamberg and the MBO Purchaser to employees and others, and the risk that such conduct could interfere with the business and with closing on the impending transactions, Mr. Wamberg placed Mr. Lemajeur on paid leave effective immediately.

33

SECTION 2. RECOMMENDATIONS OF THE COMPANY’S SPECIAL COMMITTEE AND BOARD OF DIRECTORS; FAIRNESS OF THE OFFER
     The Company’s Board of Directors and Special Committee have each unanimously (i) determined that the Merger Agreement is advisable and approved the Offer, the Merger, the Merger Agreement and the consummation of the transactions contemplated thereby, (ii) determined that it is fair and in the best interests of the Company’s unaffiliated stockholders to enter into the Merger Agreement and the MBO Agreement and to consummate the Offer and the Merger on the terms and subject to the conditions set forth in the Merger Agreement, and (iii) recommended that the Company’s Stockholders accept the Offer, tender their Shares pursuant to the Offer and adopt the Merger Agreement.
Reasons for the Recommendation
     In evaluating the Merger Agreement, the MBO Agreement and the Offer and Merger contemplated by the Merger Agreement, in determining that the Offer and Merger were fair to the unaffiliated stockholders of the Company, and in recommending that all stockholders accept the Offer and approve and adopt the Merger Agreement, the Board of Directors and the Special Committee consulted with their legal and financial advisors and considered a number of factors. In particular, the following considerations were discussed and evaluated:
     1. The tender offer price of $16.55 to be offered to the stockholders comprises a 32% premium to the October 31, 2006 closing price, a 42% premium to the average closing price for the 30-day period ending October 31, 2006 and constitutes a significant premium to the stockholders.
     2. The Merger Agreement contains a customary fiduciary market check provision permitting the Board to entertain any unsolicited proposals or inquiries received by the Company for the Corporate Solutions Group after announcement of the transaction if the Board in good faith determines that its fiduciary obligations require it to do so.
     3. Based on its discussions with Mr. Wamberg, the Special Committee concluded that Mr. Wamberg would not offer a better price or better terms than those set forth in the MBO Agreement.
     4. The position of Parent that its offer is conditioned upon Parent acquiring only the Corporate Solutions Group businesses, Parent’s requirement that a separate buyer for the MBO Businesses be established before a definitive agreement was to be signed with Parent, and the likelihood that the transaction would not occur absent a separate buyer for the MBO Businesses.
     5. The potential adverse tax consequences that were avoided from an asset sale transaction structure. An asset sale transaction structure could result in higher tax liability for the Company and less real value to its stockholders.
     6. The Merger Agreement and the MBO Agreement allow the Board to solicit any alternative proposals relating to the MBO Businesses. The Board and the Special Committee believed that an active, post-signing solicitation process potentially could result in a higher bid for the MBO Businesses, and therefore, a higher Offer Price.
     7. Sandler O’Neill, the Company’s financial advisor, has been instructed to conduct a market check for potential interest in the MBO Businesses from third parties.
     8. The Company’s ability to issue a press release indicating that it may consider any unsolicited superior third party proposals for the Corporate Solutions Group and actively solicit alternative proposals for the MBO Businesses. The Board and Special Committee believed that an active, well-publicized and thorough effort to market the MBO Businesses was necessary in order to ensure that all potential purchasers had an opportunity to bid on the MBO Businesses. The Special Committee also believed that a press release indicating it may consider unsolicited third party proposals for the Corporate Solutions Group would come to the attention of all serious prospective purchasers of such business, which also could lead to greater value to the Company’s stockholders.
     9 A potential sale of the Company was actively explored approximately two years ago and received no interest or proposals other than from Parent.
     10. During the two year period since actively soliciting a buyer for the Company and the original 2004 Parent proposal was received, the Company received no other inquiries or proposals from third parties.

34

     11. The Company is not subject to restrictions which would preclude its ability to fully investigate any third party offers received for the Corporate Solutions Group or the entire Company and withdraw from the transaction and pursue the alternative transaction if the Board considered such action in the best interest of the stockholders.
     12. The time period from announcement of the transaction to the expected consummation of the Offer allows sufficient time for any potential bidders to conduct their review and make a bid for the Corporate Solutions Group, any or all of the MBO Businesses or the entire Company.
     13. The negotiated terms of the Merger Agreement are reasonable and consistent with terms in similar transactions, including provisions relating to the timing of actions.
     14. The amount and circumstances under which a termination fee would be payable to Parent are reasonable.
     15. The Board has received an opinion from Sandler O’Neill that the $16.55 per share price to be received by the stockholders is fair to unaffiliated stockholders from a financial point of view, and has adopted the final conclusions and analysis of Sandler O’Neill.
     16. The Special Committee has received an opinion from KBW that the $16.55 per share price to be received by the stockholders is fair to the disinterested stockholders from a financial point of view, and has adopted the final conclusions and analysis of KBW.
     17. KBW’s valuation to the effect that the price to be paid by the MBO Purchaser for the MBO Businesses is within several of the valuation ranges indicated by KBW, and substantially above the range indicated by the at-risk nature of the financial performance of the MBO Businesses due to potential personnel departures, and the Special Committee has adopted the final conclusions and analysis of KBW’s valuation.
     18. The commitment by Mr. Wamberg to proceed with the purchase of the MBO Businesses evidenced in writing confirming (a) Mr. Wamberg agrees with the proposed terms of a $30 million bank credit facility to Clark Wamberg, LLC (which includes $20 million of financing for the purchase of the assets and $10 million of working capital), (b) Mr. Wamberg has agreed to provide a secured personal guarantee of the bank credit facility, (c) ownership and equity capital commitment to Clark Wamberg, LLC totaling $15 million, (d) Mr. Wamberg’s commitment to purchase the MBO Businesses is not contingent upon closing of the bank credit facility or equity contributions from other parties, (e) Mr. Wamberg has no understandings, plans or arrangements to transfer or sell any portion of the MBO Businesses or the MBO Businesses assets post-closing.
     19. A $500,000 non-refundable security deposit provided to the Company by Mr. Wamberg in support of the MBO Purchaser’s obligation to close the purchase of the MBO Businesses.
     20. The commitment letters received by the Special Committee from Mr. Wamberg, James Benson and Mr. Kies confirming their respective commitments to participate in Clark Wamberg, LLC and provide aggregate capital of $15 million to Clark Wamberg, LLC.
     21. The negotiated terms of the MBO Agreement including the joinder by Mr. Wamberg as a joint obligor and his commitment to provide all funds required to consummate the transaction, if necessary, without financing or equity contributions from others.
     In addition to the factors considered above, the Board of Directors and the Special Committee considered a number of more general factors, as well as a number of risks and uncertainties in their deliberations, including, without limitation, the following:
     1. The benefits and detriments (including cost) to the Company and its affiliated and unaffiliated stockholders in connection with the continuation of the Company as a public company, such as
     • the detriment to the Company’s unaffiliated stockholders, who would have no continuing equity interest in the Company following the proposed transaction and therefore would not participate in any potential future growth or earnings or any potential future transaction that might occur at a later time if the Company remained public;

35

     • the detriment to the Company’s unaffiliated and affiliated stockholders as a result of the loss of the rights and protections provided by federal securities laws and regulations, including the protections contained in the Sarbanes-Oxley Act, by virtue of the fact that they no longer would hold equity interests in the Company and that the Company would cease to be a reporting, public company;
     • the benefits to the Company’s unaffiliated stockholders in that the transaction would eliminate the risk to stockholders of any future decreases in the market price of the shares due to the fact that stockholders would no longer retain equity interests in the Company; and
     • the potential benefits to the Company in cost savings resulting from the elimination of the requirements to comply with the extensive financial and other disclosure obligations of the federal securities laws and, in particular, the rules, regulations and practices that arose from the passage of the Sarbanes-Oxley Act, the compliance costs of which (although not quantified by the Board) the Board felt fell disproportionately on smaller public companies, such as the Company.
     2. The relative size of the Company as a public company and corresponding relatively low trading volume history and liquidity.
     3. Current and historical market prices of the common stock of the Company, which had been trending downward since early 2002.
     4. The uncertainty of the potential outcome of pending litigation or other proceedings.
     5. The various payments to be made by the Company to management and participants in the transaction in connection with severance and change-in-control payments, which at the time of the Board and Special Committee’s approval of the transaction amounted to approximately $20 million.
     6. The presentation of Sandler O’Neill regarding its analysis of various valuation reference ranges.
     7. The presentation of KBW regarding its analysis of various valuation reference ranges.
     8. The presentation of KBW regarding its analysis of various valuation reference ranges for the MBO Businesses.
     9. The net book value of the common stock of the Company, the going concern value of the Company and the liquidation value of the Company, relative to the Offer Price.
     10. The assets, obligations, operations and earnings of the Company and its subsidiaries taken as a whole, relative to the Offer Price.
     11. The Special Committee’s judgment regarding the prospects of the Company based on its current and historical performance, management’s projections and uncertainties regarding the industry in which the Company operates.
     12. The ongoing negative effect on the Company’s earnings and stock price of the uncertainty of short-term and long-term economic conditions (such as the inverted or flat yield curve) and political environment (reflecting varying degrees of legislative uncertainty).
     13. All of the terms and conditions of the Merger Agreement and the MBO Agreement taken as a whole.
     14. The judgment of the Special Committee that the unaffiliated stockholders may lose the opportunity to receive a significant premium to recent market prices for the Company’s stock if the transaction is not pursued. Likewise, the Special Committee also considered Parent’s concerns about the strategic direction of the Company and the possibility, expressed by Parent, that it was considering selling its position in the Company, which the Special Committee viewed would negatively impact the price of the Company’s common stock.
     15. The opportunity to realize an immediate, substantial premium over current Share prices compared to the uncertainty of realizing an equivalent value in the future.

36

     16. The agreement by the MBO Purchaser to purchase the MBO Businesses in order to facilitate the Offer and Merger proposed by Parent. The Special Committee understood that the lack of any definitive agreement to sell the MBO Businesses would be unacceptable to Parent, and conducting an auction process for the MBO Businesses prior to entering into the Merger Agreement with Parent and Purchaser could impair the value of such businesses without assuring that a transaction would be completed.
     17. The procedural fairness of the proposed transaction including the appointment of the Special Committee to represent the interests of the unaffiliated stockholders, the ability of the Board to consider alternatives and actively market the MBO Businesses, and the requirement for tender by a majority of disinterested (unaffiliated) stockholders. Although there is no statutory requirement that a majority of disinterested stockholders approve the Merger, the Minimum Tender Condition for the Offer (which is not waivable) requires the tender by a majority of the disinterested stockholders, which assures that a majority of those Stockholders with no interest in the transaction or affiliation with the parties thereto tender their Shares before the Offer may be consummated.
     The Special Committee and the Board of Directors considered all of the above factors in coming to its determination that the Offer and the Merger, including the sale of the MBO Businesses to the MBO Purchaser, was substantively and procedurally fair to the unaffiliated stockholders of the Company.
     Neither Special Committee nor the Board of Directors assigned relative weights to the above factors or determined that any factor was of particular importance. Rather, the Special Committee and the Board of Directors each viewed its position and recommendations as being based on the totality of the information presented to and considered by it. In addition, it is possible that different members of the Special Committee and the Board of Directors assigned different weights to the various factors described above.
Interests of the Company’s Directors and Executive Officers in the Offer
Information concerning the interests of the Company’s directors and executive officers in connection with the proposed transactions, including the amounts they may receive if the Offer is consummated and the Merger is completed as a result of their equity interests in the Company and severance or change in control arrangements under existing employment agreements is included in the Section entitled “Item 3. Past Contacts, Transactions, Negotiations and Agreements” in the Company’s Schedule 14D-9. No current directors or executive officers of the Company are expected to become an affiliate of or receive any equity or other interest in the surviving corporation or any of its affiliates after consummation of the Offer and the Merger.
SECTION 3. POSITION OF PARENT AND PURCHASER REGARDING FAIRNESS OF THE OFFER
Parent and Purchaser are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The position of Parent and Purchaser as to the fairness of the Offer Price to be received by the unaffiliated Stockholders of the Company pursuant to the Offer and Merger is not a recommendation to any Stockholder as to whether such Stockholder should tender Shares pursuant to this Offer to Purchase.
Parent and Purchaser believe that the Offer is substantively and procedurally fair to the Company’s unaffiliated Stockholders. Neither Parent nor Purchaser has undertaken any formal evaluation of the fairness of the Offer to the Company’s unaffiliated Stockholders, and neither Parent nor Purchaser participated in the deliberations of the Company’s board of directors or Special Committee or received advice from Sandler O’Neill or KBW. However, Parent is familiar with the business of the Company and has extensive experience in the insurance industry. In reaching our determination that the Offer and Merger are substantively fair to the unaffiliated Stockholders of the Company, we considered the following factors:
1. The Offer Price of $17.21 comprises a 38% premium to the October 31, 2006 closing price of $12.51, a 48% premium to the average closing price for the 30 trading days prior to public announcement of the transaction of $11.66, a 48% premium to the average closing price for the 60 trading days prior to public announcement, and a 45% premium to the average closing price for the 90 trading days prior to public announcement. The Offer Price of $17.21 also represents a 22% premium to the highest year-to-date closing price ($14.06 on May 26, 2006) as of October 31, 2006;
2. The recommendation of the Board of the Directors of the Company and the Special Committee of the Board to the Stockholders that the Stockholders accept the Offer, tender their Shares pursuant to the Offer and adopt the Merger Agreement;

37

3. The potential adverse tax consequences that were avoided by our structuring the transaction as a stock purchase rather than an asset purchase. A transaction structured as a purchase of assets may have resulted in taxation first to the Company on the gain from the Company’s sale of assets and then taxed again upon distribution to Stockholders;
4. The Offer eliminates the risk of any future decreases in the price of the Company’s Shares;
5. The relative small size of the Company as a public company, its historically low trading volume and historically volatile Share price. The Company’s high/low closing prices in 2004 ranged from $20.70 to $12.41, in 2005 ranged from $18.31 to $12.19 and in 2006 (through October 31, 2006), ranged from $14.25 to $10.39. The price volatility was exacerbated by the relatively low average trading volume in the stock. The average daily trading volume in 2006 through October 31 was 67,614 Shares. The Offer Price provides an opportunity for Stockholders to receive a substantial premium to recent modest prices and to eliminate the risk of future negative fluctuations in market value.
7. The assets, obligations, operations and earnings of the Company and its subsidiaries taken as a whole and of the Corporate Solutions Group separately. We valued the acquisition with an actuarial based valuation model of projected discounted cash flows. We also considered the purchase price relative to other financial information such as liquidation value and earnings multiples; however, this other information was only considered to affirm the valuation model and assess the potential downside risk inherent in the transaction.
Aside from the valuation model described in item 7 above, the premium over the average closing prices as described in item 1 above was a key valuation metric.
We also considered the following factors, each of which we considered negative, in our determination concerning the fairness of the terms of the Offer and the Merger:
1. The fact that the Stockholders would have no continuing equity interest in the Company following the proposed transaction and therefore would not participate in any potential future growth or earnings or any potential future transaction that might occur at a later time if the Company remained public;
2. The uncertainty of the potential outcome of pending litigation or other proceedings; and
3. The various payments to be made to management and participants in the transaction in connection with severance and change in control payments, which at the time of signing the Merger Agreement we understood to be in excess of $20 million.
In reaching our determination that the Offer and Merger are procedurally fair to the unaffiliated Stockholders of the Company, we considered the following factors:
1. The fact that the Special Committee, consisting of independent directors with no interest in the transaction, retained its own independent financial advisor to render a fairness opinion in connection with the Offer and Merger and to prepare a valuation for the MBO Businesses provided the unaffiliated Stockholders with an independent evaluation of the substantive fairness of the Offer and supports the procedural fairness of the Offer;
2. The Merger Agreement contains a customary fiduciary market check provision permitting the Board to entertain any unsolicited proposals or inquiries received by the Company for the Corporate Solutions Group after the announcement of the transaction if the Board in good faith determines that its fiduciary obligations require it to do so;
3. The Merger Agreement and the MBO Agreement allow the Board to solicit any alternative proposals relating to the MBO Businesses;
4. Sandler O’Neill, the Company’s financial advisor, was instructed to conduct a market check for potential interest in the MBO Businesses from third parties. During this process, over 60 parties were contacted resulting in preliminary indications of interest from five potential bidders for all or a portion of the MBO Businesses and in a superior bid that resulted in an increase in the purchase price for the sale of the MBO Businesses from $35.4 million to $55.5 million;
5. The amount and circumstances under which a termination fee would be payable to Parent are reasonable;

38

6. The Company’s issuance of a press release indicating that it may consider any superior third party proposals for the Corporate Solutions Group;
7. Although there is no requirement that a majority of disinterested Stockholders approve the Merger, the Minimum Tender Condition for the Offer requires the tender by a majority of the Disinterested Stockholders, which assures that a majority of those Stockholders with no interest in the transaction or affiliation with the parties thereto tender their Shares before we may consummate the Offer;
8. A potential sale of the Company was actively explored approximately two years ago and received no interest or proposals other than from Parent;
9. During the two year period since actively soliciting a buyer for the Company and the original 2004 proposal from Parent’s affiliate was received, the Company received no other inquiries or proposals from third parties;
10. The Company is not subject to restrictions which would preclude its ability to fully investigate any third party offers received for the Corporate Solutions Group or the entire Company and withdraw from the transaction and pursue the alternative transaction if the Board considered such action in the best interest of the Stockholders; and
11. The time period from announcement of the transaction to the expected consummation of the Offer allows sufficient time for any potential bidders to conduct their review and make a bid for the Company; and after a potential bidder entered into a confidentiality agreement with the Company and conducted due diligence, the bidder informed the Company that it would not pursue a bid for the Company, and no other potential bidders have indicated an interest in making a proposal to acquire the Company.
We did not assign relative weights to the above factors or determine that any factor was of particular importance. Rather, we based our views on the totality of the information considered by us.
Position of MBO Purchaser, Mr. Wamberg and Mr. Benson Regarding Fairness of the Offer
Each of the MBO Purchaser, Mr. Wamberg and Mr. Benson relied on its or his respective experience and knowledge of the MBO Businesses to conclude that (i) the acquisition of the MBO Businesses for the original acquisition price of $35.4 million and the assumption of certain liabilities primarily related to the MBO Businesses, would be fair to the Company’s unaffiliated Stockholders and (ii) the $16.55 offer price would be fair to the Company’s unaffiliated Stockholders. The position of each of the MBO Purchaser, Mr. Wamberg and Mr. Benson as to the fairness of the Offer Price to be received by the unaffiliated Stockholders of the Company is not a recommendation to any Stockholder as to whether such Stockholder should tender Shares pursuant to this Offer to Purchase.
Moreover, each of the MBO Purchaser, Mr. Wamberg and Mr. Benson believes the Special Committee’s analysis of the fairness of the transactions to unaffiliated Stockholders was reasonable, and in reaching its or his own determination that the MBO Agreement would be fair to the unaffiliated Stockholders of the Company, and that the $16.55 offer price would be fair to such Stockholders, each considered the same factors examined by the Special Committee. See “Special Factors — Section 2 — Recommendations of the Company’s Special Committee and Board of Directors; Fairness of the Offer” for a full description of the factors considered by the Special Committee. Based on the consideration of these factors, each of the MBO Purchaser, Mr. Wamberg and Mr. Benson believes that the MBO Agreement and the $16.55 offer price would be substantively and procedurally fair to the Company’s unaffiliated Stockholders. Although none of the MBO Purchaser, Mr. Wamberg or Mr. Benson retained an investment banking firm to render an opinion regarding the fairness of the Offer, each understood that the Company’s board of directors was obtaining an opinion as to fairness from Sandler O’Neill, from a financial point of view, of the $16.55 per Share price to the unaffiliated Stockholders of the Company, and that the Special Committee was obtaining an opinion as to the fairness, from a financial point of view, of the $16.55 per Share price to the unaffiliated Stockholders of the Company and a separate valuation as to the value of the MBO Businesses from KBW. Although these reports were intended specifically for use by the Company’s board of directors and the Special Committee, each of the MBO Purchaser, Mr. Wamberg and Mr. Benson relied on the analysis of Sandler O’Neill and KBW contained in the reports in reaching its or his respective conclusions as to fairness and expressly adopted the conclusion and analysis contained in the reports.
In addition, based on the above analysis, each of the MBO Purchaser, Mr. Wamberg and Mr. Benson also believe that the increased acquisition price of $55.5 million under the New MBO Agreement, together with the assumption of certain liabilities, primarily related to the MBO Businesses, is fair to the Company’s unaffiliated Stockholders, and the increased Offer Price of $17.21 per Share is fair to the Company’s unaffiliated Stockholders.

39

     6. The second paragraph under “Special Factors — Section 5 — Plans for the Company After the Offer and The Merger; Certain Effects of the Offer and Merger — Plans for the Company” on page 48 of the Offer to Purchase is hereby amended and restated in its entirety as follows:
Immediately after the consummation of the Offer, the Company plans to sell certain assets that are not core to Parent’s business and which we refer to as the management buyout or “MBO Businesses,” to a privately-held firm (which we refer to as the “MBO Purchaser”) led by Tom Wamberg, the Company’s Chairman and Chief Executive Officer, for $55.5 million and the assumption of certain liabilities. The MBO Purchaser is also expected to include as principal members James Benson, who serves as a member of the Company’s Board of Directors and as chief executive officer of Clark/Benson LLC, a subsidiary of Clark Consulting, Inc., and Alan Botsford, a managing director of Clark/Benson LLC. The asset purchase agreement providing for the sale of the MBO Businesses was signed on November 1, 2006, the same date as the Merger Agreement, was amended on January 29, 2007 and was amended and restated as of February 14, 2007. The new asset purchase agreement is referred to as the “New MBO Agreement.” Parent participated in negotiations relating to the November 1, 2006 MBO Agreement and the New MBO Agreement, and the terms of the MBO Agreement and the New MBO Agreement were subject to Parent’s approval. For a more detailed description of the MBO Agreement, please refer to “Special Factors — Section 12 — The Merger Agreement and Related Agreements — The MBO Agreement.” For a more detailed description of the negotiations between Parent, the Company, Clark Consulting, Inc. and the MBO Purchaser, please refer to “Special Factors — Section 1 — Background of the Offer.”
     7. “Special Factors — Section 5 — Plans for the Company After the Offer and The Merger; Certain Effects of the Offer and Merger,” is amended to add a new second paragraph on page 49 as follows:
The net book value is just one of several financial measures that may be used to value a business. We specifically provide information concerning the MBO Businesses’ estimated book value in order to comply with certain SEC disclosure rules governing going-private transactions. The use of book value may not be the most appropriate measure for valuing the MBO Businesses, and the use of other objectively determined valuing methodologies will result in significantly different values. For instance, as noted in the Company’s Schedule 14D-9 , KBW, the financial advisor retained by the Special Committee, used a discounted cash flow analysis that resulted in a range of present values of $40-$65 million under a scenario assuming a management buyout, and a range of present values of $3-$9 million under a scenario assuming a buyout by an unrelated third party. You should refer to the disclosure of KBW’s analysis in the Company’s Schedule 14D-9 under “Item 4. Solicitation and Recommendation—(b) Background of the Offer— (vi) Valuation of MBO Businesses” for a discussion of the analysis performed by KBW in connection with its valuation of the MBO Businesses.
     8. “Special Factors — Section 12 — The Merger Agreement and Related Agreements — The Merger Agreement,” of the Offer to Purchase is amended to add the following at the end of the paragraph entitled “Directors and Officers” on page 57:
After the consummation of the Offer and before the consummation of the Merger, Parent intends to replace the officers of the Company with the officers of the Purchaser, who are listed in Schedule I attached to this Offer to Purchase, as amended. None of the members of the MBO Purchaser who currently serve as a director and/or an officer or employee of the Company will be officers of or employed by the Surviving Corporation.
     9. The second complete paragraph on page 73 under “The Tender Offer — Section 1 — Terms of the Offer; Expiration Date” of the Offer to Purchase is hereby amended and restated in its entirety as follows:
The per Share price of $17.21 includes an amount, on a per share basis, approximately equal to the $35.4 million of originally anticipated proceeds from the Company’s sale of the MBO Businesses without deduction for transaction costs, plus 61.7 % of the increased proceeds resulting from the increased purchase price for the MBO Businesses, after deduction of $100,000 in expense reimbursements and a $1 million topping fee to one of the bidders. Parent agreed with the Company that 61.7% of any increase in the proceeds from the closing of the sale of the MBO Businesses, net of any escrow established for post-closing obligations of the Company, would be reflected in a higher Offer Price. The 38.3% deduction approximates the adverse tax consequences to Parent resulting from the higher price of the MBO Businesses. Payment of the increased Offer Price for Shares validly tendered and not

40

withdrawn will be made to tendering Stockholders as described in “The Tender Offer — Section 2 — Acceptance for Payment and Payment for the Shares.”
     10. The second sentence in the first paragraph on page 86 under “The Tender Offer — Section 12 — Certain Conditions of the Offer” of the Offer to Purchase is hereby amended and restated as follows:
The descriptions of the conditions below are summaries and are qualified by reference to the conditions as fully set forth in the Merger Agreement, a copy of which has been filed as Exhibit 2 of Amendment No. 1 to the Schedule 13D of Parent and certain of its affiliates filed on November 3, 2006, and the amendment to the Merger Agreement, a copy of which has been filed as Exhibit 1 of Amendment No. 2 to the Schedule 13D of Parent and certain of its affiliates filed on December 13, 2006, both of which are incorporated herein by reference.
     11. The following sentence hereby replaces the third sentence in the second paragraph under “United States Antitrust Clearance” on page 89 of the Offer to Purchase under “The Tender Offer — Section 13 — Certain Legal Matters and Regulatory Approvals”:
Parent received notification from the FTC that early termination of the waiting period under the HSR Act was granted effective December 11, 2007.
     12. The following paragraph is hereby added as a new paragraph at the end of the subsection entitled “United States Antitrust Clearance” on page 90 of the Offer to Purchase under “The Tender Offer — Section 13 — Certain Legal Matters and Regulatory Approvals”:
The increased purchase price under the New MBO Agreement causes the sale of the MBO Businesses to be subject to the information furnishing requirements of the HSR Act. The Company and the MBO Purchaser intend to file a Premerger Notification and Report Form in connection with the sale of the MBO Businesses as soon as practicable. Under the provisions of the HSR Act applicable to the sale of the MBO Businesses, the sale of the MBO Businesses may not be consummated until the expiration of a 15-calendar day waiting period following the filing, unless such waiting period is earlier terminated by the FTC or extended by a request for additional information or documentary material. One of the conditions to the consummation of the Offer is that all material governmental consents required in connection with the transactions contemplated by the Merger Agreement shall have been obtained. If the waiting period has not expired and has not been the subject of early termination by the time that Parent is otherwise prepared to consummate the Offer, the Offer may, but need not, be extended and, if there is a request for additional information by the FTC or Antitrust Division, the consummation of the Offer could be deferred until ten days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division.
     13. The following paragraphs are hereby added at the end of the subsection entitled “Litigation” on page 90 of the Offer to Purchase under “The Tender Offer — Section 13 — Certain Legal Matters and Regulatory Approvals”:
On December 7, 2006, both of these actions were consolidated into a single action now pending as In re Clark, Inc. Shareholders Litigation, Consolidated C.A. No. 2519-N. On January 11, 2007, the plaintiffs filed a Consolidated Amended Complaint containing the allegations of the original complaints and adding new allegations challenging the adequacy of the disclosures made in connection with the tender offer, including without limitation various allegations asserting that certain information relating to the fairness opinions rendered and valuation work performed by Sandler O’Neill and the KBW were not adequately disclosed in the tender offer documents that were provided to the shareholders.
On January 12, 2007, the Plaintiffs initiated a Motion for Expedited Proceedings and a Motion for a Preliminary Injunction. These motions sought expedited discovery in support of a preliminary injunction to enjoin defendants from effectuating the tender offer until there was public disclosure of certain allegedly material information which the plaintiffs asserted had not been disclosed in the tender

41

offer documents that had been publicly filed and provided to the Company’s shareholders on December 13, 2006. At a January 23, 2007 hearing, the Court denied plaintiffs’ Motion for Expedited Proceedings and the Motion for a Preliminary Injunction.
Defendants Clark Wamberg LLC, Tom Wamberg and James Benson have filed an answer to the Consolidated Amended Complaint denying all material allegations and any wrongdoing. All of the Defendants expect to vigorously defend the plaintiffs’ allegations.
ITEM 12. EXHIBITS
The list of exhibits under Item 12 of the Schedule TO is hereby amended to add the following additional exhibits:

(a)(5)(C)	Press Release issued by AEGON NV on February 20, 2007.

(a)(5)(D)	Press Release issued by the Company on February 15, 2007 (incorporated by reference to Exhibit (a)(15) to Amendment No. 1 to Schedule 14D-9 filed by the Company on February 16, 2007).

(c)(3)	Opinion of Sandler O’Neill & Partners, L.P. dated November 1, 2006 (incorporated by reference to Exhibit (c)(3) to Amendment No. 1 to the Company’s Schedule 13E-3 filed by the Company on February 16, 2007).

(c)(4)	Financial analysis presentation materials, dated September 5, 2006, prepared by Sandler O’Neill & Partners, L.P. to the Board of Directors of the Company * (incorporated by reference to Exhibit (c)(4) to Amendment No. 1 to the Company’s Schedule 13E-3 filed by the Company on February 16, 2007).

(c)(5)	Financial analysis presentation materials, dated October 23, 2006, prepared by Sandler O’Neill & Partners, L.P. for the Board of Directors of the Company * (incorporated by reference to Exhibit (c)(5) to Amendment No. 1 to the Company’s Schedule 13E-3 filed by the Company on February 16, 2007).

(c)(6)	Financial analysis presentation materials, dated October 25, 2006, prepared by Sandler O’Neill & Partners, L.P. for the Board of Directors of the Company * (incorporated by reference to Exhibit (c)(6) to Amendment No. 1 to the Company’s Schedule 13E-3 filed by the Company on February 16, 2007).

(c)(7)	Financial analysis presentation materials, dated November 1, 2006, prepared by Sandler O’Neill & Partners, L.P. for the Board of Directors of the Company * (incorporated by reference to Exhibit (c)(7) to Amendment No. 1 to the Company’s Schedule 13E-3 filed by the Company on February 16, 2007).

(c)(8)	Draft financial analysis presentation materials dated October 23 2006, prepared by Keefe, Bruyette & Woods, Inc. for the Board of Directors of the Company * (incorporated by reference to Exhibit (c)(8) to Amendment No. 1 to the Company’s Schedule 13E-3 filed by the Company on February 16, 2007).

(c)(9)	Draft financial analysis presentation materials dated October 24, 2006, prepared by Keefe, Bruyette & Woods, Inc. for the Board of Directors of the Company * (incorporated by reference to Exhibit (c)(9) to Amendment No. 1 to the Company’s Schedule 13E-3 filed by the Company on February 16, 2007).

(c)(10)	Financial analysis presentation materials, dated November 1, 2006, prepared by Keefe, Bruyette & Woods, Inc. for the Special Committee of the Board of Directors of the Company * (incorporated by reference to Exhibit (c)(10) to Amendment No. 1 to the Company’s Schedule 13E-3 filed by the Company on February 16, 2007).

(c)(11)	Financial Analysis presentation materials, dated December 7, 2006, prepared by Keefe, Bruyette & Woods, Inc. for the Special Committee of the Board of Directors of the Company * (incorporated by reference to Exhibit (c)(11) to Amendment No. 1 to the Company’s Schedule 13E-3 filed by the Company on February 16, 2007).

(c)(12)	Draft MBO Businesses valuation presentation prepared by Keefe, Bruyette & Woods, Inc. dated October 23, 2006 (incorporated by reference to Exhibit (c)(12) to Amendment No. 1 to the Company’s Schedule 13E-3 filed by the Company on February 16, 2007). *

42

(c)(13)	MBO Businesses valuation presentation prepared by Keefe, Bruyette & Woods, Inc. dated October 24, 2006 (incorporated by reference to Exhibit (c)(13) to Amendment No. 1 to the Company’s Schedule 13E-3 filed by the Company on February 16, 2007).*

(d)(7)	First Amendment to Asset Purchase Agreement between the Company, Clark Consulting, Inc. and W.T. Wamberg (incorporated herein by reference to Exhibit 99.1 of the Company’s Current Report on Form 8-K filed with the Commission on February 5, 2007).

(d)(8)	Letter dated January 29, 2007 from Clark Wamberg LLC and Tom Wamberg to Dr. Randolph A. Pohlman, Chairman of the Special Committee of the Board of Directors (incorporated herein by reference to Exhibit 99.1 of the Company’s Current Report on Form 8-K filed with the Commission on February 5, 2007).

(d)(9)	Asset Purchase Agreement dated February 14, 2007 (superseding the Asset Purchase Agreement dated November 1, 2006, as amended) between the Company, Clark Consulting, Inc. and Clark Wamberg LLC and W. Thomas Wamberg as joint obligors (incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed by the Company with the Commission on February 16, 2007).

*	These materials may contain certain forward-looking financial projections and statements of the Company provided by the Company to Sandler O’Neill and KBW for purposes of considering and evaluating the Offer or the MBO Businesses. These estimates are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as tax considerations and changes to the business, financial condition or results of operations of the Company, which may cause the financial projections or the underlying assumptions to be inaccurate. As such, they are subject to risks and uncertainties and should be read with caution as actual results may differ materially.

43

SIGNATURES
After due inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

AUSA Holding Company

	By:	/s/	James A. Beardsworth

		Name:	James A. Beardsworth
		Title:	President

AUSA Merger Sub, Inc.

	By:	/s/	James A. Beardsworth

		Name:	James A. Beardsworth
		Title:	President

AEGON N.V.

	By:	/s/	Joseph B. M. Streppel

		Name:	Joseph B. M. Streppel
		Title:	CFO, Member Executive Board

AEGON USA, Inc.

	By:	/s/	James A. Beardsworth

		Name:	James A. Beardsworth
		Title:	Treasurer, Senior Vice President
Corporate Development

Dated: February 20, 2007

44

EXHIBIT INDEX

(a)(5)(C)	Press Release issued by AEGON NV on February 20, 2007.

(a)(5)(D)	Press Release issued by the Company on February 15, 2007 (incorporated by reference to Exhibit (a)(15) to Amendment No. 1 to Schedule 14D-9 filed by the Company on February 16, 2007).

(c)(3)	Opinion of Sandler O’Neill & Partners, L.P. dated November 1, 2006 (incorporated by reference to Exhibit (c)(3) to Amendment No. 1 to the Company’s Schedule 13E-3 filed by the Company on February 16, 2007).

(c)(4)	Financial analysis presentation materials, dated September 5, 2006, prepared by Sandler O’Neill & Partners, L.P. to the Board of Directors of the Company * (incorporated by reference to Exhibit (c)(4) to Amendment No. 1 to the Company’s Schedule 13E-3 filed by the Company on February 16, 2007).

(c)(5)	Financial analysis presentation materials, dated October 23, 2006, prepared by Sandler O’Neill & Partners, L.P. for the Board of Directors of the Company * (incorporated by reference to Exhibit (c)(5) to Amendment No. 1 to the Company’s Schedule 13E-3 filed by the Company on February 16, 2007).

(c)(6)	Financial analysis presentation materials, dated October 25, 2006, prepared by Sandler O’Neill & Partners, L.P. for the Board of Directors of the Company * (incorporated by reference to Exhibit (c)(6) to Amendment No. 1 to the Company’s Schedule 13E-3 filed by the Company on February 16, 2007).

(c)(7)	Financial analysis presentation materials, dated November 1, 2006, prepared by Sandler O’Neill & Partners, L.P. for the Board of Directors of the Company * (incorporated by reference to Exhibit (c)(7) to Amendment No. 1 to the Company’s Schedule 13E-3 filed by the Company on February 16, 2007).

(c)(8)	Draft financial analysis presentation materials dated October 23 2006, prepared by Keefe, Bruyette & Woods, Inc. for the Board of Directors of the Company * (incorporated by reference to Exhibit (c)(8) to Amendment No. 1 to the Company’s Schedule 13E-3 filed by the Company on February 16, 2007).

(c)(9)	Draft financial analysis presentation materials dated October 24, 2006, prepared by Keefe, Bruyette & Woods, Inc. for the Board of Directors of the Company * (incorporated by reference to Exhibit (c)(9) to Amendment No. 1 to the Company’s Schedule 13E-3 filed by the Company on February 16, 2007).

(c)(10)	Financial analysis presentation materials, dated November 1, 2006, prepared by Keefe, Bruyette & Woods, Inc. for the Special Committee of the Board of Directors of the Company * (incorporated by reference to Exhibit (c)(10) to Amendment No. 1 to the Company’s Schedule 13E-3 filed by the Company on February 16, 2007).

(c)(11)	Financial Analysis presentation materials, dated December 7, 2006, prepared by Keefe, Bruyette & Woods, Inc. for the Special Committee of the Board of Directors of the Company * (incorporated by reference to Exhibit (c)(11) to Amendment No. 1 to the Company’s Schedule 13E-3 filed by the Company on February 16, 2007).

(c)(12)	Draft MBO Businesses valuation presentation prepared by Keefe, Bruyette & Woods, Inc. dated October 23, 2006* (incorporated by reference to Exhibit (c)(12) to Amendment No. 1 to the Company’s Schedule 13E-3 filed by the Company on February 16, 2007). *

(c)(13)	MBO Businesses valuation presentation prepared by Keefe, Bruyette & Woods, Inc. dated October 24, 2006* (incorporated by reference to Exhibit (c)(13) to Amendment No. 1 to the Company’s Schedule 13E-3 filed by the Company on February 16, 2007).

(d)(7)	First Amendment to Asset Purchase Agreement between the Company, Clark Consulting, Inc. and W.T. Wamberg (incorporated herein by reference to Exhibit 99.1 of the Company’s Current Report on Form 8-K filed with the Commission on February 5, 2007).

(d)(8)	Letter dated January 29, 2007 from Clark Wamberg LLC and Tom Wamberg to Dr. Randolph A. Pohlman, Chairman of the Special Committee of the Board of Directors (incorporated herein by reference to Exhibit 99.1 of the Company’s Current Report on Form 8-K filed with the Commission on February 5, 2007).

(d)(9)	Asset Purchase Agreement dated February 14, 2007 (superseding the Asset Purchase Agreement dated November 1, 2006, as amended) between the Company, Clark Consulting, Inc. and Clark Wamberg LLC and W. Thomas Wamberg as joint obligors (incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed by the Company with the Commission on February 16, 2007).

*	These materials may contain certain forward-looking financial projections and statements of the Company provided by the Company to Sandler O’Neill and KBW for purposes of considering and evaluating the Offer or the MBO Businesses. These estimates are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as tax considerations and changes to the business, financial condition or results of operations of the Company, which may cause the financial projections or the underlying assumptions to be inaccurate. As such, they are subject to risks and uncertainties and should be read with caution as actual results may differ materially.

45

Exhibit (a)(5)(C)
The Hague, February 20, 2007
AEGON announces increased tender offer price for Clark, Inc. and extension of expiration date to March 6, 2007
AUSA Holding Company (AUSA), an AEGON company, has increased the price for its previously announced tender offer for all outstanding shares of Clark, Inc. (NYSE: CLK) common stock to USD 17.21 per share. This represents an increase of USD 0.66 per share from the prior offer price of USD 16.55 per share, announced November 1, 2006.
In addition, the tender offer has been extended to 5:00 p.m. New York City time, on March 6, 2007, unless further extended. All other terms and conditions of the offer remain the same, as set forth in the tender offer materials disseminated on or about December 13, 2006. As of the close of business on February 16, 2007, a total of 477,936 shares had been tendered in and not withdrawn from the offer.
Shareholders of Clark, Inc. who have already tendered their shares and have not withdrawn their tenders need not take any additional action with respect to the amended tender offer. Those shareholders will receive the increased offer price of USD 17.21 per share upon the completion of the offer. Shareholders who wish to tender may use the Letter of Transmittal and other forms provided by AUSA in its December 13, 2006 mailing.
The increase in price is solely due to an increase in the expected net proceeds from the sale of certain businesses of Clark that are being sold to a management-led buyout group, as more fully explained in the amended offering materials filed today by AUSA with the Securities and Exchange Commission. These amended materials will be available on the SEC’s website at http://www.sec.gov, under the filings of Clark, Inc. Clark is also filing an amended Solicitation and Recommendation Statement today, which contains relevant information. Shareholders of Clark are urged to read the offering materials filed by AEGON and Clark which contain important information, including the terms and conditions of the offer.
AUSA Holding Company is a subsidiary of AEGON USA, Inc., which is a wholly owned subsidiary of AEGON N.V., a multi-national insurance organization headquartered in The Hague, the Netherlands.
Questions regarding the tender offer or requests for offering materials should be directed to the information agent, Georgeson Shareholder Communications Inc., at + 1 212 440-9800 or toll free at (866) 425-7972 (USA only).

This press release is for information purposes only and is not an offer to buy or the solicitation of an offer to sell any shares. The solicitation and the offer to buy the common stock of Cark, Inc. is only being made pursuant to the offer to purchase and related materials that AUSA Holding Company and AUSA Merger Sub, Inc. initially filed with the Securities and Exchange Commission on December 13, 2006, as amended by today’s filing. The offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Clark shares in any jurisdiction in which the making of the offer or the acceptance thereof would not comply with the laws of that jurisdiction.
Investor Relations: +31 (0)70 344 83 05 (NL) +1 877 548 96 68 (USA) | Media Relations: +31 (0)70 344 83 44 (NL)

ABOUT AEGON
AEGON is one of the world’s largest life insurance and pension groups, and a strong provider of investment products. We empower our local business units to identify and provide products and services that meet the evolving needs of our customers, using distribution channels best suited to their local markets. We take pride in balancing a local approach with the power of an expanding global operation.
With headquarters in The Hague, the Netherlands, AEGON companies employ approximately 27,000 people. AEGON’s three major markets are the United States, the Netherlands and the United Kingdom. In addition, the Group is present in a number of other countries including Canada, China, Czech Republic, Hungary, Poland, Slovakia, Spain and Taiwan.
Respect, quality, transparency and trust constitute AEGON’s core values as the company continually strives to meet the expectations of customers, shareholders, employees and business partners. AEGON is driven to deliver new thinking and our ambition is to be the best in the industry.
ABOUT CLARK, INC.
Founded in 1967, Clark Consulting specializes in designing innovative executive compensation programs that attract, retain, motivate and reward executives, directors and employees. Clark Consulting provides leading edge advice on the design, financing, and plan administration of benefit programs. With more than 3,800 corporate, banking and healthcare clients, the Company’s mission is helping companies keep their best people.
DISCLAIMER
The statements contained in this press release that are not historical facts may be forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as ‘believe’, ‘estimate’, ‘intend’, ‘may’, ‘expect’, ‘anticipate’, ‘predict’, ‘project’, ‘counting on’, ‘plan’, ‘continue’, ‘want’, ‘forecast’, ‘should’, ‘would’, ‘is confident’ and ‘will’ and similar expressions as they relate to us are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. We undertake no obligation to publicly update or revise any forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.
•	All forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from expectations, including, but not limited to, the following:

•	Changes in general economic conditions, particularly in the United States, the Netherlands and the United Kingdom;

•	Changes in the performance of financial markets, including emerging markets, including:
•	The frequency and severity of defaults by issuers in our fixed income investment portfolios; and

•	The effects of corporate bankruptcies and/or accounting restatements on the financial markets and the resulting decline in value of equity and debt securities we hold;
•	The frequency and severity of insured loss events;

•	Changes affecting mortality, morbidity and other factors that may affect the profitability of our insurance products;

•	Changes affecting interest rate levels and continuing low interest rate levels and rapidly changing interest rate levels;

•	Changes affecting currency exchange rates, including the EUR/USD and EUR/GBP exchange rates;

•	Increasing levels of competition in the United States, the Netherlands, the United Kingdom and emerging markets;

•	Changes in laws and regulations, particularly those affecting our operations, the products we sell and the attractiveness of certain products to our consumers;

•	Regulatory changes relating to the insurance industry in the jurisdictions in which we operate;

•	Acts of God, acts of terrorism, acts of war and pandemics;

•	Changes in the policies of central banks and/or governments;

•	Litigation or regulatory action that could require us to pay significant damages or change the way we do business;

•	Customer responsiveness to both new products and distribution channels;

•	Competitive, legal, regulatory, or tax changes that affect the distribution cost of or demand for our products;

•	Our failure to achieve anticipated levels of earnings or operational efficiencies as well as other cost saving initiatives;

•	The impact on our reported financial results and financial condition as a result of our adoption of International Financial Reporting Standards.

CONTACT INFORMATION
Group Corporate Affairs & Investor Relations

	The Hague, the Netherlands	Baltimore, the United States
Analysts & Investors	+31 (0)70 344 83 05	+1 877 548 9668 (toll free) / +1 410 576 45 77
Media	+31 (0)70 344 83 44
E-mail	gca-ir@aegon.com	ir@aegonusa.com
Website	www.aegon.com